                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION
                           PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

         [ ] Preliminary Proxy Statement

         [ ] Confidential, For Use of the Commission Only (as permitted by
             Rule 14a-6(e)(2))

         [X] Definitive Proxy Statement

         [ ] Definitive Additional Materials

         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              WORLDPAGES.COM, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[X]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                              WORLDPAGES.COM, INC.
                         6801 Gaylord Parkway, Suite 300
                               Dallas, Texas 75034

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 27, 2001

To the Stockholders of WorldPages.com, Inc.:

         A special meeting of the stockholders of WorldPages.com, Inc., will be held at the corporate offices of WorldPages.com, Inc., 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034 on June 27, 2001 at 9:00 a.m. local time, to consider and vote upon the following matters:

         1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated April 26, 2001, by and among TransWestern Publishing Company LLC, a Delaware limited liability company, WorldPages Merger Subsidiary, Inc., a Delaware corporation, and WorldPages.com, Inc., pursuant to which, among other things (a) WorldPages Merger Subsidiary shall be merged with and into WorldPages, with WorldPages being the surviving corporation and a direct wholly-owned subsidiary of TransWestern and (b) each outstanding share of our Common Stock, par value $0.0001 per share (excluding shares owned, directly or indirectly, by WorldPages or any wholly-owned subsidiary of WorldPages or by TransWestern, WorldPages Merger Subsidiary or any other wholly-owned subsidiary of TransWestern and excluding shares held by stockholders who perfect their appraisal rights under Delaware law) shall be converted into the right to receive $3.00 in cash without interest; and

         2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

         The board of directors has specified May 25, 2001, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, during ordinary business hours.

         Please read the proxy statement and other materials concerning WorldPages.com, Inc. and the merger, which are mailed with this notice, for a more complete statement regarding the matters to be acted upon at the special meeting.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                    By Order of the Board of Directors

                                    /s/ Michael A. Pruss
                                    ------------------------------------------
                                    Michael A. Pruss, Secretary

Dated May 25, 2001

and mailed on or about May 30, 2001

                              WORLDPAGES.COM, INC.
                         6801 Gaylord Parkway, Suite 300
                               Dallas, Texas 75034

                                                                    May 25, 2001

Dear Stockholder:

         You are cordially invited to attend a special meeting of the stockholders of WorldPages.com, Inc., to be held at the corporate offices of WorldPages, 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034 on June 27, 2001, at 9:00 a.m. local time. A notice of the special meeting, a proxy statement and related information about WorldPages, a proxy card and WorldPages' 2000 Annual Report are enclosed. All holders of the outstanding shares of our Common Stock, par value $0.0001 per share, as of May 25, 2001 will be entitled to notice of and to vote at the special meeting. You may vote shares at the special meeting only if you are present in person, represented by proxy or by phone or by Internet.

         At the special meeting, you will be asked to consider and to vote on a proposal to adopt the Agreement and Plan of Merger, dated April 26, 2001, by and among TransWestern Publishing Company LLC, a Delaware limited liability company, WorldPages Merger Subsidiary, Inc., a Delaware corporation, and WorldPages, pursuant to which, among other things (a) WorldPages Merger Subsidiary shall be merged with and into WorldPages, with WorldPages being the surviving corporation and a direct wholly-owned subsidiary of TransWestern and (b) each outstanding share of our Common Stock, par value $0.0001 per share (excluding shares owned, directly or indirectly, by WorldPages or any wholly-owned subsidiary of WorldPages or by TransWestern, WorldPages Merger Subsidiary or any other wholly-owned subsidiary of TransWestern and excluding shares held by stockholders who perfect their appraisal rights under Delaware law) shall be converted into the right to receive $3.00 in cash without interest. A copy of the merger agreement is attached as Appendix B to the accompanying proxy statement, and we urge you to read it in its entirety.

         In connection with its evaluation of the merger, the board of directors engaged Morgan Stanley & Co. Incorporated to act as its financial advisor. Morgan Stanley rendered its opinion dated as of April 24, 2001 that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the cash consideration of $3.00 per share to be received by the holders of shares of WorldPages Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. The written opinion of Morgan Stanley is attached as Appendix C to the accompanying proxy statement, and you should read it carefully and in its entirety. The members of our board of directors and certain other stockholders, representing approximately 23.9 percent of the outstanding WorldPages shares of Common Stock, have entered into agreements to vote in favor of the merger.

         OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF WORLDPAGES AND ALL OF ITS STOCKHOLDERS.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Common Stock. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                   Sincerely,

                                   /s/ Richard O'Neal

                                   Richard O'Neal
                                   Chairman


This proxy statement is dated May 25, 2001 and is first being mailed to stockholders on or about May 30, 2001.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TABLE OF CONTENTS


                                                                                                               PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
SUMMARY TERM SHEET................................................................................................3
   THE SPECIAL MEETING............................................................................................3
      Date, Time, Place and Matters to be Considered..............................................................3
      Record Date for Voting......................................................................................3
      Procedures Relating to Your Vote at the Special Meeting.....................................................3
   REASONS FOR ENGAGING IN THE TRANSACTION........................................................................4
   THE PARTIES TO THE TRANSACTION.................................................................................4
   EFFECTS OF THE MERGER..........................................................................................5
   RECOMMENDATIONS OF OUR BOARD OF DIRECTORS......................................................................5
   OPINION OF MORGAN STANLEY .....................................................................................5
   REASONS FOR THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS......................................................5
   INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER................................................6
   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..................................................................6
   THE MERGER AGREEMENT...........................................................................................7
      Effective Time of Merger....................................................................................7
      Stock Options and Warrants..................................................................................7
      Class A Special Shares......................................................................................7
      Conditions to the Merger....................................................................................7
      No Solicitation of Other Offers............................................................................ 8
      Termination of the Merger Agreement........................................................................ 8
      Termination Fees;  Expenses................................................................................ 9
      Amendments to the Merger Agreement.........................................................................10
      Regulatory Approvals.......................................................................................10
      Financing of the Merger....................................................................................10
   FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE...............................................................11
INTRODUCTION.....................................................................................................11
   PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING..............................................................11
   VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL.....................................................................11
   VOTING AND REVOCATION OF PROXIES..............................................................................12
   SOLICITATION OF PROXIES.......................................................................................13
   MARKET PRICE DATA.............................................................................................13
   DIVIDENDS.....................................................................................................14
   RECENT DEVELOPMENTS...........................................................................................14
SPECIAL FACTORS..................................................................................................14
   BACKGROUND OF THE MERGER......................................................................................14
   OPINION OF MORGAN STANLEY.....................................................................................16
   REASONS FOR THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS.....................................................20
   OUR FORECASTS.................................................................................................23
   CERTAIN EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER............................................28
   INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER...................................................29
   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS...............................29
THE MERGER.......................................................................................................31
   EFFECTIVE TIME OF MERGER......................................................................................31
   PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES...........................................31
   ACCOUNTING TREATMENT..........................................................................................32
   FINANCING OF THE MERGER.......................................................................................32
   FEES AND EXPENSES OF THE MERGER...............................................................................34
   APPRAISAL RIGHTS..............................................................................................34
   REGULATORY APPROVALS AND OTHER CONSENTS.......................................................................37
   THE MERGER AGREEMENT..........................................................................................37


                                       i

      General....................................................................................................37
      Consideration to be Received by Stockholders...............................................................37
      Stock Options and Warrants.................................................................................37
      Convertible Debentures.....................................................................................38
      Bank Indebtedness..........................................................................................38
      Class A Special Shares.....................................................................................38
      Representations and Warranties.............................................................................38
      Covenants..................................................................................................39
      Special Meeting............................................................................................41
      No Solicitation of Other Offers............................................................................41
      Access to Information......................................................................................42
      Conditions to the Merger...................................................................................42
      Termination of the Merger Agreement........................................................................44
      Termination Fees;  Expenses................................................................................45
      Amendment to the Merger Agreement; Extension; Waiver.......................................................46
      Voting Agreements with Directors...........................................................................46
OTHER MATTERS....................................................................................................46
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT....................................................................................................46
   OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING...............................................................48
   PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK................................................................48
   EXPENSES OF SOLICITATION......................................................................................49
   AVAILABLE INFORMATION.........................................................................................49
   INFORMATION INCORPORATED BY REFERENCE.........................................................................49


APPENDIX A.......................................................................................................64

APPENDIX B.......................................................................................................68

APPENDIX C.......................................................................................................69

APPENDIX D.......................................................................................................72

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What is the proposed transaction?

         A: A wholly-owned subsidiary of TransWestern Publishing Company LLC, a Delaware limited liability company will merge with and into WorldPages with WorldPages being the surviving corporation in the merger. As a result of the merger, WorldPages will become a wholly-owned subsidiary of TransWestern.

Q:  What will I be entitled to receive in the merger?

         A: If the merger is completed, each of your shares of Common Stock will be converted into the right to receive $3.00 in cash, without interest, unless you oppose the merger and decide to pursue your appraisal rights under Delaware law.

Q:  What does our board of directors recommend?

         A: Our board of directors recommends that you vote "FOR" adoption of the merger agreement. Our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of WorldPages and all of its stockholders. To review the background of and reasons for the Merger, see "SPECIAL FACTORS--Background of the Merger" and "SPECIAL FACTORS--Reasons for the Recommendations of our Board of Directors".

Q:  What vote is required to adopt the merger agreement?

         A: The affirmative vote of the holders of a majority of all outstanding shares of Common Stock, including shares of Common Stock issuable upon exchange of our Class A Special Shares, is required to adopt the merger agreement. Holders of our Class A Special Shares vote with holders of our Common Stock as a single class. Holders of our Class A Special Shares vote their shares through a trustee. Each share of Common Stock and each Class A Special Share (through a trustee) is entitled to cast one vote at the special meeting. See "INTRODUCTION--Voting Rights; Vote Required for Approval."

Q:  What should I do now?  How do I vote?

         A: After you read and consider carefully the information contained in this proxy statement, you may vote in one of the following ways:

                  o By written ballot at the special meeting;

                  o By completing and mailing your proxy card;

                  o By Internet at http://proxy.georgeson.com; or

                  o By toll-free telephone at (800) 850-5909.

         If you vote by Internet or telephone, your vote must be received before 5 p.m. Eastern Standard Time of the day before the special meeting. Failure to vote as indicated above will have the same effect as a vote against the adoption of the merger agreement for purposes of the vote based on the shares outstanding. See "INTRODUCTION--Voting and Revocation of Proxies."

Q:  What if I oppose the merger?  Do I have appraisal rights?

         A: Stockholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined "fair value" of their shares (which could be more or less than the $3.00 per share merger consideration), but only if they comply with the procedures of Delaware law. In order to qualify for these rights, you must not vote in favor of the merger. It is a condition precedent to the obligations of TransWestern and WorldPages Merger Subsidiary to consummate the merger that WorldPages shall not have received notice that holders of more than 15% of each class of capital stock entitled to approve the merger have elected to pursue their appraisal rights under Delaware law. For a comprehensive summary of appraisal procedures, see "THE MERGER--Appraisal Rights."

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

         A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "INTRODUCTION--Voting and Revocation of Proxies."

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

         A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to us by June 26, 2001. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "INTRODUCTION--Voting and Revocation of Proxies."

Q:  Should I send in my share certificates now?

         A: No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to TransWestern's paying agent. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. You should follow the procedures described in "THE MERGER--Payment of Merger Consideration and Surrender of Stock Certificates."

Q: What will happen to my options, warrants or similar rights to acquire shares of WorldPages Common Stock?

         A: Each of your options, warrants or similar rights to acquire shares of WorldPages Common Stock may be exercised in accordance with its terms prior to the effective time of the merger. If you do not exercise your options, warrants or similar rights to acquire shares of WorldPages Common Stock prior to the merger, you must surrender them or they will be cancelled by our board of directors, as of the effective time of the merger. Upon such surrender or cancellation, we will pay to you an amount in cash determined by multiplying (A) the excess, if any, of the merger consideration per share over the per share exercise price of the option, warrant or other right surrendered or cancelled, by (B) the number of shares of WorldPages Common Stock you could have purchased if you had exercised such option, warrant or similar right in accordance with its terms in full immediately prior to the time of such surrender or cancellation (assuming for such purposes that all unvested options, warrants or similar rights have vested). Any options, warrants or similar rights with an exercise price greater than the merger consideration will be deemed cancelled and you will not be entitled to receive any consideration therefor.

Q:  When do you expect the merger to be completed?

         A: We are working towards completing the merger as soon as possible. For the merger to occur, it must be approved by our stockholders and we must obtain certain governmental and other third party approvals. If the stockholders adopt the merger agreement, we expect to complete the merger shortly after the special meeting but not later than August 21, 2001. See "THE MERGER--Regulatory Approvals and Other Consents."

Q:  What are the tax consequences of the merger to me?

         A: The receipt of cash in exchange for Common Stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. In general, a stockholder who surrenders Common Stock pursuant to the merger will recognize a gain or loss equal to the difference, if any, between $3.00 per share and such stockholder's adjusted tax basis in such share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review the tax considerations of the merger in greater detail, see "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

Q:  Who can help answer my other questions?

         A: If you have more questions about the merger, you should contact our proxy solicitation agent:

                  Georgeson Shareholder, Inc.
                  17 State Street
                  New York, NY 10004
                  Telephone: (212) 440-9800
                  Call Toll-Free: (800) 223-2064

                               SUMMARY TERM SHEET

         This summary term sheet highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement (including the information incorporated by reference), the appendices and the additional documents referred to in this proxy statement.

THE SPECIAL MEETING

         Date, Time, Place and Matters to be Considered

o The special meeting of stockholders of WorldPages will be held on June 27, 2001 at 9:00 a.m. local time, at the corporate offices of WorldPages, 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034. At the special meeting, stockholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated April 26, 2001, by and among TransWestern, WorldPages Merger Subsidiary, Inc., a Delaware corporation, and WorldPages, pursuant to which, among other things (a) WorldPages Merger Subsidiary shall be merged with and into WorldPages, with WorldPages being the surviving corporation and a direct wholly-owned subsidiary of TransWestern and (b) each outstanding share of our Common Stock, par value $0.0001 per share (excluding shares owned, directly or indirectly, by WorldPages or any wholly-owned subsidiary of WorldPages or by TransWestern, WorldPages Merger Subsidiary or any other wholly-owned subsidiary of TransWestern and excluding shares held by stockholders who perfect their appraisal rights under Delaware law) shall be converted into the right to receive $3.00 in cash without interest. A copy of the merger agreement is attached as Appendix B to this proxy statement. For additional information regarding the matters to be considered at the special meeting see "INTRODUCTION--Proposal to be Considered at the Special Meeting."

         Record Date for Voting

o Only holders of record of shares of Common Stock and Class A Special Shares of WorldPages at the close of business on May 25, 2001 are entitled to notice of and to vote, as a single class, at the special meeting. Holders of our Class A Special Shares vote their shares through a trustee. On May 25, 2001, there were approximately 327 holders of record of our Common Stock and 23 holders of record of our Class A Special Shares, and 47,029,544 shares of our Common Stock outstanding, including 2,626,601 shares of our Class A Special Shares each exchangeable for one share of our Common Stock. Each share of Common Stock and each Class A Special Share (through a trustee) is entitled to cast one vote at the special meeting. For additional information regarding the record date for voting see "INTRODUCTION--Voting Rights; Vote Required for Approval."

         Procedures Relating to Your Vote at the Special Meeting

o The presence, in person or by proxy, of the holders of a majority of all outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum.

o Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement for purposes of the vote based on the shares outstanding.

o You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted "FOR" the adoption of the merger agreement.

o If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

o You can revoke your proxy and change your vote in any of the following ways:

         o Deliver to our secretary at our corporate offices at 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of your proxy.

         o Deliver a later dated, signed proxy card or a written revocation to us at the special meeting.

         o Attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting.

         o If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. For additional information regarding the procedure for delivering your proxy see "INTRODUCTION--Voting and Revocation of Proxies" and "INTRODUCTION--Solicitation of Proxies."

REASONS FOR ENGAGING IN THE TRANSACTION

o The principal purposes of the merger are to enable TransWestern to acquire all of the equity interests in WorldPages and to provide you the opportunity to receive a cash price for your shares at a significant premium over the market price at which the Common Stock traded before our announcement on April 27, 2001 that we had entered into a merger agreement with TransWestern providing for payment of $3.00 for each outstanding share of our Common Stock. Our board of directors believes that the transaction is fair to and in the best interests of our stockholders. See "SPECIAL FACTORS--Reasons for the Recommendations of our Board of Directors."

THE PARTIES TO THE TRANSACTION

o WorldPages. WorldPages is a leading provider of print and online People and Business Search directories, content, and Web services for consumers and businesses. WorldPages is the fourth largest independent Yellow Pages publisher in the United States, serving approximately 80,000 customers in 42 markets throughout Arizona, California, Oklahoma, Oregon, Texas, Utah and Washington. Through its Web site, www.worldpages.com, users can find information about people and businesses, including 118 million U.S. and Canadian White and Yellow Pages listings, 9 million e-mail addresses and links to more than 350 international directories. In addition, users have access to more than 500,000 Web sites and enhanced listings for local businesses. WorldPages also produces, manages and distributes original multimedia ChoiceContent in text and streaming media formats to Internet, audio portals and wireless platforms. WorldPages' Common Stock is traded on the New York Stock Exchange under the symbol "WPZ." WorldPages' principal address is 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034 and its telephone number is (972) 731-6600.

o TransWestern. TransWestern is a Delaware limited liability company and one of the country's largest independent telephone directory publishers, with about 270 directories spanning 18 states. TransWestern has more than 145,000 advertising accounts, primarily consisting of small-to-midsized businesses. TransWestern also offers its directories via the Internet through an alliance with InfoSpace. TransWestern's principal address is 8344 Clairemont Mesa Blvd., San Diego, California 92111 and its telephone number is (858) 467-2800.

o        WorldPages Merger Subsidiary, Inc. WorldPages Merger Subsidiary, Inc.
         is a Delaware corporation and a wholly-owned subsidiary of TransWestern that was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and has not engaged in any business except in furtherance of such purpose. WorldPages Merger Subsidiary, Inc.'s principal address is c/o TransWestern Publishing Company LLC, 8344 Clairemont Mesa Blvd., San Diego, California 92111 and its telephone number is (858) 467-2800.

EFFECTS OF THE MERGER

o Upon completion of the merger, WorldPages will be a wholly-owned subsidiary of TransWestern. The shares of WorldPages' Common Stock will no longer be traded on the New York Stock Exchange. In addition, the registration of the shares under the Securities Exchange Act of 1934, as amended, will be terminated. Accordingly, following the merger, there will be no publicly traded WorldPages Common Stock outstanding.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

o Our board of directors, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of WorldPages and all of its stockholders, the merger consideration is fair to our stockholders, and that the merger is advisable and in the best interests of WorldPages and our stockholders and declared that the merger agreement is advisable. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why the board of directors determined that the merger is fair, see "SPECIAL FACTORS--Reasons for the Recommendations of our Board of Directors."

OPINION OF MORGAN STANLEY

o In connection with the merger, our board of directors considered the opinion of its financial advisor, Morgan Stanley, as to the fairness of the merger consideration to the holders of shares from a financial point of view. Morgan Stanley delivered an opinion to our board of directors on April 24, 2001 that, as of that date and based on and subject to the assumptions, limitations and qualifications described in the opinion, the cash consideration of $3.00 per share to be received by the holders of shares of WorldPages Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley's opinion was provided for the information of the board of directors of WorldPages and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. See "SPECIAL FACTORS--Opinion of Morgan Stanley."

o The full text of Morgan Stanley's written opinion is attached as Appendix C to this proxy statement. We encourage you to read Morgan Stanley's opinion in its entirety.

REASONS FOR THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

o We believe the merger and the merger consideration to be fair to our stockholders. In reaching this determination we have relied on numerous factors, including:

         o the fact that the merger consideration represents a 36% premium over the closing price of our Common Stock on the last full trading day prior to our announcement on April 27, 2001 that we had entered into a merger agreement with TransWestern providing for payment of $3.00 for each outstanding share of our Common Stock;

         o the fact that a thorough auction process was conducted in which ninety-two potential acquirors were contacted, including TransWestern. TransWestern's proposal was the only firm offer received;

         o Morgan Stanley's opinion dated as of April 24, 2001 that the merger consideration to be received by holders of shares of WorldPages' Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders;

         o the belief of our board of directors that WorldPages has obtained the highest price per share that TransWestern is willing to pay;

         o our assessment as to the low likelihood that a third party would offer a higher price than TransWestern;

         o the fact that stock market prices, for companies in the same industry as WorldPages, have generally shown declines;

         o the belief that the market price of WorldPages' Common Stock would decline in the event TransWestern's offer was withdrawn or rejected and WorldPages were to announce that it has completed its review of strategic alternatives without announcing a sale;

         o the fact that our board of directors has the ability to terminate the merger agreement in favor of a superior offer;

         o the fact that losses of our Internet business have exceeded our projections and the market valuations of Internet companies have suffered in this economic environment.

         For a more detailed discussion of the material factors upon which these beliefs are based, see "SPECIAL FACTORS--Reasons for the Recommendations of our Board of Directors."

INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

o In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, our executive officers and members of our board of directors have various interests in the merger that are in addition to or different from the interests of our stockholders generally and that such interests create potential conflicts of interest. See "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger."

         o Some of our executive officers are entitled to receive severance payments following the merger pursuant to change in control provisions contained in their employment agreements.

         o Indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers will be continued by the surviving corporation after the merger. In addition, the surviving corporation will provide an indemnity for our present and former directors and officers. See "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger."

         o On April 26, 2001, Richard O'Neal, WorldPages' Chairman of the Board, entered into a three-year non-competition agreement with WorldPages and TransWestern pursuant to which, WorldPages has agreed to pay to Mr. O'Neal $100,000 per year, subject to the closing of the merger.

         o Consistent with WorldPages' board compensation policies for non-employee directors, Mr. Rod Cutsinger, a current director of WorldPages, is being paid at the rate of $1,000 per day and $500 per telephone meeting for his services as a non-employee member of a subcommittee of the board responsible for merger negotiations and related matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

o The receipt of $3.00 in cash for each share of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. For

         U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our Common Stock owned by such stockholder and $3.00. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

THE MERGER AGREEMENT

         Effective Time of Merger

         The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or such later time as provided in the certificate of merger. The filing will occur after all conditions to the merger contained in the merger agreement have been satisfied or waived. WorldPages and TransWestern anticipate that, if the merger agreement is adopted by the stockholders at the special meeting, the merger will be consummated shortly after the special meeting but not later than August 21, 2001. For additional information regarding the effective time of the merger, see "THE MERGER--Effective Time of the Merger."

         Stock Options and Warrants

The merger agreement provides that each outstanding option, warrant or similar right to acquire shares of WorldPages Common Stock shall either be (i) exercised in accordance with its terms prior to the effective time of the merger or (ii) surrendered by the holders thereof or cancelled by our board of directors, as of the effective time of the merger, at which time WorldPages will pay to each such holder an amount in cash determined by multiplying (A) the excess, if any, of the merger consideration over the per share exercise price of such option, warrant or other right, by (B) the number of shares of WorldPages Common Stock such holder could have purchased if such holder had exercised such option, warrant or similar right in accordance with its terms in full immediately prior to such time (assuming any unvested options, warrants or similar rights have vested). Any options, warrants or similar rights with an exercise price greater than the merger consideration will be deemed cancelled and the holders thereof will not be entitled to receive any consideration therefor. In connection with its approval of the merger agreement, our board of directors has taken action in the exercise of its discretion such that (i) as of the effective time of the merger and following consummation of the merger, the holder of each option, warrant or similar right, that is not under one of WorldPages' stock option plans and the exercise price of which is equal to or greater than the per share merger consideration, will be entitled to receive only the merger consideration allocated to the shares into which such option, warrant or similar right is exercisable in accordance with its terms upon payment of the exercise price thereunder and surrender of the certificate of option, warrant or similar right, and to no other consideration, and (ii) each such option, warrant or similar right therefore has no value and may and shall be canceled automatically as of the effective time of the merger and be deemed canceled, no longer outstanding and terminated without consideration.

         Class A Special Shares

         In connection with its acquisition of YPtel Corporation, certain shareholders of YPtel Corporation received Class A Special Shares of ACG Exchange Company, a wholly-owned subsidiary of WorldPages. Each such Class A Special Share is exchangeable for one share of WorldPages Common Stock. The merger agreement requires that WorldPages cause ACG Exchange Company to redeem the Class A Special Shares in exchange for an equal number of shares of WorldPages Common Stock upon, and as a condition to TransWestern's and WorldPages Merger Subsidiary's obligation to consummate, the merger.

         Holders of our Class A Special Shares vote with holders of our Common Stock as a single class. Holders of our Class A Special Shares vote their shares through a trustee. Each Class A Special Share (through a trustee) is entitled to cast one vote at the special meeting.

         Conditions to the Merger

         The respective obligations of WorldPages, TransWestern and WorldPages Merger Subsidiary to effect the merger are subject to the satisfaction of various conditions, including, among others:

         o the merger and merger agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of WorldPages Common Stock;

         o no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority which prohibits the consummation of the merger or is reasonably likely to cause any of the transactions contemplated by the merger agreement to be rescinded;

         o any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act shall have been terminated or expired, all applicable requirements of the Exchange Act shall have been satisfied and any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made;

         The obligations of TransWestern and WorldPages Merger Subsidiary to effect the merger are also subject to the satisfaction of various conditions, including, among others:

         o since December 31, 2000, there shall have been no material adverse effect with respect to WorldPages and its subsidiaries, taken as a whole, or any event, change, occurrence, effect, fact, circumstance or condition which could reasonably be expected to have a material adverse effect with respect to WorldPages and its subsidiaries, taken as a whole;

         o TransWestern and WorldPages Merger Subsidiary shall have obtained the financing proceeds on the terms set forth in commitment letters received by TransWestern or on terms not materially less favorable to TransWestern and WorldPages Merger Subsidiary;

         o WorldPages shall not have received notice that stockholders who elect to perfect their appraisal rights under Delaware law hold more than 15% of each class of capital stock entitled to approve the merger;

         o the convertible debentures of WorldPages shall have been redeemed, effective as of the closing of the merger, for an amount of cash equal to 109% of the principal amount thereof plus accrued but unpaid interest, which redemption shall be funded out of the proceeds of TransWestern's financing and certain related conditions shall be satisfied.

         For additional information regarding the conditions of each party's obligation to effect the merger, see "THE MERGER--The Merger
Agreement--Conditions to the Merger" and "THE MERGER--The Merger
Agreement--Termination of the Merger Agreement."

         No Solicitation of Other Offers

         The merger agreement provides that WorldPages shall not, after the date of the merger agreement until the earlier of the effective time contemplated by the merger agreement or the termination of the merger agreement, directly or indirectly, through any officer, director, employee, agent or otherwise:

         o solicit, initiate or encourage submission of proposals with respect to the acquisition of WorldPages; or

         o with certain exceptions, participate in any negotiations or discussions with, or furnish any information to, any person relating to any such acquisition proposal.

         For additional information regarding the agreement not to solicit other offers, see "THE MERGER--The Merger Agreement--No Solicitation of Other Offers."

         Termination of the Merger Agreement

         The merger agreement may be terminated at any time prior to the effective time of the merger:

         o        by mutual consent of TransWestern and WorldPages;

         o by TransWestern or WorldPages if the merger does not become effective by August 21, 2001;

         o by either TransWestern or WorldPages if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in the merger agreement, which would result in the failure to satisfy certain conditions to the merger, and such breach or failure of condition shall not have been cured within thirty (30) days after notice thereof;

         o by TransWestern upon the occurrence of an event that does not constitute a breach of a representation, warranty, covenant or obligation contained in the merger agreement but results in certain conditions to the merger being incapable of being satisfied;

         o by WorldPages upon the occurrence of an event that does not constitute a breach of a representation, warranty, covenant or obligation contained in the merger agreement but results in certain conditions to the merger being incapable of being satisfied or not satisfied by TransWestern within thirty (30) days;

         o by TransWestern if our board of directors fails to recommend approval of the merger and merger agreement to our stockholders or if such recommendation is withdrawn, modified or amended in any manner adverse to TransWestern;

         o by TransWestern if any entity or person consummates a tender offer pursuant to which such entity or person becomes the owner of 50% or more of the outstanding shares of WorldPages Common Stock;

         o by TransWestern if this meeting has not been convened prior to August 20, 2001 and the failure to so convene the special meeting was not the fault of TransWestern;

         o by either TransWestern or WorldPages if any U.S. court of governmental authority shall have issued an order or taken other action restraining or otherwise prohibiting the merger and such order or other action shall have become final and nonappealable;

         o by either TransWestern or WorldPages if the merger agreement and merger shall fail to receive the requisite vote for approval by WorldPages stockholders at the special meeting or any adjournment or postponement thereof; or

         o by WorldPages if our board of directors makes a good faith determination that in order for it to comply with its fiduciary duties to WorldPages stockholders, it must terminate the merger agreement so that WorldPages may enter into an agreement with respect to a proposal superior to the merger.

         The right to terminate the merger agreement in certain of the circumstances described above shall not be available to any party whose failure to fulfill any obligations under the merger agreement has been the cause of or has resulted in the failure of the condition to be satisfied.

         For additional information regarding the ability of the parties to terminate the merger agreement, see "THE MERGER--The Merger
Agreement--Termination of the Merger Agreement."

         Termination Fees;  Expenses

         The merger agreement provides for the payment to TransWestern of a fee by WorldPages of $9.2 million plus reimbursement of documented out-of-pocket expenses not to exceed $5.5 million in the aggregate if the merger agreement is terminated in certain circumstances, including the following:

         o by TransWestern if our board of directors fails to recommend approval of the merger and merger agreement to our stockholders or if such recommendation is withdrawn, modified or amended in any manner adverse to TransWestern;

         o by TransWestern if any entity or person consummates a tender offer pursuant to which such entity or person becomes the owner of 50% or more of the outstanding shares of WorldPages Common Stock; or

         o by WorldPages if our board of directors makes a good faith determination that in order for it to comply with its fiduciary duties to WorldPages stockholders, it must terminate the merger agreement so that WorldPages may enter into an agreement with respect to a proposal superior to the merger.

         In addition, the merger agreement provides for the reimbursement to TransWestern by WorldPages of documented out-of-pocket expenses not to exceed $5.5 million in the aggregate if the merger agreement is terminated, with certain exceptions, by TransWestern if there shall have been an intentional breach by WorldPages of any of its representations, warranties, covenants or obligations contained in the merger agreement, which would result in the failure to satisfy certain conditions to the merger, and such breach or failure of condition shall not have been cured within thirty (30) days after notice thereof.

         The merger agreement also provides for the reimbursement to TransWestern by WorldPages of 50% of documented out-of-pocket expenses not to exceed $1.75 million in the aggregate if the merger agreement is terminated:

         o by TransWestern if this meeting has not been convened prior to August 20, 2001 and the failure to so convene the special meeting was not the fault of TransWestern; or

         o by either TransWestern or WorldPages if the merger agreement and merger shall fail to receive the requisite vote for approval by WorldPages stockholders at the special meeting or any adjournment or postponement thereof.

         The merger agreement also provides that if within six (6) months following the date of termination pursuant to the previous two paragraphs, (i) WorldPages enters into a written agreement (other than a confidentiality agreement) with respect to a merger, consolidation, business combination or other similar transaction involving WorldPages or a substantial portion of its assets; or (ii) any third party (other than an affiliate of TransWestern or WorldPages Merger Subsidiary) acquires 50% or more of the outstanding shares of WorldPages Common Stock, then WorldPages, upon the closing of such transaction, shall pay TransWestern a fee of $9.2 million and all out-of-pocket expenses not previously paid or reimbursed.

         The effect of the termination fee and expense reimbursement provisions is to make it more expensive for any other potential acquiror of WorldPages to acquire control of WorldPages. This might discourage a potential acquiror from making an offer to acquire WorldPages. For additional information regarding the fees and expenses that must be paid by WorldPages under certain circumstances, see "THE MERGER--The Merger Agreement--Termination Fees; Expenses."

         Amendments to the Merger Agreement

         The merger agreement may be amended only in writing by each of the parties to the merger agreement. For additional information regarding the ability of the parties to amend the merger agreement, see "THE MERGER--The Merger Agreement--Amendments to the Merger Agreement; Extension; Waiver."

         Regulatory Approvals

         WorldPages is required to make filings with or obtain approvals from certain antitrust regulatory authorities in connection with the merger, including a filing under the Hart-Scott-Rodino Antitrust Improvements Act. An application and notice was filed with the Federal Trade Commission and the Department of Justice on May 18, 2001, and we expect that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act will terminate on or about June 18, 2001, assuming that there are no requests for additional information. For futher information regarding regulatory approvals, see "THE MERGER--Regulatory Approvals and Other Consents."

         If the merger agreement is adopted by our stockholders, we expect to complete the merger shortly after the special meeting but not later than August 21, 2001.

         Financing of the Merger

         The total amount of funds required to consummate the merger and related transactions is estimated to be approximately $215 million, plus fees and expenses. TransWestern and WorldPages Merger Subsidiary plan to fund the purchase price and fees with respect to the merger by obtaining financing proceeds from third parties. The merger is conditioned on TransWestern and WorldPages Merger Subsidiary obtaining the financing proceeds contemplated by certain commitment letters on the terms and conditions set forth in such commitment letters or if such financing cannot be effected without modification of the terms and conditions, on terms which are not materially less favorable to TransWestern and WorldPages Merger Subsidiary. For additional information regarding financing of the merger, see "THE MERGER--Financing of the Merger."

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

         This proxy statement contains statements related to future events, which are forward-looking statements. Forward-looking statements involve risks and uncertainties, including the impact of competitive products and pricing, changing market conditions and risks which are detailed from time to time in WorldPages' publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. Actual results may differ materially from those projected. These forward-looking statements represent WorldPages' judgments as of the date of this proxy statement.

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of stockholders to be held on June 27, 2001 at 9:00 a.m. local time, at the corporate offices of WorldPages, 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, or at any adjournment of the special meeting. Shares of our Common Stock, par value $0.0001 per share, represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

         At the special meeting, you will consider and vote upon a proposal to adopt a merger agreement, dated April 26, 2001, by and among TransWestern, WorldPages Merger Subsidiary and WorldPages.

         The merger agreement provides for the merger of WorldPages Merger Subsidiary with and into WorldPages. Upon the effective time of the merger, the separate corporate existence of WorldPages Merger Subsidiary will cease, and WorldPages will be the surviving corporation and a direct wholly-owned subsidiary of TransWestern. Pursuant to the merger:

         o each outstanding share of Common Stock will be converted into the right to receive an amount in cash equal to $3.00 per share, without interest (excluding shares owned, directly or indirectly, by WorldPages or any wholly-owned subsidiary of WorldPages or by TransWestern, WorldPages Merger Subsidiary or any other wholly-owned subsidiary of TransWestern and excluding shares held by stockholders who perfect their appraisal rights under Delaware law); and

         o each outstanding share of WorldPages Merger Subsidiary will be converted into a share of the surviving corporation in the merger.

         Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value" of such shares, determined in accordance with Delaware law, but after the merger, such shares will not represent any interest in the surviving corporation other than the right to receive such cash payment. See "THE MERGER--Appraisal Rights."

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

         Only holders of record of shares of Common Stock and Class A Special Shares at the close of business on May 25, 2001, referred to as the "record date", are entitled to notice of and to vote, as a single class, at the special meeting.

On that date, there were approximately 327 holders of record of Common Stock, and 44,402,943 shares of Common Stock outstanding. On that date, there were approximately 23 holders of record of Class A Special Shares, and 2,626,601 Class A Special Shares outstanding. Each share of Common Stock and each Class A Special Share entitles its holder to one vote on all matters properly coming before the special meeting. Holders of Class A Special Shares vote by instructing a trustee as to how to vote such shares. Any stockholder entitled to vote may vote in person, by properly executed proxy, by Internet or by telephone. A majority of the outstanding shares of Common Stock entitled to vote, represented in person, by proxy, by Internet or by telephone, including Class A Special Shares, will constitute a quorum at the special meeting. Abstentions and broker non-votes (i.e., shares held by brokers in "street name", voting on certain matters due to discretionary authority or instructions from the beneficial owner, but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum at the special meeting. The merger agreement must be adopted by the holders of at least a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger agreement for purposes of the vote based on the shares of Common Stock and Class A Shares outstanding. Votes will be tabulated by our proxy solicitor, Georgeson Shareholder, Inc.

         The members of our board of directors and certain other stockholders, representing approximately 23.9 percent of the outstanding WorldPages shares of Common Stock, have entered into agreements to vote in favor of the merger. See "SPECIAL FACTORS--Reasons for the Recommendations of Our Board of Directors" and "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger." The merger agreement may be terminated by TransWestern if our board's recommendation in favor of the merger agreement to our stockholders is withdrawn, modified or amended in any manner adverse to TransWestern. If the board of directors changes its recommendation of the merger agreement and the merger, and the merger agreement has not been terminated, we will still hold the special meeting for stockholders to vote on the merger agreement and will take such actions as are required by applicable law to permit us to continue to solicit proxies impartially and, at the special meeting, vote the proxies we receive.

VOTING AND REVOCATION OF PROXIES

         After you read and consider carefully the information contained in this proxy statement, you may vote in one of the following ways:

         o        By written ballot at the special meeting;

         o        By completing and mailing your proxy card;

         o        By Internet at http://proxy.georgeson.com; or

         o        By toll-free telephone at (800) 850-5909.

         If you vote by Internet or telephone, your vote must be received before 5 p.m. Eastern Standard Time of the day before the special meeting. Failure to vote as indicated above will have the same effect as a vote against the adoption of the merger agreement for purposes of the vote based on the shares outstanding.

         All shares of Common Stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND TO ADJOURN THE SPECIAL MEETING, IF NECESSARY.

         The stockholder giving the proxy may revoke it by:

         o delivering to our secretary at our executive offices at 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of such proxy;

         o delivering a later dated, signed proxy card or a written revocation to us at the special meeting;

         o        attending the special meeting and voting in person; or

         o if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

         Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the meeting.

         Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. No proxies marked "AGAINST" the proposal to adopt the merger agreement will be voted in favor of a motion to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of adoption of the merger agreement.

SOLICITATION OF PROXIES

         We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by our officers and regular employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. For information about the solicitation of proxies for the special meeting, see "THE MERGER--The Merger Agreement--Special Meeting."

         We have also retained Georgeson Shareholder, Inc. for a fee of $17,500 plus transaction expenses, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees and fiduciaries.

         We are mailing this proxy material to stockholders on or about May 30, 2001.

MARKET PRICE DATA

         Our Common Stock is listed on the NYSE under the symbol "WPZ". The following table sets forth the high and low sales price per share on the NYSE Composite Tape for the calendar quarters indicated:

Quarters Ended:                            High                       Low

1999
March 31, 1999                             $7                         $3 15/16
June 30, 1999                              $13 1/16                   $4 3/4
September 30, 1999                         $9  3/4                    $6 1/4
December 31, 1999                          $13 15/16                  $5 1/8

2000
March 31, 2000                             $18 3/8                    $7 3/4
June 30, 2000                              $9  5/16                   $4 1/2
September 29, 2000                         $6  3/16                   $3 3/4
December 29, 2000                          $4  3/8                    $1 13/16

2001
March 31, 2001                             $4  35/64                  $1 27/32
June 30, 2001 (through May 24, 2001)       $2  47/64                  $1 7/16



         On April 26, 2001, the last full trading day prior to our announcement that we had entered into a merger agreement with TransWestern providing for payment of $3.00 for each outstanding share of our Common Stock, the last reported sales price per share was $2.20. On May 24, 2001, the last full day of trading prior to the date of this proxy statement, the last reported sales price per share was $2.60. Stockholders should obtain current market price quotations for the Common Stock in connection with voting their shares.

DIVIDENDS

         No dividends have been paid on our Common Stock since WorldPages' inception. Under the merger agreement, WorldPages has agreed not to declare, set aside or pay any dividends on the Common Stock without the prior written consent of TransWestern. WorldPages is prohibited from paying dividends under its credit facilities.

RECENT DEVELOPMENTS

         WorldPages has entered into an amendment agreement, dated as of April 26, 2001 with holders of its convertible debentures which are due in February 2006 and convertible into shares of its Common Stock. The amendment agreement arises from a dispute between WorldPages and the holders as to the maximum amount of additional shares of Common Stock issuable upon conversion of the debentures under a conversion price reset provision contained in the debentures. Pursuant to the amendment agreement, the holders and WorldPages have agreed not to commence litigation in connection with the dispute on or before December 31, 2001 and to waive the August 2001 conversion price reset provided for under the debentures in each case unless (i) an event of default (under the debentures, as modified by the amendment agreement) has occurred or exists, or an event or circumstance has occurred that, with the giving of notice or the passage of time or both, will result in an event of default and such event or circumstance continues after notice thereof is given by the holders to WorldPages and a specified cure period has elapsed, (ii) WorldPages discontinues active efforts to engage in a transaction that will result in the sale of WorldPages, (iii) WorldPages fails to publicly announce on or before October 1, 2001 that it has reached an agreement in principle which will result in the sale of WorldPages or to consummate such sale by December 31, 2001 or (iv) WorldPages fails to redeem for cash the full outstanding principal amount of the debentures on or before December 31, 2001 and satisfy certain related conditions. In addition, the parties agreed that the holders may convert their debentures into an aggregate of up to 2,679,000 shares of WorldPages' Common Stock at any time at the conversion price then in effect and that such amount of shares shall be increased to 4,500,000 shares of WorldPages' Common Stock if WorldPages fails to satisfy any of the litigation standstill conditions which are referenced in clauses (i) through (iv) above. If the litigation standstill conditions are not satisfied, the holders would be entitled to assert that they are entitled to convert the debentures into more than 4,500,000 shares and WorldPages would be entitled to defend against such claim. The parties have further agreed that the conversion price currently in effect is $3.875. The amendment agreement also provides for a reduction in the redemption/put premium payable to the holders on the outstanding principal amount of debentures (not theretofore converted) upon a sale of WorldPages on or before December 31, 2001, from 110% to 109% of such outstanding principal amount. In addition, the amendment agreement provides that WorldPages may redeem the debentures, at any time at a redemption price equal to 109% of the outstanding principal amount of the debentures, subject to the right of the holders to exercise their conversion rights prior to the redemption date and to the satisfaction of certain other conditions. If the holders were to convert their debentures into the 2,679,000 shares of WorldPages' Common Stock at the current conversion price of $3.875, the outstanding principal amount of debentures would be reduced by $10,381,125 to $9,618,875. The amendment agreement also provides that the holders shall, subject to certain conditions and exceptions, permanently waive their rights to commence litigation for any reason, including but not limited to litigation in connection with certain documents entered into in connection with the issuance of the debentures (as specified in the amendment agreement), the amendment agreement (including with respect to the dispute) or otherwise relating in any way to the purchase, issuance, ownership or redemption of the debentures and the warrants owned by the holders if (i) WorldPages shall have complied with the original debenture documents and the amendment agreement through December 31, 2001 and no event of default has occurred or exists, and no event or circumstance has occurred that, with the giving of notice or the passage of time or both, will result in an event of default and (ii) WorldPages shall have redeemed in cash the full outstanding principal amount of the debentures on or before December 31, 2001 and certain related conditions shall have been satisfied.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         On November 3, 2000, WorldPages engaged Morgan Stanley as its financial advisor to assist WorldPages in exploring strategic alternatives for maximizing stockholder value, including a possible sale of WorldPages. After evaluating a number of options, our board of directors decided to focus on possible transactions involving a purchase of WorldPages. The board of directors asked Morgan Stanley to solicit bids for the possible sale of WorldPages. To find potential buyers of WorldPages, Morgan Stanley conducted a thorough auction process, during which it contacted ninety-two potential acquirors (both foreign and domestic), including TransWestern. WorldPages entered into confidentiality agreements (including standstill and other customary provisions) with, and delivered descriptive materials regarding WorldPages to, nineteen potential acquirors of WorldPages. TransWestern signed a confidentiality agreement on December 11, 2000 and received descriptive materials regarding WorldPages shortly thereafter.

         On January 25, 2001 four of the parties that received descriptive materials regarding WorldPages submitted preliminary non-binding indications of interest. Subsequently, on March 8, 2001, a fifth party submitted a preliminary non-binding indication of interest. Each of the parties who submitted preliminary indications of interest were provided with the opportunity to do additional due diligence and to meet with the management of WorldPages. Each such participant was also provided with a form of merger agreement and requested to provide any comments it had on the merger agreement as part of its submission of a firm offer.

         On March 26, 2001, TransWestern submitted the only firm offer, which WorldPages received at the culmination of the auction process. The offer was for $2.85 per share, based upon certain assumptions and subject to certain adjustments. TransWestern also provided its comments on the proposed form of merger agreement. On March 28, 2001 and again on March 30, 2001, our board of directors met to consider TransWestern's offer. A representative of Morgan Stanley reviewed the terms of TransWestern's proposal. Such representative also reviewed the offer against various metrics, including EBITDA multiples, comparable company and precedent transaction analyses and recent stock prices of WorldPages and other comparable companies. A representative of WorldPages' special counsel, Swidler Berlin Shereff Friedman, LLP, discussed the fiduciary duties of the board of directors in evaluating the proposal and identified contractual issues which would need to be addressed in order to enter into an agreement with TransWestern, including issues raised by the comments on the form of merger agreement, which TransWestern had presented as part of its offer. The board of directors also discussed other aspects of the proposed merger, including a requirement that each of the directors enter into a voting agreement containing the agreement of each director to vote his shares of WorldPages' Common Stock in favor of the proposed merger. The alternative of not selling the company at this time and the risks inherent in such determination, and the likely trading prices of WorldPages' Common Stock were also discussed. A lengthy and wide ranging discussion followed during which each director had an opportunity to express his views and concerns as to the offer and alternatives available to WorldPages.

         At these meetings, it was the consensus of the board that negotiations should continue with TransWestern with a view to increasing the offer price and clarifying TransWestern's assumptions and adjustments. It was also agreed that further discussions should be held as to the terms of the proposed merger agreement in an effort to determine whether an agreement could be negotiated that contained sufficient certainty of closure as to merit serious consideration. In that regard, the condition in the proposed form of merger agreement that Transwestern obtain financing on terms contained in its commitment letters was discussed. It was agreed that additional due diligence was required as to the strength of such commitments. The board appointed Richard O'Neal, Rod Cutsinger and Steve Lister (an ex officio member of the board) as a committee to conduct the negotiations with TransWestern and make a further recommendation to the board. Consistent with WorldPages' board compensation policies for non-employee directors, it was agreed that Rod Cutsinger and Steve Lister would be paid at the rate of $1,000 per day and $500 per telephone meeting for their services as a non-employee member of a committee of the board responsible for merger negotiations.

         Following several meetings and discussions, TransWestern agreed to increase its proposal to purchase all of the outstanding Common Stock of WorldPages to a price of $3.00 per share in cash. TransWestern also agreed to make a number of changes to the merger agreement which were favorable to WorldPages, including with respect to the certainty of closing. On April 3, 2001, the board of directors met to consider TransWestern's revised proposal. A representative of Swidler Berlin discussed outstanding issues with respect to the proposed merger agreement. A representative of Morgan Stanley reviewed the terms of TransWestern's proposal and also discussed the strategic alternatives available to WorldPages. Morgan Stanley's presentation included discussions of
(1) the financial
characteristics and prospects of WorldPages, (2) the current valuation of WorldPages, (3) the strategic alternatives available to WorldPages and the feasibility of each alternative, (4) the process undertaken by Morgan Stanley to solicit proposals by third parties to acquire WorldPages and (5) the proposals received as a result of the process. Following such discussion, a representative of Morgan Stanley delivered an oral opinion, later confirmed in writing, that, as of that date, the consideration to be received by the holders of shares of WorldPages Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. The board of directors extensively discussed a comparison between the merger and operating WorldPages independently.

         The board determined that it would be more advantageous to pursue the merger. In making such determination, the board considered Morgan Stanley's fairness opinion, historical prices of WorldPages' Common Stock, likelihood of acquisition or strategic proposals from other parties, WorldPages' competitive position within its industry, the general stock market environment, the condition that would be contained in the merger agreement that TransWestern obtain financing substantially on the terms contained in its commitment letters, the lack of assurance that WorldPages could refinance its existing debt, the impact of a dispute with the holders of WorldPages' convertible debentures, the increasingly difficult Internet business environment and other factors. After full discussion and due consideration, the board determined that a transaction with TransWestern presented the best strategic alternative for WorldPages, subject to negotiation of acceptable terms.

         On April 9, 2001, following additional negotiations with respect to the merger agreement, the board of directors held another meeting to review the status of the negotiations. Representatives of the committee of the board of directors, Morgan Stanley and Swidler Berlin apprised the other board members of the progress made in negotiations with representatives of TransWestern and resolution of certain issues with respect to the terms of the merger agreement. The Swidler Berlin representative also reviewed the procedural steps that needed to be taken to consummate the cash merger. After review and discussion, the board of directors authorized further negotiation with TransWestern as to specified issues. It was noted that TransWestern was unwilling to enter into an agreement unless an agreement could be reached with the holders of convertible debentures as to the subject of the ongoing dispute as to the maximum amount of additional shares of Common Stock issuable upon conversion of the debentures under a conversion price reset provision contained in the debentures. It was agreed that negotiations with TransWestern would continue while concurrent efforts were made to settle the dispute with the holders of convertible debentures. See "INTRODUCTION--RECENT DEVELOPMENTS" for additional information concerning this dispute and the agreement entered into between WorldPages and the holders of the debentures.

         On April 24, 2001, the board of directors held a special meeting to review modifications to the merger agreement and the terms of a proposed agreement between WorldPages and holders of its convertible debentures. It was noted that the negotiations with the holders of convertible debentures were ongoing and it was expected that an agreement would be reached shortly. At the meeting, representatives of Morgan Stanley updated the fairness opinion presentation that they had previously presented on April 3, 2001 and delivered their oral opinion, subsequently confirmed in writing, that as of April 24, 2001, the consideration to be received by the holders of shares of WorldPages Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. Based on Morgan Stanley's fairness opinion and other factors, our board of directors unanimously determined that, subject to further negotiation with respect to certain contractual issues, each of the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of WorldPages and all of its stockholders, the merger consideration is fair to its stockholders, and that the merger is advisable and in the best interests of WorldPages and its stockholders and declared that the merger agreement is advisable.

         The Board also approved the agreement with the convertible debenture holders and authorized the execution of the merger agreement, subject to further negotiation of certain contractual issues and reaching final agreement with the holders of the convertible debentures. During this time the parties also negotiated the terms of voting agreements between TransWestern and certain directors and stockholders of WorldPages.

         On the evening of April 26, 2001, following execution of an agreement with the holders of the debentures, WorldPages and TransWestern executed the merger agreement. Voting agreements between TransWestern and certain directors and stockholders of WorldPages were also executed on April 26, 2001. TransWestern and WorldPages announced the merger by press release issued on the morning of April 27, 2001.

OPINION OF MORGAN STANLEY

         Pursuant to a letter agreement dated November 3, 2000, WorldPages retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. The WorldPages' board of directors selected Morgan Stanley to act as WorldPages' financial advisor based on the firm's qualifications, expertise, reputation and knowledge of the business and affairs of WorldPages.

         At the meeting of the WorldPages' board of directors on April 3, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations in its opinion, the cash consideration to be received by the holders of shares of WorldPages' Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. In light of the settlement of claims by certain holders of WorldPages' convertible debentures during the period subsequent to April 3, 2001, see "The Merger - Background", Morgan Stanley was invited to deliver an updated fairness opinion at the meeting of the WorldPages' board of directors on April 24, 2001. At that meeting, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of April 24, 2001, and based upon and subject to the considerations in its opinion, the cash consideration to be received by the holders of shares of WorldPages' Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. Other than with respect to the occurrence of the settlement of claims of certain holders of WorldPages' convertible debentures, the opinions delivered by Morgan Stanley on April 3 and April 24, 2001 are substantially the same.

         THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED AS OF APRIL 24, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF WORLDPAGES AND ADDRESSES ONLY THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF WORLDPAGES' COMMON STOCK PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF THE OPINION. MORGAN STANLEY'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF WORLDPAGES AS TO HOW TO VOTE AT WORLDPAGES' SPECIAL MEETING. THE FOLLOWING SUMMARY OF MORGAN STANLEY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WORLDPAGES' STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

         In connection with rendering its opinion, Morgan Stanley, among other things:

         o reviewed certain publicly available financial statements and other business and financial information of WorldPages;

         o reviewed certain internal financial statements and other financial and operating data concerning WorldPages prepared by the management of WorldPages;

         o reviewed certain financial forecasts prepared by the management of WorldPages;

         o discussed the past and current operations and financial condition and the prospects of WorldPages with senior executives of WorldPages;

         o reviewed the reported prices and trading activity for WorldPages Common Stock;

         o compared the financial performance of WorldPages and the prices and trading activity of WorldPages Common Stock with that of certain other comparable publicly-traded companies and their securities;

         o reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         o participated in certain discussions and negotiations among representatives of WorldPages, TransWestern and certain other parties and their financial and legal advisors;

         o        reviewed the merger agreement and certain related documents;

         o reviewed certain documents and discussed certain matters with respect to certain claims of holders of WorldPages' convertible securities with senior executives of WorldPages and WorldPages' legal counsel; and

         o performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

         Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by WorldPages for the purposes of its opinion. With respect to the financial forecasts and projections, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of WorldPages. Morgan Stanley also assumed that the claims of holders of WorldPages' convertible securities had been resolved by agreement among the parties involved in accordance with the terms disclosed to Morgan Stanley by senior executives of WorldPages. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of WorldPages, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions in effect on, and the information made available to Morgan Stanley as of, the date of the opinion.

         The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its April 24, 2001 oral opinion and the preparation of its written opinion dated as of April 24, 2001. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

         Historical Public Market Trading Value. Morgan Stanley reviewed the recent stock price performance of WorldPages based on an analysis of the historical closing prices and trading volumes for the period beginning April 25, 2000 and ending April, 24, 2001, each as reported on the New York Stock Exchange. The low and high daily closing prices of shares of WorldPages Common Stock for this period were $1.56 and $7.06, respectively.

         Comparable Publicly Traded Companies Analysis. Morgan Stanley compared financial information of WorldPages with corresponding financial information for the only publicly traded comparable domestic Yellow Pages company, R.H. Donnelley Corp.

         Morgan Stanley analyzed, among other things, the current enterprise value, i.e., market value of equity adjusted for capital structure, of each company expressed as a multiple of earnings before expenses for interest, taxes, depreciation and amortization ("EBITDA") and expressed as a multiple of revenue. As of April 24, 2001, and based on estimates of EBITDA and revenue taken from securities research analysts in the case of R. H. Donnelley Corp. and from financial projections prepared by the management of WorldPages in the case of WorldPages, the statistics derived from this analysis are set forth below. WorldPages statistics are displayed both including and excluding the revenues and negative EBITDA from the Company's Internet operations, and as of April 24, 2001 and as implied by the merger.

                                                                WORLDPAGES                              R.H. DONNELLEY
                                     ------------------------------------------------------------------ --------------
                                                 Overall               Excluding Internet Operations
                                     ------------------------------------------------------------------
Enterprise Value/EBITDA                Transaction    April 24, 2001    Transaction    April 24, 2001
-----------------------                -----------    --------------    -----------    --------------
Last Twelve Months                        23.7x           18.2x            11.9x            9.1x             7.2x
2001E                                     9.9x             7.6x            10.0x            7.7x             6.4x
Enterprise Value/Revenue
------------------------
Last Twelve Months                        1.9x             1.5x            2.1x             1.6x             0.9x
2001E                                     1.5x             1.1x            1.8x             1.4x             1.1x

         R. H. Donnelley is not identical to WorldPages. In evaluating it as a comparable publicly traded company, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WorldPages, such as the impact of competition on WorldPages and the industries in which it is principally engaged, such industries' growth and the absence of any material adverse change in the financial condition and prospects of WorldPages or the industries in which it is principally engaged or in the financial markets in general.

         Analysis of Selected Precedent Transactions. As part of its analysis, Morgan Stanley reviewed the following twenty selected precedent transactions involving U.S. and European Yellow Pages companies since 1994:

                      U.S.
2000 - The Sunshine Pages/Eatel Corp.
2000 - YPtel Corp./WorldPages.com, Inc.
1999 - Yellow Book USA/British Telecommunications plc
1999 - CDPS/McLeodUSA
1998 - Southern Directory Company/Yellow Book USA
1997 - Database America Companies/American Business Information
1997 - ITT World Directories/Clayton, Dubilier & Rice
1997 - BellSouth Corp./ITT World Directories
1996 - Telecom*USA Publishing Group, Inc./McLeod, Inc.

                   EUROPEAN
2001 - Yell/Hicks, Muse, Tate & Furst/Apax Partners
1999 - Thomson Directories/Apax Partners
1999 - Lokaldelen/ Tele Danmark
1997 - ITT World Directories/VNU
1997 - Seat SpA/STET
1997 - Thomson Directories/Investor Group

1996 - Mostrups/Telia Informedia
1996 - NordTrans/Poland Telenor
1996 - LTV-Switzerland/Publicitas
1995 - Agrus Business Media/DML Exhibition
1994 - Thomson Directories/US West Inc.

         For each of these transactions, Morgan Stanley reviewed the prices paid and analyzed the enterprise value as a multiple of last twelve months ("LTM") EBITDA. This analysis indicated multiples ranging from 6.2x to 13.1x LTM EBITDA for these transactions, with a median multiple of 10.9x. Morgan Stanley also analyzed the enterprise value as a multiple of LTM EBITDA for WorldPages implied by the consideration being paid in the merger. Based on the EBITDA for WorldPages for the LTM ended December 31, 2000, as provided by WorldPages management, the consideration being paid in the merger implied a multiple of 23.7x. Excluding the negative EBITDA attributable to WorldPages' Internet business, the consideration being paid in the merger implied a multiple of 11.9x.

         No transaction used in the analysis of selected precedent transactions is identical to the Merger. In evaluating these transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of WorldPages, such as the impact of competition on WorldPages and the industries in which it is principally engaged, such industries' growth and the absence of any material adverse change in the financial condition and prospects of WorldPages or the industries in which it is principally engaged or in the financial markets in general.

         Sum-of-the-Parts Analysis. Morgan Stanley performed a discounted cash flow analysis of WorldPages' print business using financial projections prepared by WorldPages' management. Morgan Stanley calculated WorldPages' print business discounted cash flow value by using discount rates ranging from 8.0% to 9.0% and terminal values based on an enterprise value as a multiple of LTM EBITDA in a range of 6.0x to 7.0x. Morgan Stanley also valued WorldPages' Internet business using an enterprise value as a multiple of LTM revenue in a range of 1.5x to 2.5x, based on the trading value of comparable publicly traded domestic Internet companies. This analysis yielded a range of per share values for WorldPages' Common Stock of $2.42 to $3.16.

         While the summary set forth above describes certain aspects of the analyses and factors reviewed by Morgan Stanley for its opinion, it is not intended to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the processes underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be the view of Morgan Stanley of the actual value of WorldPages.

         In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WorldPages. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analyses of Morgan Stanley of the fairness of the cash consideration from a financial point of view to holders of shares of Common Stock of WorldPages. Morgan Stanley's opinion does not address the merits of the underlying business decision by WorldPages to engage in the merger. In addition, Morgan Stanley's opinion does not address the prices at which the WorldPages Common Stock will actually trade at any time and Morgan Stanley expresses no recommendation or opinion as to how the holders of WorldPages Common Stock should vote at the stockholders' meeting held in connection with the merger.

         The consideration being paid in the merger and other terms of the merger were determined through arm's-length negotiations between WorldPages and TransWestern and were approved by the WorldPages board of directors. Morgan Stanley provided advice to WorldPages during the negotiations; however, Morgan Stanley did not recommend any specific merger consideration to WorldPages or that any given merger consideration constituted the only appropriate consideration for the Merger. As described above, the opinion of Morgan Stanley was one of many factors taken into consideration by the WorldPages board of directors in making its decision to approve the Merger. Consequently, the analyses of Morgan Stanley as described above should not be viewed as determinative of whether the WorldPages board of directors would have been willing to agree to a different amount of merger consideration in connection with the Merger.

         Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         In the ordinary course of business, Morgan Stanley or its affiliates may from time to time trade in the securities or indebtedness of WorldPages for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Transwestern and its affiliates and have received fees for the rendering of these services.

         Pursuant to its engagement letter with WorldPages, Morgan Stanley provided financial advisory services and a financial fairness opinion to WorldPages in connection with the Merger, and WorldPages agreed to pay Morgan Stanley a fee of $3 million in connection therewith. WorldPages has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, WorldPages has agreed to indemnify Morgan Stanley and its affiliates, directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Morgan Stanley and any related transactions.

REASONS FOR THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

         In view of the wide variety of factors considered in connection with the evaluation of TransWestern's offer, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. In reaching its recommendations, our board of directors considered a number of factors both for and against recommending the merger, including the following:

o The merger consideration of $3.00 per share of Common Stock represents a premium of 36% over the closing price per share of $2.20 on April 26, 2001, the day before our announcement that we had entered into a merger agreement with TransWestern. Our board of directors considered this premium to be a factor that weighed in favor of the merger.

o The auction process conducted by Morgan Stanley in which it contacted ninety-two potential acquirors, including TransWestern. TransWestern's proposal was the only firm offer received. Our board of directors considered the results of the auction process to be a factor that weighed in favor of the merger.

o The opinion of Morgan Stanley dated as of April 24, 2001 that, as of that date and based on and subject to the assumptions, limitations and qualifications described in the opinion, the cash consideration of $3.00 per share to be received by the holders of shares of WorldPages Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. Our board of directors considered Morgan Stanley's presentations and opinion to be factors that weighed in favor of the merger.

o The belief of our board of directors that, after extensive negotiations by and on behalf of the board of directors with TransWestern and its representatives, WorldPages has obtained the highest price per share that TransWestern is willing to pay. Our board of directors considered this to be a factor that weighed in favor of the merger.

o The low likelihood that a third party would be willing to offer a higher price than TransWestern in light of the fact that, in the nearly six months between our public announcement that we were exploring strategic alternatives for maximizing stockholder value, including a sale of WorldPages, on November 3, 2000, and our announcement that we had entered into a merger agreement with TransWestern providing for payment of $3.00 for each outstanding share of our Common Stock, on April 27, 2001, no third party had come forward with a firm offer to acquire WorldPages. Our board of directors considered this to be a factor that weighed in favor of the merger.

o The internally generated financial forecasts for WorldPages compiled by WorldPages' management, the risks associated with meeting those projections, the fact that WorldPages has not historically achieved the results projected in management produced projections, the fact that WorldPages' financial performance for the first quarter of 2001 was substantially behind projections, especially with respect to its Internet operations and the possible future values of WorldPages' stock if the projections are, or are not, met. See "SPECIAL FACTORS-- Our Forecasts". Although different assumptions about the future performance of WorldPages in relation to these projections may have dictated in favor or against the merger depending on the assumptions made, on balance, our board of directors considered these projections to be a factor in favor of the merger. There are numerous assumptions relating to, among other things, industry performance, market and financial conditions, as well as factors not within the control of a company, that must be made in attempting to determine the value of a company by projecting future cash flows. While our board of directors was aware that the upper range of implied value obtained from a discounted cash flow analysis derived from WorldPages' projections was in excess of $3.00 per share, it believed that the opportunity to obtain $3.00 per share under the terms of the merger agreement was a superior alternative to attempting to achieve value in excess of $3.00 per share as an independent publicly traded company because of the risks associated with the assumptions underlying an implied value of WorldPages Common Stock in excess of $3.00 per share. Those assumptions not only included achieving the financial results set forth in WorldPages' projections but also included market conditions occurring which would provide favorable valuation multiples. In determining the independent going concern value of WorldPages for purposes of determining the fairness of the merger, the board of directors relied upon the financial analyses performed by Morgan Stanley summarized in "SPECIAL FACTORS--Opinion of Morgan Stanley." While the board of directors relied upon the expertise of Morgan Stanley as an internationally recognized investment banking firm in performing such analyses, the board of directors is in concurrence with the conclusions resulting from such analyses and adopted them for purposes of its evaluation of TransWestern's offer.

o The fact that stock market prices for companies in WorldPages' industry peer group have generally shown significant declines since March 2000 and have underperformed the S&P 500 Index during the last 12 months. Our board of directors believed that these trends represented significant impediments, beyond the control of WorldPages' management, to attaining a greater going concern value for WorldPages than the value of the merger consideration. Our board of directors considered these to be factors that weighed in favor of the merger.

o The likely trading prices of WorldPages' stock, in the short term and long term, in the event that TransWestern's offer was withdrawn or rejected and WorldPages were to announce that it had completed its review of strategic alternatives without announcing a sale. Our board of directors believed that the likely short term effect of TransWestern's offer being withdrawn or rejected would be a significant decline in the value of WorldPages' Common Stock. In addition, as discussed above, our board of directors believed that there are significant risks to attaining a trading price in excess of the merger consideration for WorldPages' stockholders in the long term. Our board of directors considered this to be a factor that weighed in favor of the merger.

o The fact that we were negotiating an agreement with holders of WorldPages' convertible debentures to resolve a dispute concerning the conversion price reset provision contained in such debentures. The resolution of the dispute contemplated a standstill agreement which would remain in effect as long as efforts to sell WorldPages continued and as long as an announcement of a sale was made by October 1, 2001 and the sale was consummated by December 31, 2001. Under the contemplated agreement, which was subsequently executed, if the sale conditions are not satisfied, we may become involved in litigation with the debenture holders. An unfavorable outcome to such litigation would increase the number of shares of Common Stock potentially issuable upon conversion of the debentures to the detriment of WorldPages and the holders of its Common Stock. Our board of directors considered this to be a factor that weighed in favor of the merger.

o The fact that the merger agreement provides that, among other conditions, in order for the merger to occur, pursuant to the requirements of Delaware law, a majority of the shares held by stockholders which are represented and voted at the special meeting will have to be voted in favor of adoption of the merger agreement. Our board of directors considered this to be a factor that weighed in favor of the merger.

o The fact that losses of our Internet business have exceeded our projections and the market valuations of Internet companies have suffered in this economic environment. Although our forecasts may not be a reliable prediction of future events, our board of directors considered this to be a factor that weighed in favor of the merger.

o The fact that, under the merger agreement, we have the right to terminate the merger agreement after the special meeting (if stockholders do not vote to adopt the merger agreement), or if an unsolicited acquisition proposal is received by WorldPages and our board of directors, determines, subject to certain conditions set forth in the merger agreement, that such proposal is superior to the terms set forth in the merger agreement. Our board of directors considered our right to terminate the merger agreement under these circumstances to be a factor that weighed in favor of the merger. Our board of directors also considered that if WorldPages so terminates the merger agreement by reason of our acceptance of a superior proposal, WorldPages will be required to pay a $9.2 million fee to TransWestern and to reimburse up to $5.5 million of TransWestern's transaction expenses. Our board of directors took into account the possibility that the termination fee and expense reimbursement provisions of the merger agreement might discourage a potential acquiror from making an offer to acquire WorldPages.

o The fact that appraisal rights will be available under Delaware law with respect to the merger. Our board of directors considered this to be a factor that weighed in favor of the merger, although it took into account the condition precedent to the obligations of TransWestern under the merger agreement that WorldPages shall not have received notice that WorldPages stockholders, who elect to perfect their appraisal rights under Delaware law, hold more than 15% of each class of capital stock entitled to approve the merger.

o WorldPages' position as one of the industry leaders in terms of revenue in the independent Yellow Pages print directory industry in the markets in which it competes. Our board of directors considered this to be a factor that weighed against the merger. It believed, however, that the merger consideration of $3.00 per share was a superior alternative to continuing to operate WorldPages independently in view of the uncertainty inherent in forecasting future operational performance and market conditions and thus in concluding that a share price in excess of $3.00 would be achieved in the foreseeable future.

o The fact that, under the merger agreement, TransWestern's offer is subject to a condition precedent that TransWestern and WorldPages Merger Subsidiary shall have obtained the financing proceeds contemplated by certain commitment letters on the terms and conditions set forth in such commitment letters or if such financing cannot be effected without modification of the terms and conditions, on terms which are not materially less favorable to TransWestern and WorldPages Merger Subsidiary. Our board of directors believed that this contingency decreased the likelihood that the merger would be consummated. Despite the reputation and financial strength of TransWestern's equity holders and TransWestern's financing sources, our board of directors considered this to be a factor that weighed against the merger.

o The likelihood that while some stockholders will prefer to receive cash for their shares, some may have preferred to continue as stockholders of WorldPages, and that if the merger is completed, all stockholders will receive cash for their shares, and thus it will no longer be possible for stockholders to maintain an equity ownership interest in WorldPages and that the merger will be a taxable transaction to WorldPages stockholders who receive cash in the merger. Our board of directors considered this to be a factor that weighed against the merger.

o Our board of directors did not consider book value to be a material factor in its consideration of the merger because it did not believe that WorldPages and its publicly traded peers trade on the basis of book value or that book value otherwise is a meaningful indication of value.

o Our board of directors did not consider the liquidation value of WorldPages' assets to be a material factor in its consideration of the merger because it believed that the value that could be obtained through a liquidation of WorldPages' assets would be significantly less than the value that could be obtained through a sale of WorldPages' business as a going concern.

         After considering the foregoing, we believe the merger consideration to be fair to our stockholders. In reaching this determination we have not assigned specific weights to particular factors, and considered all factors as a whole. None of the factors that we considered led us to believe that the merger was unfair to the stockholders.

         None of the members of our board of directors, in their respective capacities as such, received any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the consideration to be received by the stockholders, other than the opinions delivered by Morgan Stanley and described in this proxy statement. See "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger."

OUR FORECASTS

         In connection with the auction process, WorldPages provided each participant that signed a confidentiality agreement with certain non-public operating and financial information. This information was also provided to Morgan Stanley. See "SPECIAL FACTORS--Opinion of Morgan Stanley." The non-public information provided by WorldPages included certain forecasts of the future operating performance of WorldPages. The WorldPages forecasts include management forecasts of consolidated income, income by segment and certain performance criteria by segment.

         WorldPages does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. The WorldPages forecasts and the assumptions underlying such forecasts which are presented herein were not prepared with a view to public disclosure and have not been updated since they were prepared in November 2000. WorldPages' financial performance subsequent to November 2000 has been substantially behind projections, especially with respect to its Internet operations. As a result, stockholders are discouraged from relying on these projections. Such information is included in this proxy statement only because it was made available to TransWestern and other participants in the auction process in connection with their due diligence investigation of WorldPages. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different than those set forth below. The WorldPages forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, KPMG LLP, WorldPages' independent auditors, has not audited, reviewed, compiled or applied any procedures to the WorldPages forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. These forward-looking statements reflect numerous assumptions made by WorldPages' management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause the WorldPages forecasts or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the WorldPages forecasts will be realized, and actual results may be materially more or less favorable than those contained in the WorldPages forecasts.

         Actual results for the fiscal year ended December 31, 2000, which differ from the estimated results for such period shown in the tables below, have subsequently been reported in WorldPages' Annual Report on Form 10-K for such period, which is incorporated by reference into this proxy statement.

         The inclusion of the WorldPages forecasts herein should not be regarded as an indication that our board of directors, WorldPages, TransWestern or any of their respective financial advisors considered or consider the

WorldPages forecasts to be a reliable prediction of future events, and the WorldPages forecasts should not be relied upon as such. To the extent the WorldPages forecasts represent WorldPages management's best estimate of possible future performance, such estimate is made only as of November 2000, i.e., the date such forecasts were prepared, and is not made as of any later date, and stockholders should take this into account when evaluating any factors or analyses based on the WorldPages forecasts.

         The WorldPages forecasts that WorldPages provided to TransWestern and Morgan Stanley and which our board of directors reviewed in connection with approving the merger agreement and the merger are summarized below:

         The following are pro forma historical results and projections for fiscal years 1997 through 2002. These historical results are pro forma for the sale of WorldPages' telecommunication services operations in November 1999 and the acquisition of YPtel Corporation, WebYP, Inc. and Big Stuff, Inc. in February 2000. The fiscal 2000 results are based on actual performance through October 2000 and projections for the remainder of the period. WorldPages has also provided projected results for fiscal 2001 and 2002 based on its beliefs (at the time of preparation of these projections) of market fundamentals, its then current strategic plan and capabilities that reside within the organization. WorldPages' financial performance subsequent to November 2000 has been substantially behind projections, especially with respect to its Internet operations. As a result, stockholders are discouraged from relying on these projections.

=============================================================================================================
PRO FORMA INCOME STATEMENT
($MM, EXCEPT PER SHARE ITEMS)               1997       1998       1999       2000E*      2001E       2002E
-------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                             $ 71.8     $ 82.9     $ 91.5     $ 117.3     $ 153.8     $ 198.7
-------------------------------------------------------------------------------------------------------------
Printing, Distribution and Listings          15.6       18.0       18.3        24.9        33.3        35.8
-------------------------------------------------------------------------------------------------------------
Sales & Marketing                            15.5       19.4       23.0        32.9        49.8        65.7
-------------------------------------------------------------------------------------------------------------
GROSS MARGIN                                 40.7       45.5       50.2        59.5        70.7        97.2
-------------------------------------------------------------------------------------------------------------
General & Administrative                     29.1       30.7       38.6        45.8        45.7        51.0
-------------------------------------------------------------------------------------------------------------
Corporate Expense                             2.8        2.1        2.2         3.0         2.4         2.4
-------------------------------------------------------------------------------------------------------------
AJUDSTED EBITDA(1)                            8.8       12.7        9.4        10.7        22.6        43.8
-------------------------------------------------------------------------------------------------------------
Net Prototype Expenses                        -          0.1        3.1         -           -           3.2
-------------------------------------------------------------------------------------------------------------
Stock Based Compensation                      -          3.2        0.8         -           -           -
-------------------------------------------------------------------------------------------------------------
EBITDA                                        8.8        9.5        5.5        10.7        22.6        40.6
-------------------------------------------------------------------------------------------------------------
Depreciation                                  1.0        1.0        2.2         2.1         4.7         3.5
-------------------------------------------------------------------------------------------------------------
Amortization                                 12.8       12.8       12.8        14.9        14.9        14.9
-------------------------------------------------------------------------------------------------------------
Other Expenses (Income)                      (0.3)      (0.7)      (0.1)        0.0        (0.1)       (0.1)
-------------------------------------------------------------------------------------------------------------
EBIT                                         (4.7)      (3.7)      (9.4)       (6.4)        3.1        22.3
-------------------------------------------------------------------------------------------------------------
Interest Expense                              0.1        1.8        8.5         6.2         4.4         4.7
-------------------------------------------------------------------------------------------------------------
Pre-tax Income                               (4.8)      (5.5)     (17.9)      (12.6)       (1.3)       17.6
-------------------------------------------------------------------------------------------------------------
Tax Expense                                   3.2        2.6        1.0         0.4         6.9        12.7
-------------------------------------------------------------------------------------------------------------
Net Income                                   (8.0)      (8.1)     (18.9)      (13.0)       (8.2)        4.9
-------------------------------------------------------------------------------------------------------------
Fully Diluted Shares Outstanding             43.2       43.2       43.2        46.0        48.0        48.0
-------------------------------------------------------------------------------------------------------------
Fully Diluted EPS                          $(0.19)    $(0.19)    $(0.44)    $ (0.28)    $ (0.17)    $  0.10
-------------------------------------------------------------------------------------------------------------
Fully Diluted CEPS(2)                        0.11       0.11      (0.14)       0.04        0.14        0.41
-------------------------------------------------------------------------------------------------------------
Fully Diluted CFPS(3)                        0.13       0.13      (0.09)       0.09        0.24        0.49
=============================================================================================================

Notes:    1. Adjusted for non-revenue generating, prototyped book launches and other non-recurring costs

          2. Fully diluted CEPS is defined as net income plus amortization divided by fully diluted shares outstanding

          3. Fully diluted CFPS is defined as net income plus depreciation and amortization divided by fully diluted shares outstanding

----------
* Actual results for such period have been reported in the WorldPages' Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

=============================================================================================================
SEGMENT INFORMATION
($MM)                                       1997       1998       1999       2000E       2001E       2002E
-------------------------------------------------------------------------------------------------------------
PRINT:
-------------------------------------------------------------------------------------------------------------
Revenue                                   $ 17.8      $ 82.0     $ 87.4     $ 107.0     $ 123.0     $ 129.0
-------------------------------------------------------------------------------------------------------------
Printing, Distribution and Listing          15.6        18.0       18.3        23.3        32.6        34.4
-------------------------------------------------------------------------------------------------------------
Sales and Marketing                         15.5        18.7       19.6        23.3        29.6        29.4
-------------------------------------------------------------------------------------------------------------
Gross Margin                                40.7        45.3       49.5        60.4        60.8        65.2
-------------------------------------------------------------------------------------------------------------
General and Administrative                  29.1        29.5       32.1        38.5        36.0        39.0
-------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                             11.6        15.8       17.4        21.9        24.8        26.2
-------------------------------------------------------------------------------------------------------------
INTERNET:
-------------------------------------------------------------------------------------------------------------
Revenue                                      -           0.9        4.1        10.3        30.8        69.7
-------------------------------------------------------------------------------------------------------------
Printing, Distribution and Listing           -           -          -           1.6         0.7         1.4
-------------------------------------------------------------------------------------------------------------
Sales and Marketing                          -           0.7        3.4         9.6        20.2        36.3
-------------------------------------------------------------------------------------------------------------
Gross Margin                                 -           0.2        0.7        (0.9)        9.9        32.0
-------------------------------------------------------------------------------------------------------------
General and Administrative                   -           1.2        6.5         7.3         9.7        12.0
-------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                              -          (1.0)      (5.8)       (8.2)        0.2        20.0
=============================================================================================================

=============================================================================================================
PERFORMANCE METRICS (%)
                                            1997       1998       1999       2000E       2001E       2002E
-------------------------------------------------------------------------------------------------------------
REVENUE COMPOSITION:
-------------------------------------------------------------------------------------------------------------
Print                                      100.0%      98.9%      95.5%      91.2%        80.0%      64.9%
-------------------------------------------------------------------------------------------------------------
Internet                                     -          1.1        4.5        8.8         20.0       35.1
-------------------------------------------------------------------------------------------------------------
Total                                      100.0      100.0      100.0      100.0        100.0      100.0
-------------------------------------------------------------------------------------------------------------
REVENUE GROWTH:
-------------------------------------------------------------------------------------------------------------
Print                                        -         14.2        6.6       22.4         15.0        4.9
-------------------------------------------------------------------------------------------------------------
Internet                                     -          N/A      341.0      149.2        199.0      126.5
-------------------------------------------------------------------------------------------------------------
Total                                        -         15.5       10.4       28.2         31.1       29.2
-------------------------------------------------------------------------------------------------------------
GROSS MARGIN:
-------------------------------------------------------------------------------------------------------------
Print                                       56.7       55.2       56.6       56.4         49.5       50.6
-------------------------------------------------------------------------------------------------------------
Internet                                     N/A       25.0       16.5       (8.9)        32.2       45.9
-------------------------------------------------------------------------------------------------------------
Total                                       56.7       54.9       54.9       50.7         46.0       48.9
-------------------------------------------------------------------------------------------------------------
EBITDA MARGIN:
-------------------------------------------------------------------------------------------------------------
Print                                       16.2       19.3       19.9       20.4         20.2       20.3
-------------------------------------------------------------------------------------------------------------
Internet                                     N/A     (103.8)    (140.8)     (79.3)         0.6       28.6
-------------------------------------------------------------------------------------------------------------
Total                                       12.3       15.4       10.3        9.1         14.7       22.0
=============================================================================================================

         Assumptions for Projected Results
         ---------------------------------

         WorldPages' financial projections assume revenues from its current print directories will grow 2.5% to 5.0% through 2002, consistent with historical growth rates. Additionally, WorldPages' forecast includes only one new market expansion for the print Yellow Pages in 2002, which will begin producing revenue in fiscal year 2003. WorldPages believes its projection for expansion into new markets is conservative and could be increased with additional capital.

         WorldPages' financial projections for its print operations assume that WorldPages can achieve economies of scale from higher sales in future periods. The economies of scale are projected only in improvement in general and administrative expenses as WorldPages forecasts that printing and sales and marketing costs will be approximately the same percent of revenue in future periods. WorldPages believes this assumption is conservative due to the expectation it can achieve productivity gains and volume-purchasing savings from continued integration of its Great Western and Pacific Coast operations. Because the amount of those gains and the timing of when they would be realized is uncertain, WorldPages has not included those gains in its forecast.

         The financial projections for Internet revenues assume that WorldPages' current penetration of its existing print customers will continue and then those sales will be renewed at rates consistent with those the company has experienced on its historical business. The growth in Internet revenue in the financial projections is fueled primarily by revenue from its Internet specialists and sales from its partnerships with other directory publishers.

         The profitability of WorldPages' Internet operations assumes that WorldPages can maintain its current cost structure for Internet production and sales commissions. To date, a significant component of WorldPages' Internet sales and marketing costs are contractual payments to major portals. Under these contracts WorldPages pays royalties for "click-through" to www.worldpages.com generated by major portal companies. However, WorldPages does not intend to renew these arrangements in the future without substantial cost reductions. The financial projections assume consistent sales and marketing costs, despite the elimination of these portal costs, as a conservative proxy for alternative marketing programs.

CERTAIN EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

         Following the merger, WorldPages will be a wholly-owned subsidiary of TransWestern. After the merger is consummated, TransWestern will review WorldPages and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable to best organize and integrate the activities of WorldPages with TransWestern's other operations. The directors and officers of WorldPages Merger Subsidiary before the closing of the merger will be the directors and officers of the surviving corporation after the closing of the merger. TransWestern expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

         As a result of the merger, TransWestern interest in WorldPages' net book value and net earnings will be 100% and TransWestern will be entitled to all benefits resulting from that interest, including all income generated by WorldPages' operations and any future increase in WorldPages' value and the right to elect all members of the WorldPages board of directors. Similarly, TransWestern will also bear the risk of losses generated by WorldPages' operations and any decrease in the value of WorldPages after the merger. For U.S. federal income tax purposes, no gain or loss will be realized by WorldPages, TransWestern or WorldPages Merger Subsidiary as a result of the merger.

         Upon consummation of the merger, WorldPages will be a privately held corporation. Accordingly, stockholders will not have the opportunity to participate in the earnings and growth of WorldPages after the merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by WorldPages' operations or decline in the value of WorldPages after the merger.

         Following completion of the merger, WorldPages' shares will no longer be traded on the NYSE. In addition, the registration of the shares under the Exchange Act, will be terminated upon application by WorldPages to the Securities and Exchange Commission. Accordingly, following the merger, there will be no publicly traded Common Stock outstanding.

         It is expected that, if the merger is not consummated, WorldPages' current management, under the general direction of our board of directors, will continue to manage WorldPages as an ongoing business.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

         In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, our executive officers and our board of directors have various interests in the merger described in this section that are in addition to, or different from, the interests of our stockholders generally and create potential conflicts of interest.

o Some of our executive officers are entitled to receive severance payments following the merger pursuant to change in control provisions contained in their employment agreements.

o Indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers will be continued by the surviving corporation after the merger. In addition, the surviving corporation will provide an indemnity for our present and former directors and officers.

o On April 26, 2001, Richard O'Neal, WorldPages' Chairman of the Board, entered into a non-competition agreement with WorldPages and TransWestern pursuant to which, among other things, Mr. O'Neal has agreed not to participate in the promotion, sale, distribution, production or printing of telephone "yellow page" directories or similar products or related services within certain territories for a period of three years following the closing of the merger. In consideration of Mr. O'Neal's covenants under the non-competition agreement and subject to the closing of the merger, WorldPages has agreed to pay to Mr. O'Neal $50,000 in cash on each of the first six six-month anniversaries of the closing of the merger.

o Consistent with WorldPages' board compensation policies for non-employee directors, since February 2001, Mr. Rod Cutsinger has been paid at the rate of $1,000 per day and $500 per telephone meeting for his services as a non-employee member of a subcommittee of the board responsible for merger negotiations and related matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

         The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets (as defined in the Internal Revenue Code) (each, a "United States Holder"). This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code, and administrative and judicial interpretations of the Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transactions contemplated by the merger agreement, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

         We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state and local tax consequences of the disposition of shares in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including financial institutions, real estate investment trusts, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the

U.S. dollar, insurance companies, tax-exempt organizations, S corporations, persons who hold Common Stock as part of a position in a straddle or as part of a hedging or conversion transaction or constructive sale, persons who acquired Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold employee stock options or rights to acquire Common Stock and taxpayers subject to alternative minimum tax.

         A "United States Person" is a beneficial owner of Common Stock, who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S., including some former citizens or residents of the U.S.; (2) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (a) a U.S. court can exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of its substantial decisions.

         A United States Holder generally will realize gain or loss upon the surrender of such holder's shares pursuant to the merger in an amount equal to the difference, if any, between the amount of cash received and such holder's aggregate adjusted tax basis in the shares surrendered therefor.

         In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. A non-corporate United States Holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20%. Any capital loss of a non-corporate United States Holder can be offset only against other capital gains plus up to $3,000 ($1,500 in the case of a married individual filing a separate return) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

         For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

         Each holder of a compensatory option to acquire shares who receives a cash payment equal to the spread on such stock option will have ordinary income to the extent of the cash received or treated as received (including any applicable withholding taxes).

         Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent, will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

         THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. EACH HOLDER OF SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

                                   THE MERGER

         The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement which is attached to this proxy statement as Appendix B and is incorporated herein by reference. You are urged to read Appendix B in its entirety. See also "THE MERGER--The Merger Agreement" below.

         Our board of directors has unanimously determined that each of the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of WorldPages and all of its stockholders, the merger consideration is fair to our stockholders, and that the merger is advisable and in the best interests of WorldPages and our stockholders and declared that the merger agreement is advisable. See "SPECIAL FACTORS--Reasons for the Recommendations of our Board Of Directors."

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

EFFECTIVE TIME OF MERGER

         If the merger agreement is adopted by the requisite vote of stockholders and the other conditions to the merger are satisfied or waived to the extent permitted, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger. If the merger agreement is adopted by our stockholders, we expect to complete the merger shortly after the special meeting but not later than August 21, 2001.

         The merger agreement may be terminated prior to the effective time of the merger by WorldPages or TransWestern in certain circumstances, whether before or after the adoption of the merger agreement by stockholders. See "THE MERGER--The Merger Agreement--Termination of the Merger Agreement."

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

         At the effective time of the merger, TransWestern will deposit, or cause to be deposited, in trust with the paying agent, Continental Stock Transfer and Trust Company, cash in United States dollars in an aggregate amount equal to the merger consideration for all WorldPages stockholders (other than TransWestern or any wholly-owned subsidiary of TransWestern, WorldPages or any wholly-owned subsidiary of WorldPages, WorldPages Merger Subsidiary, or the stockholders who have not voted for approval of the merger and have demanded appraisal rights in accordance with Delaware law). The paying agent will, pursuant to irrevocable instructions, deliver your merger consideration to you according to the procedure summarized below.

         At the close of business on the day of the effective time of the merger, our stock ledger with respect to Common Stock will be closed.

         As soon as reasonably practicable after the effective time of the merger, TransWestern shall instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your certificates representing WorldPages Common Stock in exchange for the merger consideration. Upon the surrender for cancellation to the paying agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will promptly pay to you your merger consideration. No interest will be paid or accrued in respect of cash payments of merger consideration. Payments of merger consideration also will be reduced by applicable withholding taxes, if any.

         If the merger consideration (or any portion of it) is to be delivered to a person other than you, it will be a condition to the payment of merger consideration that your certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of the transfer paying agent that the taxes have been paid or are not applicable.

         YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your certificate in exchange for payment of the merger consideration or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law, and no transfer of Common Stock will be made on the stock transfer books of the surviving corporation.

         Any portion of the merger consideration which remains undistributed to WorldPages stockholders for one year after the effective time of the merger, shall be delivered to TransWestern, upon demand, and any WorldPages stockholders who have not therefore complied with the foregoing procedure shall thereafter look only to TransWestern for payment of the merger consideration to which they are entitled. All interest accrued in respect of such merger consideration shall inure to the benefit of and be paid to TransWestern.

         Neither TransWestern nor the surviving corporation shall be liable to any WorldPages stockholder for any cash from the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ACCOUNTING TREATMENT

         The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among the surviving corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

FINANCING OF THE MERGER

          The total amount of funds necessary to fund the Merger and related transactions is expected to be approximately $215 million plus fees and expenses. WorldPages estimates that approximately $141.1 million will be required to fund the payment by TransWestern of the merger consideration for the Common Stock, assuming no stockholders perfect their appraisal rights under Delaware law. In addition, WorldPages estimates that an aggregate of approximately $.3 million will be required to be paid with respect to the economic value (or spread) on our outstanding options, warrants or other rights to acquire shares of Common Stock, an aggregate of approximately $21.8 million (plus accrued but unpaid interest from March 31, 2001 through the date of redemption) will be required to be paid with respect to the redemption of the 5% convertible debentures, and an aggregate of approximately $51.5 million will be required for the repayments and/or purchases of indebtedness of WorldPages and the payment of certain change in control payments to officers of WorldPages contemplated to occur upon the merger.

          These funds are expected to come from one or more of the following sources (i) an equity investment in TransWestern Holdings L.P., the sole member of TransWestern ("Holdings"), made by equity funds designated by Thomas H. Lee Company and affiliates of Thomas H. Lee Partners, L.P. (collectively, "THL") of approximately $43.5 million, (ii) an equity investment in TransWestern made by Continental Illinois Venture Corporation and/or its affiliates of approximately $17 million, and (iii) borrowings by TransWestern under a $300 million senior secured credit facility described below. On May 23, 2001, TransWestern consummated an offering of $75 million principal amount of its 9 5/8% Senior Subordinated Notes due 2007. As a result, the amount committed under the senior secured credit facility described below was reduced to $300 million from $375 million. TransWestern expects to use a portion of the proceeds from these financing sources in connection with a recapitalization of its company and for other purposes including working capital.

         Senior Secured Credit Facility. TransWestern has obtained commitments from Canadian Imperial Bank of Commerce ("CIBC") and First Union National Bank ("First Union") to collectively provide TransWestern with a senior secured credit facility (the "Senior Facility") in an aggregate amount of $300 million. CIBC has committed to provide 60% of the Senior Facility and First Union has committed to provide 40% of the Senior Facility. The Senior Facility will be comprised of (i) a $65 million revolving credit facility (the "Revolver") maturing six years from the date of the closing date and (ii) a $235 million term facility, which includes (x) a $47.5 million term loan tranche maturing six years from the closing date (the "Term A") and (y) a $187.5 million term loan tranche maturing seven years from the closing date (the "Term B").

         TransWestern, TWP Capital Corp. II, a Delaware corporation and a wholly owned subsidiary of TransWestern, and the corporation surviving from the merger will be the borrowers (the "Borrowers") under the Senior Facility. In addition, the Senior Facility will be secured by: (i) the tangible and intangible assets of the Borrowers and their domestic subsidiaries and (ii) a pledge of all of the capital stock of the Borrowers and their direct and indirect domestic subsidiaries and 65% of the capital stock of their direct foreign subsidiaries.

         The interest rate under the Senior Facility is expected to be, at the Borrower's option, either (i) Base Rate plus a margin or (ii) LIBOR plus a margin. The applicable margins for the loans under the Senior Facility will be negotiated with CIBC and First Union as part of the definitive documentation.

         The documents for the Senior Facility will contain affirmative, negative and financial covenants and events of default customary for credit facilities of size and type similar to the Senior Facility.

         The funding of the Senior Facility is subject to the satisfaction of customary conditions for debt financings including, without limitation, the following:

         1. Preparation, execution and delivery of definitive documentation in connection with the Senior Facility no later than August 21, 2001;

         2. Consummation of the merger in accordance with applicable law and on reasonably satisfactory terms;

         3. Holdings shall have received an equity investment of at least $60.5 million from the issuance of shares of equity securities to Thomas H. Lee Company, Thomas H. Lee Partners, an investment fund managed by either of them, and/or existing equity holders of Holdings (or their affiliates), and 100% of such amounts shall have been contributed to the capital of TransWestern;

         4. Closing total leverage shall not exceed 5.50x and closing senior leverage shall not exceed 3.80x;

         5. The total debt of TransWestern (on a pro forma basis giving effect to the merger and related transactions) shall consist solely of the Senior Facility, up to $215 million of 9.625% senior subordinated notes, and WorldPages' debt not in excess of $2 million;

         6. No material adverse change in the business, operations, assets liabilities, financial condition, results of operations, prospects or value of the Borrowers or WorldPages and their respective subsidiaries, each taken as a whole, since December 31, 2000. No litigation or other proceeding that would materially affect the Borrowers or the financing;

         7. The administrative agent of the Senior Facility shall have received all fees due and payable on the funding date. All reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses of lenders' counsel) shall have been paid to the extent billed;

         8. Compliance with applicable material U.S. laws and regulations, including all applicable environmental laws and regulations (including delivery of site assessments) other than such noncompliance as could not reasonably be expected to have a material adverse effect;

         9. The administrative agent shall have received all documents and instruments reasonably required to perfect the administrative agent's security interest in all of the stock and assets required in connection with the Senior Facility;

         10. The administrative agent shall have received annual audited, quarterly unaudited, and monthly unaudited financial statements for each of TransWestern, Holdings and WorldPages for the year ended December

31, 2000 and each quarterly or monthly period thereafter, as the case may be, to and including the month prior to the funding date;

         11. Receipt of a pro forma balance sheet and projections through maturity for a fully funded business plan consistent in all material respects with the forecasts previously provided to the lenders;

         12. The lenders not becoming aware of any information or other matter affecting the Borrowers, the merger or the transactions contemplated in connection therewith which is inconsistent in a materially adverse manner with any such information or other matter disclosed to the lenders prior to the date of the merger agreement;

         13. There not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the lenders' reasonable judgment, could materially impair the syndication of the Senior Facility; and

         14. The Lenders satisfaction that prior to and during the syndication of the Senior Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrowers or any affiliate thereof.

FEES AND EXPENSES OF THE MERGER

         The estimated fees and expenses to be incurred by WorldPages in connection with the merger are set forth in the table below:

---------------------------------------------- -----------------
           FEES AND EXPENSES                         AMOUNT
---------------------------------------------- -----------------
Morgan Stanley's Fees and Expenses             $   3,100,000
---------------------------------------------- -----------------
Legal, Accounting and Other Professional Fees  $   1,050,000
---------------------------------------------- -----------------
Printing, Proxy Solicitation and Mailing       $      50,000
Costs
---------------------------------------------- -----------------
Filing Fees                                    $      30,000
---------------------------------------------- -----------------
Miscellaneous                                  $      20,000
---------------------------------------------- -----------------
                    TOTAL                      $   4,250,000
---------------------------------------------- -----------------


APPRAISAL RIGHTS

         Pursuant to Delaware law, if (1) you properly file a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

         SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. THIS DISCUSSION AND APPENDIX D SHOULD BE REVIEWED CAREFULLY BY YOU IF YOU WISH TO EXERCISE STATUTORY APPRAISAL RIGHTS OR YOU WISH TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

         If you make the demand described below with respect to your shares, you are continuously the record holder of your shares through the effective time of the merger, otherwise comply with the statutory requirements of Section 262 and neither vote in favor of the merger agreement nor consent to the merger in writing, you shall be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix D.

         If you desire to exercise your appraisal rights you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote of the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. (See "INTRODUCTION--Voting and Revocation of Proxies.") Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

         Only a holder of record is entitled to assert appraisal rights for the shares of our Common Stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder of record's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

         A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

         If you elect to exercise appraisal rights, you must mail or deliver your written demand prior to the vote on the merger at the special meeting to:
WorldPages.com, Inc., 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034,
Attention: Corporate Secretary.

         The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date of the merger, the surviving corporation in the merger must provide notice of the effective time of the merger to you if you have complied with Section 262.

         Within 120 days after the effective date of the merger, either the surviving corporation or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, and if you file a petition you must serve a copy on the surviving corporation, demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. WorldPages does not have any present intention to file any such petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective date of the merger, you will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal rights whichever is later.

         If a petition for an appraisal is timely filed by a holder of our shares and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding; and if you fail to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court of Chancery's appraisal may be more than, less than, or equal to the merger consideration and stockholders should be aware that investment advisor's opinions as to fairness from a financial point of view are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

         The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our Common Stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any the stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

         If you have demanded appraisal in compliance with Section 262 you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

         At any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal; after this period, you may withdraw your demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, your rights to appraisal shall cease. You may withdraw your demand for appraisal by delivering to the surviving corporation a written withdrawal of your demand for appraisal and an acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

         IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN
SECTION 262 YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES.

REGULATORY APPROVALS AND OTHER CONSENTS

         Under the Hart-Scott-Rodino Antitrust Improvements Act, certain mergers and acquisitions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act. An application and notice was filed on May 18, 2001 with the Federal Trade Commission and the Department of Justice and we expect that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act will terminate on or about June 18, 2001, assuming that there are no requests for additional information.


         Pursuant to the merger agreement, we have also agreed to use our reasonable commercial efforts to obtain consents of all third parties and governmental authorities necessary for us to consummate the merger.

THE MERGER AGREEMENT

         The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this proxy statement as Appendix B (exclusive of all schedules) and is incorporated herein by reference.

         General

         The merger agreement provides for WorldPages Merger Subsidiary to merge with and into WorldPages. WorldPages will be the surviving corporation in the merger, and, as a result of the merger, TransWestern will own all of the surviving corporation's Common Stock.

         As a result of the merger, the certificate of incorporation and bylaws of WorldPages Merger Subsidiary immediately prior to the effective time of the merger shall be the certificate of incorporation and bylaws of the surviving corporation. Also, as of the completion of the merger, the directors and officers of the WorldPages Merger Subsidiary immediately prior to the effective time of the merger shall be the directors and officers of the surviving corporation.

         Consideration to be Received by Stockholders

         At the effective time of the merger, each share of WorldPages Common Stock issued and outstanding immediately prior to the effective time of the merger (excluding shares owned, directly or indirectly, by WorldPages or any wholly-owned subsidiary of WorldPages or by TransWestern, WorldPages Merger Subsidiary or any other wholly-owned subsidiary of TransWestern and excluding shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.00 in cash without interest.

         Each share of common stock of WorldPages Merger Subsidiary then issued and outstanding will, by virtue of the merger and without any action on the part of WorldPages Merger Subsidiary, become one fully paid and nonassessable share of common stock of the surviving corporation.

         Stock Options and Warrants

         The merger agreement provides that each outstanding option, warrant, stock appreciation right, phantom stock award or performance award or similar right to acquire shares of WorldPages Common Stock shall either be (i) exercised prior to the effective time of the merger or (ii) surrendered by the holders thereof or cancelled by our board of directors, as of the effective time of the merger, at which time WorldPages will pay to each such holder an amount in cash determined by multiplying (A) the excess, if any, of the merger consideration over the per share exercise price of such option or other right, by (B) the number of shares of WorldPages Common Stock such holder could have purchased if such holder had exercised such option, warrant, stock appreciation right, phantom stock award or performance award or similar right in full immediately prior to such time (without giving effect to any antidilutive changes in the number of such shares of WorldPages Common Stock arising from the merger and assuming any unvested options, warrants, stock appreciation rights, phantom stock awards or performance awards or similar rights have vested). Any options, warrants, stock appreciation rights, phantom stock awards or performance awards or similar rights with an exercise price greater than the merger consideration will be deemed cancelled and the holders thereof will not be entitled to receive any consideration therefor. In connection with its approval of the merger agreement, our board of directors has taken action in the exercise of its discretion such that (i) as of the effective time of the merger and following consummation of the merger, the holder of each option, warrant or similar right, that is not under one of WorldPages' stock option plans and the exercise price of which is equal to or greater than the per share merger consideration, will be entitled to receive only the merger consideration allocated to the shares into which such option, warrant or similar right is exercisable upon payment of the exercise price thereunder and to no other consideration, and (ii) each such option, warrant or similar right therefore has no value and may and shall be canceled automatically as of the effective time of the merger and be deemed canceled, no longer outstanding and terminated without consideration.

         Convertible Debentures

         WorldPages is required to cause the $20,000,000 principal amount of its 5% convertible debentures to be redeemed upon, and as a condition to TransWestern's and WorldPages Merger Subsidiary's obligation to consummate, the merger, at 109% of the principal amount thereof, plus accrued but unpaid interest, which redemption will be funded with the proceeds of TransWestern's financing.

         Bank Indebtedness

         The merger agreement provides that all indebtedness under a loan agreement between WorldPages, Bank of America, N.A. and other parties thereto will be repaid with the proceeds of TransWestern's financing in connection with the closing of the merger.

         Class A Special Shares

         In connection with its acquisition of YPtel Corporation, certain shareholders of YPtel Corporation received Class A Special Shares of ACG Exchange Company, a wholly-owned subsidiary of WorldPages. Each such Class A Special Share is exchangeable for one share of WorldPages Common Stock. The merger agreement requires that WorldPages cause ACG Exchange Company to redeem the Class A Special Shares in exchange for an equal number of shares of WorldPages Common Stock upon, and as a condition to TransWestern's and WorldPages Merger Subsidiary's obligation to consummate, the merger.

         Representations and Warranties

         We have made various representations and warranties in the merger agreement to TransWestern and WorldPages Merger Subsidiary relating to:

o        organization and authority of WorldPages and its subsidiaries;

o        capitalization;

o        authority relative to the merger agreement;

o consents and approvals and existence of violations under applicable laws and regulations;

o        filing of reports required by applicable laws and regulations;

o        absence of certain events;

o        litigation;

o        title to and sufficiency of assets;

o        material contracts;

o        collective bargaining agreements;

o        employee benefit plans;

o        tax matters;

o        compliance with the law;

o        transactions with affiliates;

o        fees and expenses of brokers and others;

o        absence of undisclosed liabilities; guarantees;

o        environmental matters;

o        information supplied;

o        funded debt;

o        relationships;

o        intellectual property;

o        publications in process;

o        list of publications;

o        replacement of phone listings;  and

o        accounts receivable.

         Covenants

         We agreed that, except as set forth in the merger agreement, during the period from the date of the merger agreement until the effective time of the merger, we will, and shall cause each of our subsidiaries and partnerships to,
(i) conduct their respective operations in the ordinary and usual course of business and consistent with past practice, (ii) use their reasonable commercial efforts to maintain all material assets in good repair and condition and all insurance and intellectual property necessary to the conduct of their businesses as conducted as of the date of the merger agreement, (iii) keep available the services of their officers and employees and (iv) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them.

         We also agreed that, prior to the effective time of the merger, neither WorldPages nor any of its subsidiaries or partnerships will, without the prior written consent of TransWestern:

o amend its articles or certificate of incorporation, bylaws, or other organizational documents;

o issue, sell, pledge or deliver any stock of any class or any other securities or options or other rights outstanding as of the date of the merger agreement;

o split, combine or reclassify any shares of its capital stock or other securities, or declare, set aside or pay any dividend or other distribution or redemption in respect of its capital stock or other securities, or redeem or otherwise acquire any of its securities or any securities of their respective subsidiaries and partnerships, or permit or cause any adjustment to the exercise or conversion price of any options;

o incur or assume any debt, guaranty or other liability not outstanding as of the date of the merger agreement except in the ordinary course of business;

o assume, guarantee, endorse or otherwise become liable for the obligations of any person or entity other than for inter-company obligations or in connection with the endorsement of checks for deposit in the ordinary course of business;

o make loans, advances or capital contributions to, or investments in, any other person or entity other than advances in the ordinary course of business expenses of employees and other inter-company advances;

o enter into any contract other than those disclosed in the merger agreement or alter, amend, modify or exercise any option under any contract or exercise any option under any supply or requirements agreement;

o authorize any capital expenditures other than capital expenditures pursuant to contracts entered into prior to the date of the merger agreement, and capital expenditures reflected in the capital budget and not in excess of $300,000 in the aggregate;

o adopt or amend (except as may be required by law or as provided in the merger agreement) any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee (except for normal increases in salary to employees (other than officers and directors) in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in compensation expense);

o acquire, sell, lease or dispose of any material assets outside the ordinary course of business or acquire (whether by merger, consolidation or acquisition of stock or assets) any entity or business or division thereof;

o change any accounting policies or practices or manage its working capital other than in the ordinary course of business in a manner consistent with past practices;

o settle or compromise any material federal, state, local or foreign income tax liability;

o except for the payment of professional fees, pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of current or contractual liabilities in the ordinary course of business;

o amend or waive any of its rights under the agreement releasing the claims of certain convertible debenture holders;

o hold any meeting of its stockholders except to the extent required by the request of the stockholders entitled to call a meeting under WorldPages' bylaws or the Delaware law or as contemplated by the merger agreement;

o take any action that would result in a material violation of law or cause a material breach of any material contract or other commitment to which WorldPages or any of its subsidiaries is party;

o undertake any office closing or employee layoffs that could implicate the WARN Act;

o take any action that would or is reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied as of the closing date contemplated by the merger agreement; or

o        agree in writing or otherwise to take any of the foregoing actions.

         Special Meeting

         The merger agreement provides that as soon as practicable after the date of the merger agreement we must duly call, set a record date for, give notice of, convene and hold the special meeting.

         No Solicitation of Other Offers

         The merger agreement provides that WorldPages shall not, after the date of the merger agreement until the earlier of the effective time contemplated by the merger agreement or the termination of the merger agreement, directly or indirectly, through any officer, director, employee, agent or otherwise:

o solicit, initiate or encourage submission of proposals with respect to the acquisition of WorldPages; or

o except as provided below, participate in any negotiations or discussions with, or furnish any information to, any person relating to any such acquisition proposal.

         WorldPages may participate in negotiations or discussions with, or furnish information to, any person relating to any acquisition proposal if (i) such acquisition proposal was not solicited, initiated or encouraged in violation of the merger agreement, (ii) our board of directors reasonably determines that such acquisition proposal is likely to result in a proposal superior to the merger, (iii) our board of directors determines in good faith, based upon and in accordance with the written reasoned advice of independent legal counsel, that participating in such negotiations or discussion, or furnishing such information is necessary for the board to comply with its fiduciary duties to the stockholders of WorldPages, (iv) WorldPages shall have received an executed confidentiality agreement from such person with terms no less favorable to WorldPages than those contained in the confidentiality agreement with TransWestern and (v) at least two business days prior to participating in negotiations or discussions with or providing nonpublic information to any person making such acquisition proposal, we notify TransWestern of such negotiations or discussions, or providing of information and negotiate in good faith with WorldPages Merger Subsidiary to allow it to make a counteroffer with respect to such acquisition proposal.

         Access to Information

         Subject to the terms of a confidentiality agreement with TransWestern, we will afford to TransWestern and its representatives, access to our offices and other facilities, personnel, accountants and to all books and records of WorldPages and its subsidiaries and furnish TransWestern with information concerning the businesses of WorldPages and its subsidiaries as may from time to time be requested by TransWestern.

         Conditions to the Merger

         The respective obligations of WorldPages, TransWestern and WorldPages Merger Subsidiary to effect the merger are subject to the satisfaction of various conditions, including, among others:

o the approval and adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock as of the record date;

o the absence of any order, decree or injunction enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority prohibiting the consummation of the merger or reasonably likely causing any of the transactions contemplated by the merger agreement to be rescinded;

o the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act;

o        the satisfaction of all applicable requirements of the Exchange Act;
         and

o the making of all applicable filings under state securities, "Blue Sky" or takeover laws.

         The obligations of WorldPages to effect the merger are subject to the satisfaction of various conditions, including the following:

o the representations and warranties of TransWestern and WorldPages Merger Subsidiary shall be true and correct; and

o TransWestern and WorldPages Merger Subsidiary shall have performed all obligations and complied with all requisite covenants.

         The respective obligations of TransWestern and WorldPages Merger Subsidiary to effect the merger are subject to the satisfaction of various conditions, including, among others:

o the representations and warranties of WorldPages shall be true and correct;

o WorldPages shall have performed all obligations and complied with all requisite covenants;

o since December 31, 2000, there shall have been no material adverse effect with respect to WorldPages and its subsidiaries, taken as a whole, or any event, change, occurrence, effect, fact circumstance or condition which could reasonably be expected to have a material adverse effect with respect to WorldPages and its subsidiaries, taken as a whole;

o TransWestern and WorldPages Merger Subsidiary shall have obtained the financing proceeds contemplated by the commitment letters referred to in the merger agreement;

o WorldPages shall have received a payoff letter from Bank of America, N.A. and shall have received releases of all liens, claims, encumbrances or security interests with respect to any debt being repaid or refinanced on or prior to the effective time of the merger agreement;

o TransWestern and WorldPages Merger Subsidiary shall have received from Swidler Berlin Shereff Friedman, LLP, counsel to WorldPages, an opinion as to the matters specified in an exhibit to the merger agreement;

o no governmental authority shall have issued any rule or other order which is in effect and which (i) materially restricts, prevents or prohibits consummation of the merger or results in the obligation to pay damages as a result of or in connection with the transactions contemplated by the merger agreement in amounts that could have a material adverse effect on TransWestern, (ii) prohibits or limits materially the ownership or operation by TransWestern, WorldPages Merger Subsidiary or any of their subsidiaries of all or any material portion of the business or assets of WorldPages and its subsidiaries, taken as a whole, or compels TransWestern, WorldPages Merger Subsidiary, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of WorldPages or any of its subsidiaries, (iii) imposes material limitations on the ability of TransWestern, WorldPages Merger Subsidiary or any other subsidiary of TransWestern to acquire or hold, or to exercise effectively full rights of ownership of, any shares of WorldPages Common Stock, or (iv) requires divestitures by TransWestern, WorldPages Merger Subsidiary or any other affiliate of TransWestern of any shares of WorldPages Common Stock;

o WorldPages shall not have received notice that stockholders holding more than 15% of each class of capital stock entitled to approve the merger have decided not to vote in favor of approval of the merger and have decided to pursue their appraisal rights under Delaware law;

o TransWestern and WorldPages Merger Subsidiary shall have received a certificate of an officer of WorldPages, dated the closing date contemplated by the merger agreement, certifying as to the satisfaction of certain conditions specified in the merger agreement;

o the expenses of WorldPages in connection with the merger agreement for which WorldPages is liable shall not exceed $4.5 million in the aggregate;

o WorldPages shall have delivered copies of the resolutions adopted by our board of directors as required by the merger agreement, along with a certification of an officer of WorldPages that such resolutions are true, correct and complete and are in full force and effect as of the closing of the merger agreement;

o        all of the following shall have occurred:

         o the convertible debentures of WorldPages shall have been redeemed, effective as of the closing of the merger, for an amount of cash equal to 109% of the principal amount thereof plus accrued but unpaid interest, which redemption shall be funded out of the proceeds of the TransWestern's financing;

         o the warrants issued to holders of the convertible debentures of WorldPages (or one or more affidavits of loss) shall have been surrendered to WorldPages for cancellation and canceled without additional consideration;

         o WorldPages shall have obtained a full and unconditional and enforceable release covering any and all claims (as defined in that certain amendment agreement between WorldPages and the holders of the convertible debentures of WorldPages) that exist or that in the future may exist, including without limitation, with respect to the convertible debentures of WorldPages, the warrants issued to holders of the convertible debentures of WorldPages, that certain amendment agreement between WorldPages and the holders of the convertible debentures of WorldPages or other documents specified in the merger agreement (subject to exceptions set forth in such amendment agreement);

         o the holders of the convertible debentures of WorldPages shall have received an opinion from an independent counsel or a payoff letter from WorldPages' senior lender, in either case satisfying the requirements of such amendment agreement;

         o either (x) the claim conditions (as defined in such amendment agreement) shall not have been satisfied at any time on or before the redemption closing (as defined in such amendment agreement) or (y) the claim conditions are satisfied, but no litigation shall have been commenced (other than litigation that has been finally settled in a manner acceptable to TransWestern and dismissed by stipulation or otherwise with prejudice) prior to the redemption closing thereof and no notice is given of any claims (as defined in such amendment agreement) pursuant to the terms of and subject to the exceptions of such amendment agreement; and

         o there shall have been no reset of the conversion price of the convertible debentures of WorldPages to a price below $3.875.

         If the merger agreement is adopted by our stockholders, we do not anticipate any other material uncertainty surrounding the merger conditions, and we expect to complete the merger shortly after the special meeting but not later than August 21, 2001.

         Termination of the Merger Agreement

         The merger agreement may be terminated at any time prior to the effective time of the merger:

         o        by mutual consent of TransWestern and WorldPages;

         o by TransWestern or WorldPages if the merger does not become effective by August 21, 2001;

         o by either TransWestern or WorldPages if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in the merger agreement, which would result in the failure to satisfy certain conditions to the merger, and such breach or failure of condition shall not have been cured within thirty (30) days after notice thereof;

         o by TransWestern upon the occurrence of an event that does not constitute a breach of a representation, warranty, covenant or obligation contained in the merger agreement but results in certain conditions to the merger being incapable of being satisfied;

         o by WorldPages upon the occurrence of an event that does not constitute a breach of a representation, warranty, covenant or obligation contained in the merger agreement but results in certain conditions to the merger being incapable of being satisfied or not satisfied by TransWestern within thirty (30) days;

         o by TransWestern if our board of directors fails to recommend approval of the merger and merger agreement to our stockholders or if such recommendation is withdrawn, modified or amended in any manner adverse to TransWestern;

         o by TransWestern if any entity or person consummates a tender offer pursuant to which such entity or person becomes the owner of 50% or more of the outstanding shares of WorldPages Common Stock;

         o by TransWestern if this meeting has not been convened prior to August 20, 2001 and the failure to so convene the special meeting was not the fault of TransWestern;

         o by either TransWestern or WorldPages if any U.S. court of governmental authority shall have issued an order or taken other action restraining or otherwise prohibiting the merger and such order or other action shall have become final and nonappealable;

         o by either TransWestern or WorldPages if the merger agreement and merger shall fail to receive the requisite vote for approval by WorldPages stockholders at the special meeting or any adjournment or postponement thereof; or

         o by WorldPages if our board of directors makes a good faith determination that in order for it to comply with its fiduciary duties to WorldPages stockholders, it must terminate the merger agreement so that WorldPages may enter into an agreement with respect to a proposal superior to the merger.

         The right to terminate the merger agreement in certain of the circumstances described above shall not be available to any party whose failure to fulfill any obligations under the merger agreement has been the cause of or has resulted in the failure of the condition to be satisfied.

         Upon termination, the merger agreement will become void and have no effect, without any liability on the part of any party, except as provided in the merger agreement. However, no party shall be relieved from liability to any other party for any intentional breach of the merger agreement prior to or as of the date of such termination.

         Termination Fees;  Expenses

         The merger agreement provides for the payment to TransWestern of a fee by WorldPages of $9.2 million plus reimbursement of documented out-of-pocket expenses not to exceed $5.5 million in the aggregate if the merger agreement is terminated in certain circumstances, including the following:

         o by TransWestern if our board of directors fails to recommend approval of the merger and merger agreement to our stockholders or if such recommendation is withdrawn, modified or amended in any manner adverse to TransWestern;

         o by TransWestern if any entity or person consummates a tender offer pursuant to which such entity or person becomes the owner of 50% or more of the outstanding shares of WorldPages Common Stock; or

         o by WorldPages if our board of directors makes a good faith determination that in order for it to comply with its fiduciary duties to WorldPages stockholders, it must terminate the merger agreement so that WorldPages may enter into an agreement with respect to a proposal superior to the merger.

         In addition, the merger agreement provides for the reimbursement to TransWestern by WorldPages of documented out-of-pocket expenses not to exceed $5.5 million in the aggregate if the merger agreement is terminated, with certain exceptions, by TransWestern if there shall have been an intentional breach by WorldPages of any of its representations, warranties, covenants or obligations contained in the merger agreement, which would result in the failure to satisfy certain conditions to the merger, and such breach or failure of condition shall not have been cured within thirty (30) days after notice thereof.

         The merger agreement also provides for the reimbursement to TransWestern by WorldPages of 50% of documented out-of-pocket expenses not to exceed $1.75 million in the aggregate if the merger agreement is terminated:

         o by TransWestern if this meeting has not been convened prior to August 20, 2001 and the failure to so convene the special meeting was not the fault of TransWestern; or

         o by either TransWestern or WorldPages if the merger agreement and merger shall fail to receive the requisite vote for approval by WorldPages stockholders at the special meeting or any adjournment or postponement thereof.

         The merger agreement also provides that if within six (6) months following the date of termination pursuant to the previous two paragraphs, (i) WorldPages enters into a written agreement (other than a confidentiality agreement) with respect to a merger, consolidation, business combination or other similar transaction involving

WorldPages or a substantial portion of its assets; or (ii) any third party (other than an affiliate of TransWestern or WorldPages Merger Subsidiary) acquires 50% or more of the outstanding shares of WorldPages Common Stock, then WorldPages, upon the closing of such transaction, shall pay TransWestern a fee of $9.2 million and all out-of-pocket expenses not previously paid or reimbursed.

         Amendment to the Merger Agreement; Extension; Waiver

         The merger agreement may be amended only in writing by each of the parties to the merger agreement.

         At any time prior to the effective time of the merger, TransWestern and WorldPages Merger Subsidiary on the one hand, and WorldPages on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant the merger agreement by the other party to the merger agreement or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement by the other party to the merger agreement.

         Voting Agreements with Directors

         The members of our board of directors and certain other stockholders, representing approximately 23.9 percent of the outstanding WorldPages shares of Common Stock, have entered into agreements to vote in favor of the merger. Each such stockholder agreed to vote in favor of the merger agreement, not to acquire additional shares of WorldPages Common Stock and, subject to certain exceptions, not to sell any shares of WorldPages Common Stock owned by such stockholder. The voting agreements will terminate, subject to certain conditions, if the merger agreement is terminated.

                                  OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of WorldPages' Common Stock as of April 30, 2001, by:

         o        each director of WorldPages;

         o each of WorldPages' executive officers and former executive officers named in the Summary Compensation Table, and

         o        all directors and executive officers of WorldPages as a group.


                                                                   SHARES BENEFICIALLY OWNED(1)
                                                        ----------------------------------------------------
                                                           NUMBER OF SHARES OF      PERCENT OF WORLDPAGES
NAME                                                     WORLDPAGES COMMON STOCK       COMMON STOCK(12)
----                                                    ----------------------------------------------------
George Anderson(2)(13).................................                  46,000(3)            *
Todd Crandell..........................................                      0                *
Rod K. Cutsinger(13)...................................               5,181,664(4)           11.0
Robert Flynn(2)(13)....................................                  20,000(5)            *
Wilmot Matthews(2)(13).................................                 212,306(6)            *
David M. Mitchell(13)..................................                 206,144(7)            *
Richard O'Neal(13).....................................               5,942,797(8)           12.4
Michael A. Pruss.......................................                  60,599(9)            *
Steve Sparks...........................................                334,259(10)            *
John Woodall...........................................                 26,667(11)            *


                                                                        Page 46

Executive officers and directors as a group
  (10 individuals).....................................             12,030,436(12)           24.9

* Percentage of shares beneficially owned is less than 1.0%.

(1) Beneficial ownership includes shares of WorldPages Common Stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the ownership percentage of the person or group holding such options, warrants, rights, privileges or other obligations. Except as noted, each stockholder has sole voting and dispositive power with respect to all shares of WorldPages Common Stock beneficially owned by such stockholder.

(2) Messrs. Anderson, Flynn and Matthews became directors of WorldPages on February 23, 2000 upon the closing of the acquisitions of YPtel Corporation, Web YP and Big Stuff.

(3) Includes 30,000 shares of Common Stock subject to options and warrants that are immediately exercisable.

(4) Includes an aggregate of 973,584 shares of Common Stock beneficially owned by trusts for the benefit of Mr. Cutsinger's two adult children over which Mr. Cutsinger has sole voting and dispositive power. Also includes 263,743 shares of Common Stock beneficially owned by the Sue Nan and Rod Cutsinger Foundation, of which Mr. Cutsinger disclaims beneficial ownership. Also includes 50,000 shares of Common Stock subject to stock option and warrants that are immediately exercisable.

(5) Includes 20,000 shares of Common Stock subject to options and warrants that are immediately exercisable.

(6) Includes 45,000 shares of Common Stock subject to options and warrants that are immediately exercisable.

(7) Includes 20,000 shares of Common Stock subject to stock options that are currently exercisable.

(8) Includes warrants to purchase 847,059 shares of Common Stock that are immediately exercisable. A trustee for Mr. O'Neal's children owns 189,020 of these non-transferable, ten-year warrants. Also includes 56,250 shares of Common Stock subject to stock options that are immediately exercisable.

(9) Includes 41,667 shares of Common Stock subject to stock options that are immediately exercisable.

(10) Includes 72,804 shares of Common Stock subject to stock options and warrants that are immediately exercisable.

(11) Includes 26,667 shares of Common Stock subject to stock options that are immediately exercisable.

(12) Includes 1,209,447 shares of Common Stock which such persons have the right to acquire upon the exercise of options and warrants that are immediately exercisable.

(13) In connection with the merger agreement, WorldPages and WorldPages Merger Subsidiary entered into voting agreements with each of WorldPages' directors and certain other stockholders representing, in the aggregate, approximately 23.9 percent of the outstanding Common Stock. Each such director and other stockholder agreed to vote in favor of the merger agreement, not to acquire additional shares of Common Stock and, subject to certain exceptions, not to sell any shares of Common Stock owned by such stockholder. The voting agreements will terminate, subject to certain conditions, if the merger agreement is terminated.

         The following table sets forth information regarding all persons known to WorldPages to be the beneficial owner of more than five percent of the Common Stock of WorldPages as of April 30, 2001.

                                                                       PERCENTAGE OF
                                                       NUMBER            CLASS AT
NAME AND ADDRESS                                     OF SHARES        APRIL 30, 2001
----------------                                     ---------        --------------
Rod K. Cutsinger...................................   5,181,664(1)         11.0%
  5483 Tilbury Drive
  Houston, Texas 77056
Richard O'Neal.....................................   5,942,797            12.4%
  2400 Lakeview Drive
  Amarillo, Texas 79109
TransWestern Publishing Company LLC................  11,222,477(2)         23.9%
  8344 Clairmont Mesa Boulevard
  San Diego, California 92111

(1) Includes an aggregate of 973,584 shares of Common Stock beneficially owned by trusts for the benefit of Mr. Cutsinger's two adult children over which Mr. Cutsinger has sole voting and dispositive power. Also includes 263,743 shares of Common Stock beneficially owned by the Sue Nan and Rod Cutsinger Foundation, of which Mr. Cutsinger disclaims beneficial ownership. Also includes 50,000 shares of Common Stock subject to stock option and warrants that are immediately exercisable.

(2) Voting power of these shares is shared among TransWestern Publishing Company LLC and its affiliates WorldPages Merger Subsidiary, Inc. and TransWestern Communications Company, Inc. Excludes 1,182,059 shares of Common Stock subject to options and warrants. In connection with the merger agreement, WorldPages and WorldPages Merger Subsidiary entered into voting agreements with each of WorldPages' directors and certain other stockholders representing, in the aggregate, approximately 23.9 percent of the outstanding Common Stock. Each such director and other stockholder agreed to vote in favor of the merger agreement, not to acquire additional shares of Common Stock and, subject to certain exceptions, not to sell any shares of Common Stock owned by such stockholder. The voting agreement will terminate, subject to certain conditions, if the merger agreement is terminated.


         Shareholders of YPtel were issued Class A special shares by ACG Exchange Company, a wholly-owned Nova Scotia subsidiary of WorldPages, which are exchangeable on a one-for-one basis for WorldPages' Common Stock. The terms of the acquisition of YPtel restrict the ability of WorldPages to engage in merger transactions with other companies unless the WorldPages board of directors has used its best efforts to provide comparable treatment between the holders of WorldPages Common Stock and the holders of Class A Special Shares, taking into account the general tax effect of such merger upon such holders, respectively, and economic equivalency. A merger partner of acquirer willing to agree to continue the tax deferral arrangement of the Class A Special Shares for the balance of the 5-year period may offer a lower price or value for that reason. WorldPages believes that potential acquirors or merger partners will be reluctant to agree to the restrictions referenced above and the other restrictions contained in the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares provisions. In a merger involving the exchange of other stock for WorldPages Common Stock, if the merger partner or acquirer is unwilling to continue the tax deferral arrangement provided by the ACG Exchange Company/Class A Special Share structure, this could result in holders of Class A Special Shares being allocated a higher per share consideration than holders of WorldPages Common Stock in the merger. It may be impossible to structure a stock spin-off to stockholders of WorldPages during the time the class A Special Shares are outstanding. Because the merger with TransWestern that is the subject of this proxy statement provides for only cash consideration to holders of WorldPages Common Stock and holders of Class A Special Shares, the restrictions discussed above arising from the Yptel acquisition do not apply.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

         Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described herein and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

         Due to the contemplated consummation of the merger, WorldPages does not currently expect to hold a 2001 annual meeting of stockholders because, following the merger, WorldPages will not be a publicly held company. In the event the merger is not consummated for any reason, we anticipate that a 2001 annual meeting of stockholders will be held as soon as practicable following the date the pending merger is terminated. Any WorldPages stockholder intending to submit a proposal for inclusion in our proxy statement and form of proxy relating to the 2001 annual meeting of stockholders, in the event that such meeting is held, must submit the proposal in accordance with the requirements of Rule 14a-8 promulgated under the Exchange Act. Thus, we must receive the proposal a reasonable time before we begin to print our proxy materials.

EXPENSES OF SOLICITATION

         WorldPages will bear the cost of preparing, mailing, and soliciting the proxy statement. In addition to our solicitations by mail, our directors, officers, and regular employees may solicit proxies personally and by telephone, facsimile, or other means, for which they will receive no compensation in addition to their normal compensation. WorldPages has also retained Georgeson Shareholder, Inc. located at 17 State Street, New York, New York 10004, telephone number (212) 440-9800 or toll-free telephone number (800) 223-2064 to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees, and fiduciaries and will pay a fee of $17,500 plus that firm's transaction expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and WorldPages may reimburse them for their reasonable transaction and clerical expenses.

AVAILABLE INFORMATION

         WorldPages is subject to the informational reporting requirements of the Exchange Act and in accordance with the Exchange Act, WorldPages files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such material may also be accessed through the SEC's web site at www.sec.gov. WorldPages' Common Stock is listed on the NYSE under the symbol "WPZ." Such materials may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

         You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. WorldPages has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 25, 2001.

         You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

INFORMATION INCORPORATED BY REFERENCE

         Our Annual Report on Form 10-K for the year ended December 31, 2000, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and our Current Reports on Form 8-K filed on April 27, 2001 and May 1, 2001, each filed by us with the SEC (Commission File No. 001-13875) are incorporated by reference into this proxy statement. Our 10-K and 10-Q are not presented in this proxy statement or delivered with it, but are available (without exhibits, unless the exhibits are specifically incorporated in this proxy statement by reference) to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to us at 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, Attention: Michael A. Pruss at (972) 731-6600. Copies of our 10-K and 10-Q so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid.

         All documents WorldPages files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to Private Securities Litigation Reform Act in WorldPages' publicly-filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. WORLDPAGES HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO WORLDPAGES, AND TRANSWESTERN HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO TRANSWESTERN, MERGER SUBSIDIARY AND THEIR AFFILIATES.

                                    By order of the Board of Directors

                                    /s/ Michael A. Pruss
                                    --------------------
                                    Michael A. Pruss
                                    Secretary
May 25, 2001

                                   APPENDIX A


2001 Annual Meeting of Stockholders
Wednesday, June 27, 2001
9:00 a.m. local time
Worldpages.com Corporate Offices
6801 Gaylord Parkway
Suite 300
Dallas, TX 75034

There are three ways to vote your proxy

TELEPHONE VOTING
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-850-5909, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5 pm Eastern Time June 26, 2001.

INTERNET VOTING
Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5 pm Eastern Time June 26, 2001.

VOTING BY MAIL
Simply mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER

CONTROL NUMBER

PLEASE DETACH HERE

Please mark your votes like this

WorldPages.com's Board of Directors recommends a vote "FOR" Proposal 1.
1. A proposal to adopt the Agreement and Plan of Merger, dated as of April 26, 2001 by and among TransWestern Publishing Company LLC, WorldPages Merger Subsidiary, Inc. and WorldPages.com, Inc.

WorldPages.com's Board of Directors recommends a vote "FOR" Proposal 2.
2. To adjourn the meeting, if necessary, to solicit additional votes in favor of adoption of the merger agreement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the adoption of the Agreement and Plan of Merger, dated as of April 26, 2001 by and among TransWestern Publishing Company LLC, WorldPages Merger Subsidiary, Inc. and WorldPages.com, Inc. and FOR the adjournment of the meeting, if necessary, to solicit additional votes in favor of adoption of the merger agreement.

DATE:           , 2001


--------------------------------------
(Signature)


--------------------------------------
(Signature if held jointly)

NOTE: Please sign exactly as name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PLEASE DETACH HERE

WORLDPAGES.COM, INC.
PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
STOCKHOLDERS ON JUNE 27, 2001

     The undersigned hereby appoints George Anderson and Michael A. Pruss with full power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of WORLDPAGES.COM, INC. (the "Company"), to be held at the Company's Corporate Offices located at 6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034, on June 27, 2001, at 9:00 a.m. local time, and all adjournments thereof, and to vote, as indicated below, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. Please date and sign on the reverse side and mail promptly in the enclosed envelope.

                                   APPENDIX B

                           --------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       TRANSWESTERN PUBLISHING COMPANY LLC

                       WORLDPAGESS MERGER SUBSIDIARY, INC.

                                       AND

                              WORLDPAGES.COM, INC.

                           Dated as of April 26, 2001

                                TABLE OF CONTENTS


ARTICLE I ............................................................................................................2

DEFINITIONS...........................................................................................................2
          Section 1.1.      Acquisition Proposal......................................................................2
          Section 1.2.      Affiliate.................................................................................2
          Section 1.3.      Agreement.................................................................................2
          Section 1.4.      Alternative Acquisition...................................................................2
          Section 1.5.      Amendment Agreement.......................................................................2
          Section 1.6.      Automatic Redemption Date.................................................................2
          Section 1.7.      Certificates..............................................................................2
          Section 1.8.      Certificate of Merger.....................................................................2
          Section 1.9.      Closing; Closing Date.....................................................................2
          Section 1.10.     Code......................................................................................2
          Section 1.11.     Committee.................................................................................3
          Section 1.12.     Confidentiality Agreement.................................................................3
          Section 1.13.     Constituent Corporations..................................................................3
          Section 1.14.     Contracts.................................................................................3
          Section 1.15.     Convertible Debentures....................................................................3
          Section 1.16.     Credit Agreement..........................................................................3
          Section 1.17.     Directors Plan............................................................................3
          Section 1.18.     Dissenting Shares.........................................................................3
          Section 1.19.     Effective Time............................................................................3
          Section 1.20.     Employee Options..........................................................................3
          Section 1.21.     ERISA.....................................................................................3
          Section 1.22.     Exchange Act..............................................................................3
          Section 1.23.     Exchangeable Share Consideration..........................................................4
          Section 1.24.     Expenses..................................................................................4
          Section 1.25.     Fiduciary Determination...................................................................4
          Section 1.26.     Funded Debt...............................................................................4
          Section 1.27.     GAAP......................................................................................5
          Section 1.28.     GCL.......................................................................................5
          Section 1.29.     Governmental Authority....................................................................5
          Section 1.30.     HSR Act...................................................................................5
          Section 1.31.     Indemnified Parties.......................................................................5
          Section 1.32.     Intellectual Property.....................................................................5
          Section 1.33.     IRS.......................................................................................5
          Section 1.34.     Knowledge of WPZ..........................................................................5
          Section 1.35.     Law.......................................................................................5
          Section 1.36.     Latest Balance Sheet......................................................................5
          Section 1.37.     Material Adverse Effect...................................................................6



                                        i




          Section 1.38.     Merger....................................................................................6
          Section 1.39.     Merger Consideration......................................................................6
          Section 1.40.     Merger Subsidiary.........................................................................6
          Section 1.41.     MSDW......................................................................................6
          Section 1.42.     NYSE......................................................................................6
          Section 1.43.     1997 Plan.................................................................................6
          Section 1.44.     Options...................................................................................6
          Section 1.45.     Other Options.............................................................................6
          Section 1.46.     Out of the Money Option...................................................................6
          Section 1.47.     Owned Real Property.......................................................................6
          Section 1.48.     Parent....................................................................................6
          Section 1.49.     Parent's Representatives..................................................................6
          Section 1.50.     Paying Agent..............................................................................7
          Section 1.51.     Payment Fund..............................................................................7
          Section 1.52.     Permits...................................................................................7
          Section 1.53.     Permitted Encumbrances....................................................................7
          Section 1.54.     Permitted Investments.....................................................................7
          Section 1.55.     Person....................................................................................7
          Section 1.56.     Proxy Statement...........................................................................7
          Section 1.57.     SEC.......................................................................................7
          Section 1.58.     Securities Act............................................................................7
          Section 1.59.     Sellers...................................................................................7
          Section 1.60.     Shares....................................................................................8
          Section 1.61.     Special Meeting...........................................................................8
          Section 1.62.     Stock Option Plans........................................................................8
          Section 1.64.     Subsidiary; Subsidiaries..................................................................8
          Section 1.65.     Superior Proposal.........................................................................8
          Section 1.66.     ..........................................................................................8
          Surviving Corporation.......................................................................................8
          Section 1.67.     Tax Returns...............................................................................8
          Section 1.68.     Taxes.....................................................................................8
          Section 1.69.     WPZ Affiliates............................................................................9
          Section 1.70.     WPZ Benefit Plans.........................................................................9
          Section 1.71.     WPZ Common Stock..........................................................................9
          Section 1.72.     WPZ Companies.............................................................................9
          Section 1.73.     WPZ ERISA Plan............................................................................9
          Section 1.74.     WPZ Expenses..............................................................................9
          Section 1.75.     WPZ Fiscal Financial Statements...........................................................9
          Section 1.76.     WPZ Preferred Stock.......................................................................9
          Section 1.77.     WPZ's Representatives.....................................................................9
          Section 1.78.     WPZ SEC Reports...........................................................................9


                                       ii




ARTICLE II
          [RESERVED].................................................................................................10

ARTICLE III
          THE MERGER.................................................................................................10
          Section 3.1.      The Merger...............................................................................10
          Section 3.2.      Closing..................................................................................10
          Section 3.3.      Effective Time of the Merger.............................................................10
          Section 3.4.      Effects of the Merger....................................................................10
          Section 3.5.      Stockholders' Meeting....................................................................11
          Section 3.6.      WPZ Approval; Representations and Warranties.............................................12
          Section 3.7.      Preparation of Proxy Statement and Other Filings; Information............................12
          Section 3.8.      Exchange Act and NYSE Filings; State Takeover Laws.......................................12

ARTICLE IV
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
          THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.....................................................13
          Section 4.1.      Effect on Capital Stock..................................................................13
          Section 4.2.      Conversion of Securities.................................................................13
          Section 4.3.      Payment for Shares.......................................................................14
          Section 4.4.      Stock Transfer Books.....................................................................16
          Section 4.5.      Stock Options and Warrants...............................................................16
          Section 4.6.      Dissenting Shares........................................................................17
          Section 4.7.      Convertible Debentures...................................................................17
          Section 4.8.      Class A Special Shares...................................................................17

ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF
          PARENT AND MERGER SUBSIDIARY...............................................................................17
          Section 5.1.      Organization and Authority...............................................................18
          Section 5.2.      Authority Relative to this Agreement.....................................................18
          Section 5.3.      Consents and Approvals...................................................................18
          Section 5.4.      Information Supplied.....................................................................19
          Section 5.5.      Financial Capability.....................................................................19
          Section 5.6.      Fees and Expenses of Brokers and Others..................................................19

ARTICLE VI
          REPRESENTATIONS AND WARRANTIES OF WPZ......................................................................20
          Section 6.1.      Organization and Authority of the WPZ Companies..........................................20
          Section 6.2.      Capitalization...........................................................................20
          Section 6.3.      Authority Relative to this Agreement.....................................................21
          Section 6.4.      Consents and Approvals; No Violations....................................................22
          Section 6.5.      Reports..................................................................................22

                                       iii




          Section 6.6.      Absence of Certain Events................................................................23
          Section 6.7.      Litigation...............................................................................24
          Section 6.8.      Title to and Sufficiency of Assets.......................................................24
          Section 6.9.      Contracts................................................................................25
          Section 6.10.     Collective Bargaining Agreement..........................................................25
          Section 6.11.     Employee Benefit Plans...................................................................26
          Section 6.12.     Tax Matters..............................................................................26
          Section 6.13.     Real Property............................................................................28
          Section 6.14.     Compliance with Law......................................................................28
          Section 6.15.     Transactions With Affiliates.............................................................29
          Section 6.16.     Fees and Expenses of Brokers and Others..................................................29
          Section 6.17.     Absence of Undisclosed Liabilities; Guarantees...........................................30
          Section 6.18.     Environmental Matters....................................................................30
          Section 6.19.     Information Supplied.....................................................................30
          Section 6.20.     Funded Debt..............................................................................31
          Section 6.21.     Relationships.  .........................................................................31
          Section 6.22.     Intellectual Property....................................................................31
          Section 6.23.     Publications in Process..................................................................32
          Section 6.24.     List of Publications.....................................................................32
          Section 6.25.     Replacement of Phone Listings.  .........................................................32
          Section 6.26.     Accounts Receivables.....................................................................32

ARTICLE VII
          COVENANTS..................................................................................................33
          Section 7.1.      Conduct of the Business of WPZ...........................................................33
          Section 7.2.      No Solicitation..........................................................................35
          Section 7.3.      Access to Information; Confidentiality Agreement.........................................36
          Section 7.4.      Reasonable Commercial Efforts............................................................37
          Section 7.5.      Consents.................................................................................37
          Section 7.6.      Public Announcements.....................................................................37
          Section 7.7.      Indemnification; Insurance...............................................................37
          Section 7.8.      Notification of Certain Matters..........................................................38
          Section 7.9.      Resignations.............................................................................39
          Section 7.10.     Financial Statements.....................................................................39

ARTICLE VIII
          CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.........................................................39
          Section 8.1.      Conditions Precedent to Each Party's Obligation to Effect the Merger.....................39
          Section 8.2.      Conditions Precedent to Obligations of WPZ...............................................40
          Section 8.3.      Conditions Precedent to Obligations of Parent and Merger Subsidiary......................40

ARTICLE IX
          TERMINATION; AMENDMENT; WAIVER.............................................................................43


                                       iv




          Section 9.1.      Termination..............................................................................43
          Section 9.2.      Effect of Termination....................................................................44
          Section 9.3.      Termination Fees.........................................................................45
          Section 9.4.      Amendment................................................................................45
          Section 9.5.      Extension; Waiver........................................................................45

ARTICLE X
          MISCELLANEOUS..............................................................................................46
          Section 10.1.     Survival of Representations and Warranties...............................................46
          Section 10.2.     Entire Agreement; Assignment.............................................................46
          Section 10.3.     Notices..................................................................................46
          Section 10.4.     Governing Law; Consent to Jurisdiction...................................................47
          Section 10.5.     Descriptive Headings.....................................................................48
          Section 10.6.     Parties in Interest......................................................................48
          Section 10.7.     Counterparts.............................................................................48
          Section 10.8.     Specific Performance.....................................................................48
          Section 10.9.     Fees and Expenses........................................................................48
          Section 10.10.    Severability.............................................................................48

ANNEXES AND EXHIBITS

Exhibit 1.33          Knowledge of WPZ
Exhibit 6.1A          WPZ Subsidiaries











Exhibit 6.2           Companies' Outstanding Options, Warrants, Subscriptions or
                      Other Rights
Exhibit 6.4           WPZ Required Consents
Exhibit 6.6           Adverse Changes Affecting WPZ Companies
Exhibit 6.7           WPZ Litigation
Exhibit 6.8           Certain Permitted Liens
Exhibit 6.9           WPZ Contracts
Exhibit 6.10          WPZ Labor Matters
Exhibit 6.11          WPZ Benefit Plans
Exhibit 6.12          Tax Matters Concerning WPZ
Exhibit 6.13          WPZ Real Property
Exhibit 6.15          Transactions With Affiliates by WPZ
Exhibit 6.17          Absence of Undisclosed Liabilities
Exhibit 6.20          WPZ Funded Debt
Exhibit 6.21          Certain Relationships
Exhibit 6.22          WPZ Intellectual Property
Exhibit 6.24          List of Publications
Exhibit 7. 1A         Conduct of the Business of WPZ
Exhibit 7.1B          Representatives
Exhibit 7.7           Indemnification Agreements

Exhibit 8.3(h)  Form of Opinion of Swidler Berlin Shereff Friedman, LLP
Exhibit 8.3(k)  Form of WPZ Officer's Certificate
Exhibit 8.3(n)  Form of Bank of America, N.A. Payoff Letter

                          AGREEMENT AND PLAN OF MERGER



          AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2001 (this "Agreement"), by and among, TransWestern Publishing Company LLC, a Delaware limited liability company ("Parent"), WorldPages Merger Subsidiary, Inc., a Delaware corporation ("Merger Subsidiary"), and WorldPages.com, Inc., a Delaware corporation ("WPZ"). Capitalized terms used below have the meanings assigned such terms in Article I.


                                    RECITALS

         WHEREAS, the respective Board of Directors of Parent and Merger Subsidiary have unanimously approved the acquisition of WPZ by Merger Subsidiary and the Board of Directors of WPZ have unanimously approved the acquisition of WPZ by Merger Subsidiary, by means of the merger of Merger Subsidiary with and into WPZ (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the holders of Shares will be entitled to receive the Merger Consideration with respect to their shares and the WPZ Series B Preferred Stock would be redeemed automatically at a price of $1 per share; and

         WHEREAS, the Board of Directors of WPZ (the "Board of Directors") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each Share in the Merger is fair to the stockholders of WPZ, (B) the Merger is otherwise in the best interests of WPZ and its stockholders, (C) this Agreement is not subject to the restrictions on business combinations contained in Section 203 of the GCL and
(D) each Other Option that is an Out of the Money Option has no value because the per share portion of the Merger Consideration is less than the exercise price required to be paid to receive such Merger Consideration, such Merger Consideration is the only consideration which the holder of such Out of the Money Option is entitled to receive upon exercise thereof, and therefore such Out of the Money Option can be canceled and will be canceled as part of and upon consummation of the Merger and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby, to submit this Agreement to WPZ stockholders for their consideration and approval and to recommend approval and adoption by the stockholders of WPZ of this Agreement; and

         WHEREAS, simultaneously with the execution of this Agreement, the Sellers have executed and delivered a Voting Agreement to Parent whereby the Sellers have agreed, subject to termination of this Agreement under Section 9.1(i), to vote their Shares in favor of the Merger and the transactions contemplated hereby; and

         WHEREAS, Parent, Merger Subsidiary and WPZ desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Acquisition Proposal. "Acquisition Proposal" shall have the meaning set forth in Section 7.2(a) hereof.

         Section 1.2. Affiliate. "Affiliate" shall have the meaning set forth in
Section 6.15 hereof, except when such term refers to an Affiliate of Parent the word "Parent" shall be substituted for WPZ and WPZ Companies in the definition set forth in Section 6.15.

         Section 1.3. Agreement. "Agreement" shall mean this Agreement, together with the Annexes and Exhibits attached hereto, as amended from time to time in accordance with the terms hereof.

         Section 1.4. Alternative Acquisition. "Alternative Acquisition" shall have the meaning given in Section 9.3(b) hereof.

         Section 1.5. Amendment Agreement. "Amendment Agreement" shall have the meaning given in Section 8.3(n) hereof.

         Section 1.6. Automatic Redemption Date. "Automatic Redemption Date" shall have the meaning set forth in Appendix A to the Articles of Association of ACG Exchange Company.

         Section 1.7. Certificates. "Certificates" shall have the meaning given in Section 4.3(b) hereof.

         Section 1.8. Certificate of Merger. "Certificate of Merger" shall have the meaning given in Section 3.3 hereof.

         Section 1.9. Closing; Closing Date. "Closing" shall mean the closing held pursuant to Section 3.2 hereof, and "Closing Date" shall mean the date on which the Closing occurs.

         Section 1.10. Code. "Code" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended.

         Section 1.11. Committee. "Committee" shall have the meaning given to such term in the 1997 Plan.

         Section 1.12. Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement, dated as of December 11, 2000, between Parent and WPZ.

         Section 1.13. Constituent Corporations. "Constituent Corporations" shall have the meaning given in Section 3.1 hereof.

         Section 1.14. Contracts. "Contracts" shall mean contracts, agreements, leases, licenses, arrangements, understandings, relationships and commitments required by Section 6.9 to be set forth in Exhibit 6.9; provided that as such term is used in Section 7.1, the term "Contracts" shall include any contract with aggregate obligations in excess of $100,000 or obligations in excess of $50,000 per annum.

         Section 1.15. Convertible Debentures. "Convertible Debentures" shall have the meaning given in Section 4.7 hereof.

         Section 1.16. Credit Agreement. "Credit Agreement" shall have the meaning given in Section 8.3(f) hereof.

         Section 1.17. Directors Plan. "Directors Plan" shall have the meaning given in Section 4.5 hereof.

         Section 1.18. Dissenting Shares. "Dissenting Shares" shall have the meaning given in Section 4.6 hereof.

         Section 1.19. Effective Time. "Effective Time" shall have the meaning given in Section 3.3 hereof.

         Section 1.20. Employee Options. "Employee Options" shall have the meaning given in Section 4.5 hereof.

         Section 1.21. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         Section 1.22. Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         Section 1.23. Exchangeable Share Consideration. "Exchangeable Share Consideration" shall have the meaning set forth in Appendix A to the Articles of Association of ACG Exchange Company.

         Section 1.24. Expenses. "Expenses" shall mean all (a) legal, accounting and consulting fees and expenses, (b) travel related expenses, (c) commitment and other fees and expenses of Parent's financing sources and (d) any out-of-pocket cost or expense, in each case, of Parent, its officers, directors or Affiliates incurred with respect to the transactions contemplated hereby, the evaluation of WPZ or otherwise relating to the negotiation, consummation and enforcement of this Agreement.

          Section 1.25. Fiduciary Determination. Fiduciary Determination shall mean a good faith determination by the Board of Directors of WPZ, based upon and in accordance with the written reasoned advice of independent legal counsel, that a proposed action is necessary for the Board of Directors of WPZ to comply with its fiduciary duties to WPZ's stockholders under applicable law.

         Section 1.26. Funded Debt. "Funded Debt" of any Person shall mean, without duplication, (i) all indebtedness for borrowed money or issued in exchange or substitution for borrowed money (including, without limitation, indebtedness evidenced by issued but uncashed checks or as amounts drawn against overdraft lines of credit), (ii) all liabilities of such Person evidenced by any note, bond, debenture or other debt security, (iii) all liabilities of such Person for the deferred purchase price of property or services (excluding operating leases) with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, including, without limitation, all incurred but unpaid liabilities with respect to former employees for which such Person is liable and all liabilities (whether earn-outs, indemnity payments, non-compete payments, consulting payments, bonuses, commissions or other forms of compensation or other similar payments) that may be payable as a result of or in connection with (x) the Merger or (y) any acquisition of, or investments in, another Person or in the assets of another Person (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due) by such Person, (iv) all commitments by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), other than such commitments that have been entered into in the ordinary course of business which are not more than six months past due, (v) all liabilities guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse, but excluding the guaranty of any WPZ Subsidiary of WPZ indebtedness that is considered Funded Debt), (vi) all liabilities under capitalized leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations another Person assures a creditor against loss; and (vii) any fees, penalties (including any prepayment or similar penalties triggered upon the consummation of the transactions contemplated hereunder) or accrued and unpaid interest on any of the foregoing items.

         Section 1.27. GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

         Section 1.28. GCL. "GCL" shall mean the Delaware General Corporation Law, as amended.

         Section 1.29. Governmental Authority. "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

         Section 1.30. HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Section 1.31. Indemnified Parties. "Indemnified Parties" shall have the meaning given in Section 7.7(a) hereof.

         Section 1.32. Intellectual Property. "Intellectual Property" means all of the following: (i) patents and registered designs, including all registrations of, and applications for the registration of the same; (ii) copyrights, including information regarding each registration and pending application to register any copyrights; (iii) trademarks, servicemarks, slogans, trade names, trade dress and the like (collectively, and together with the associated goodwill of each, "Trademarks"), including information regarding each registration and pending application to register any such Trademarks; (iv) inventions, confidential processes, methods, patterns, devices, formulas, trade secrets and other know-how; (v) domestic and foreign domain name registrations and applications for registration; (vi) computer software (including, without limitation, data, data bases and documentation); and (vii) any licenses, agreements or permissions in connection with any of the foregoing.

         Section 1.33. IRS. "IRS" shall mean the Internal Revenue Service.

         Section 1.34. Knowledge of WPZ. "Knowledge of WPZ" shall mean the actual knowledge, after due inquiry, of those officers of the WPZ Companies identified on Exhibit 1.33 attached hereto.

         Section 1.35. Law. "Law" shall mean any federal, state, provincial, local or other law, order, decree, judgment or other requirement of any kind of any Governmental Authority, and the rules, regulations and orders promulgated thereunder.

         Section 1.36. Latest Balance Sheet. "Latest Balance Sheet" shall have the meaning set forth in Section 6.12(vii).

         Section 1.37. Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to WPZ or the WPZ Companies, a material adverse effect on the business, operations, assets, liabilities, financial condition, results of operations, prospects or value of the WPZ Companies, taken as a whole and, with respect to Parent, a material adverse effect on the business, operations, assets, liabilities, financial condition, results of operations, prospects or value of Parent and its Subsidiaries, taken as a whole.

         Section 1.38. Merger. "Merger" shall mean the merger of Merger Subsidiary with and into WPZ at the Effective Time.

         Section 1.39. Merger Consideration. "Merger Consideration" shall mean $3.00 per Share.

          Section 1.40. Merger Subsidiary. "Merger Subsidiary" shall mean Worldpages Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

         Section 1.41. MSDW. "MSDW" shall mean Morgan Stanley & Co., Inc., financial advisors to WPZ.

         Section 1.42. NYSE. "NYSE" shall mean the New York Stock Exchange.

         Section 1.43. 1997 Plan. "1997 Plan" shall have the meaning given in
Section 4.5 hereof.

         Section 1.44. Options. "Options" shall have the meaning given in
Section 4.5 hereof.

         Section 1.45. Other Options. "Other Options" shall have the meaning given in Section 4.5 hereof.

         Section 1.46. Out of the Money Option. "Out of the Money Option" shall mean any Option, the exercise price of which is equal to or greater than the Merger Consideration.

         Section 1.47. Owned Real Property. "Owned Real Property" shall have the meaning given in Section 6.13 hereof.

         Section 1.48. Parent. "Parent" shall mean TransWestern Publishing Company, LLC, a Delaware limited liability company.

         Section 1.49. Parent's Representatives. "Parent's Representatives" shall have the meaning given in Section 7.1(b) hereof.

         Section 1.50. Paying Agent. "Paying Agent" shall mean Continental Stock Transfer Company.

         Section 1.51. Payment Fund. "Payment Fund" shall have the meaning given in Section 4.3(a) hereof.

         Section 1.52. Permits. "Permits" shall mean permits, licenses and governmental authorizations, registrations and approvals.

         Section 1.53. Permitted Encumbrances. "Permitted Encumbrances" shall mean with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves therefor have been made; (b) mechanics and similar statutory liens for labor, materials or supplies provided with respect to such parcel incurred in the ordinary course of business for amounts which are not delinquent and which could not, individually or in the aggregate, have a Material Adverse Effect on the WPZ Companies, taken as a whole; (c) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over such parcel which are not violated by the current use or occupancy of such parcel or the operation of the business thereon; and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such parcel which do not or would not materially impair the use or occupancy of such parcel in the operation of the business.

         Section 1.54. Permitted Investments. "Permitted Investments" shall have the meaning given in Section 4.3(a) hereof.

         Section 1.55. Person. "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         Section 1.56. Proxy Statement. "Proxy Statement" shall have the meaning given in Section 3.5(a) hereof.

         Section 1.57. SEC. "SEC" shall mean the Securities and Exchange Commission.

         Section 1.58. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

         Section 1.59. Sellers. "Sellers" shall mean, collectively, all of the Persons identified on Schedule A to the Voting Agreement; each, a "Seller".

         Section 1.60. Shares. "Shares" shall mean shares of WPZ Common Stock.

         Section 1.61. Special Meeting. "Special Meeting" shall have the meaning given in Section 3.5(a) hereof.

         Section 1.62. Stock Option Plans. "Stock Option Plans" shall have the meaning given in Section 4.5 hereof.

         Section 1.63. Stock Purchase. "Stock Purchase" shall have the meaning given in Section 9.3(b).

         Section 1.64. Subsidiary; Subsidiaries. "Subsidiary" shall mean (i) each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, (ii) any partnership or limited liability company of which a party is the general partner or a managing member, as the case may be, and (iii) each other corporate entity which constitutes a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act (collectively "Subsidiaries").

        Section 1.65. Superior Proposal. Superior Proposal shall mean an unsolicited Acquisition Proposal that the Board of Directors of WPZ determines in good faith, based upon and in accordance with the written advice of an independent financial advisor of nationally recognized reputation, is (a) more favorable from a financial point of view to WPZ's stockholders (taking into account financing contingencies) than the Merger (including, for purposes of such comparison, any adjustment to the terms and conditions thereof proposed in writing by Merger Subsidiary and Parent in response to such Acquisition Proposal) and (b) likely to be consummated in a timely manner.

         Section 1.66. Surviving Corporation. "Surviving Corporation" shall have the meaning given in Section 3.1 hereof.

         Section 1.67. Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the WPZ Benefit Plans.

         Section 1.68. Taxes. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

         Section 1.69. WPZ Affiliates. "WPZ Affiliates" shall have the meaning given in Section 6.15 hereof.

         Section 1.70. WPZ Benefit Plans. "WPZ Benefit Plans" shall have the meaning given in Section 6.11(a) hereof.

         Section 1.71. WPZ Common Stock. "WPZ Common Stock" shall mean the common stock, $.0001 par value, of WorldPages.com, Inc.

         Section 1.72. WPZ Companies. "WPZ Companies" shall mean WorldPages.com, Inc. and its Subsidiaries.

         Section 1.73. WPZ ERISA Plan. "WPZ ERISA Plan" shall have the meaning given in Section 6.11(a) hereof.

         Section 1.74. WPZ Expenses. "WPZ Expenses" shall mean all (a) legal, accounting, investment banking, consulting and similar fees and expenses, (b) travel and related expenses and (c) all other out of pocket fees and expenses, in each case, incurred by WPZ and its Subsidiaries (or for which WPZ and its Subsidiaries are responsible) in connection with the transactions contemplated hereby.

         Section 1.75. WPZ Fiscal Financial Statements. "WPZ Fiscal Financial Statements" shall mean the audited consolidated balance sheet of WPZ, as of December 31, 2000, and the related audited consolidated statements of earnings, stockholders' equity and cash flows for the fiscal year then ended, together with the notes thereto.

         Section 1.76. WPZ Preferred Stock. "WPZ Preferred Stock" shall mean the preferred stock, $.0001 par value per share, of WorldPages.com, Inc.

         Section 1.77. WPZ's Representatives. "WPZ' s Representatives" shall have the meaning given in Section 7.1(b) hereof.

         Section 1.78. WPZ SEC Reports. "WPZ SEC Reports" shall mean all documents filed by WPZ with the SEC pursuant to the Exchange Act or the Securities Act.

                                   ARTICLE II
                                   [RESERVED]

                            Intentionally Left Blank

                                   ARTICLE III
                                   THE MERGER

         Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GCL, Merger Subsidiary shall be merged with and into WPZ at the Effective Time. At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and WPZ shall continue as the surviving corporation and direct wholly-owned subsidiary of Parent (Merger Subsidiary and WPZ are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, WPZ is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "WorldPages.com, Inc.," and shall continue to be governed by the laws of the State of Delaware.

         Section 3.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the third business day following satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the office of Kirkland & Ellis, in Chicago, Illinois, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 3.3. Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the GCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         Section 3.4. Effects of the Merger.

               (a) The Merger shall have the effects as set forth in the applicable provisions of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of WPZ and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of WPZ and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

               (b) The directors and the officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

               (c) The Certificate of Incorporation of Merger Subsidiary immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and the GCL.

               (d) The Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof, the Certificate of Incorporation and the GCL.

         Section 3.5. Stockholders' Meeting.

               (a) WPZ, acting through its Board of Directors, shall, in accordance with applicable Law and WPZ's Certificate of Incorporation and
Bylaws:

                       (i) duly call, set a record date for, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable for the purpose of considering and taking action upon the Merger and this Agreement;

                       (ii) submit this Agreement and the Merger to the WPZ stockholders for their consideration at the Special Meeting;

                       (iii) as promptly as practicable prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement, and (u) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined), (v) after consultation with Parent, use its reasonable commercial efforts to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement, (w) furnish all information regarding WPZ and its Subsidiaries required in the Proxy Statement or otherwise by the SEC (including, without limitation, financial statements and supporting schedules and certificates and, reports of independent public accountants), (x) cause a definitive proxy statement prepared in connection with the Merger (the "Proxy Statement") to be mailed to its stockholders, (y) use its reasonable commercial efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders, and (z) use its reasonable commercial efforts otherwise to comply with all legal requirements applicable to such meeting;

                       (iv) subject to the WPZ Board of Directors making a Fiduciary Determination after receiving a Superior Proposal to change its recommendation, include in the Proxy Statement the recommendation of WPZ's Board of Directors that stockholders of WPZ vote in favor of the approval of the Merger and this Agreement (the "Company Recommendation");

                       (v) subject to the WPZ Board of Directors making a Fiduciary Determination after receiving a Superior Proposal to change the Company Recommendation, take all action to solicit from WPZ stockholders proxies and take all other action necessary or advisable to secure the approval of the stockholders required by the GCL and any other applicable law and WPZ's Certificate of Incorporation and Bylaws and necessary to satisfy the condition set forth in Section 8.1(a) hereof.

         Section 3.6. WPZ Approval; Representations and Warranties. WPZ hereby approves of and consents to the Merger and represents and warrants that the Board of Directors (at a meeting duly called and held) has (A) unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of WPZ and all of its stockholders, (B) approved this Agreement and the transactions contemplated hereby, including the Merger, (C) resolved to elect not to be subject to any state takeover law that is or purports to be applicable to the Merger or the transactions contemplated by this Agreement, (D) taken all steps necessary to render Section 203 of the GCL inapplicable to this Agreement, and the transactions contemplated hereby and thereby, including the Merger, (E) resolved that each Other Option that is an Out of the Money Option has no value because the per share portion of the Merger Consideration is less than the exercise price required to be paid to receive such Merger Consideration; such Merger Consideration is the only consideration the holder is entitled to receive upon exercise of such Out of the Money Option and, therefore, all Other Options which are Out of the Money Options may be canceled upon consummation of the Merger and
(F) subject to the Board of Directors making a subsequent Fiduciary Determination, after receiving a Superior Proposal, to change its recommendation, resolved to recommend that the holders of WPZ Common Stock approve this Agreement, the Merger and the transactions contemplated hereby.

         Section 3.7. Preparation of Proxy Statement and Other Filings; Information. WPZ and Parent and Merger Subsidiary shall cooperate in the preparation of the Proxy Statement and all other filings and submissions required by the SEC or any other Governmental Authority in connection with the transactions contemplated by this Agreement. WPZ and the Board of Directors shall permit Parent and Merger Subsidiary and its counsel to participate in all communications with the SEC and its staff regarding the Proxy Statement (except to the extent they relate to a Superior Proposal), including all meetings and telephone conferences relating to the Proxy Statement, this Agreement or the transactions contemplated herein, provided that in the event that such participation is not practicable, the Board of Directors shall promptly inform Parent and Merger Subsidiary of the content of all such communications and the participants involved therein. All written communications to the stockholders of WPZ shall be subject to the review of Parent and Merger Subsidiary.

         Section 3.8. Exchange Act and NYSE Filings; State Takeover Laws. Unless an exemption shall be expressly applicable to WPZ or unless Parent and Merger Subsidiary agree otherwise in writing, WPZ shall file with the SEC and the New York Stock Exchange ("NYSE") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NYSE (including without limitation all required financial statements). Such reports and other information shall comply in all material respects with the rules and regulations of the NYSE and the Exchange Act, and when filed, to the Knowledge of WPZ, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. WPZ shall take all reasonably necessary steps to exempt the transactions contemplated by this Agreement, including the Merger, from the requirements of applicable state takeover Laws and to assist Merger Subsidiary and Parent in any challenge to the validity or applicability to the transactions contemplated hereby of any state takeover Law.


                                   ARTICLE IV
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 4.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of WPZ Common Stock or the holder of any capital stock of Merger Subsidiary:

               (a) Capital Stock of Merger Subsidiary. Each share of the capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and WPZ-Owned Stock. Each share of WPZ Common Stock and all other shares of capital stock that are owned by WPZ and all shares of WPZ Common Stock and other shares of capital stock of WPZ owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent or WPZ shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

         Section 4.2. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, Parent or the holders of any of the shares thereof:

               (a) Subject to the other provisions of this Section 4.2, each share of WPZ Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by WPZ or any wholly-owned Subsidiary of WPZ or by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent and excluding Dissenting Shares) shall be converted into the right to receive the Merger Consideration, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificates (as defined in Section 4.3(b)); provided that, if between the date of this Agreement and the Effective Time the shares of WPZ Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such change.

               (b) All shares of WPZ Common Stock, when converted as provided in
Section 4.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing

Shares outstanding immediately prior to the Effective Time shall cease to have any rights with-respect to WPZ Common Stock except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of Section 4.3 (but subject to Section 4.6), such Certificates shall represent only the right to receive for each of their Shares the Merger Consideration, without any interest thereon.

        Section 4.3.   Payment for Shares.

               (a) Paying Agent. At the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of WPZ Common Stock, for payment in accordance with this Article IV, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 4.2(a) and this Section 4.3 to holders of shares of WPZ Common Stock (other than Parent or any wholly-owned Subsidiary of Parent or Merger Subsidiary or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund in accordance with Section 4.2(a) and this Section 4.3. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make or cause to be made the appropriate cash payments, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into such appropriate commercial arrangements with the Paying Agent, if any, as may be necessary to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of WPZ Common Stock entitled thereto as contemplated by this Section. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of WPZ Common Stock shall be entitled under this Section 4.3, Parent shall promptly restore such amount of the inadequacy to the Payment Fund, and in any event shall be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

               (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Parent or any wholly-owned Subsidiary of Parent or Merger Subsidiary) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of WPZ Common Stock (the "Certificates"), (i) a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of WPZ Common Stock represented by such Certificate, and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. The consideration to be issued upon the surrender of Certificates in accordance with this Section 4.3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of WPZ Common Stock formerly represented thereby. Until surrendered in accordance with the provision of this Section 4.3, after the Effective Time each Certificate (other than Certificates representing Shares owned by Parent or any wholly-owned Subsidiary of Parent or Merger Subsidiary) shall represent for all purposes only the right to receive the Merger Consideration based on the number of Shares represented by such Certificate.


               (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of WPZ Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of WPZ Common Stock who have not therefore complied with this
Article IV and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

               (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of WPZ Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (ii) Parent shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

               (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to Merger Subsidiary) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        Section 4.4. Stock Transfer Books. At and after the Effective Time, the stock transfer books of WPZ shall be closed and there shall be no further registration of transfers of shares of WPZ Common Stock thereafter on the records of WPZ, and each holder of a Certificate representing shares of WPZ Common Stock shall cease to have any rights as a stockholder of WPZ except for the right to surrender his or her Certificate for payment of the Merger Consideration as provided in this Article IV.

        Section 4.5. Stock Options and Warrants. WPZ shall cause each (i) outstanding option, warrant, stock appreciation right, phantom stock award or performance award or similar right to acquire shares (collectively, the "Employee Options") under WPZ's 1997 Stock Awards Plan (the "1997 Plan") and 1997 NonQualified Stock Option Plan For Non-Employee Directors (the "Directors Plan") and the option agreements between WPZ and certain of its officers, directors, employees and consultants thereunder (collectively, the "Stock Option Plans"), and (ii) any other option (including, without limitation, the options referred to on Exhibit 6.2), warrant (including without limitation, the warrants listed on Exhibit 6.2) or other right to acquire (upon purchase, exchange, conversion or otherwise) shares of WPZ Common Stock (collectively, the "Other Options" and, together with the Employee Options, the "Options") to be (a) exercised prior to the Effective Time, or (b) surrendered by the holder or canceled by action of the Board of Directors of WPZ, as of the Effective Time, at which time WPZ will pay to each holder of such canceled Option (whether or not such Option is then vested or exercisable), in settlement or cancellation thereof, an amount (subject to applicable withholding tax) in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, by (ii) the number of Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time (without giving effect to any antidilutive changes in the number of such Shares arising from the Merger and assuming any unvested Options have vested); it being understood that, although all Options that are Out of the Money Options will be deemed canceled and forfeited pursuant to this Section 4.5, the holder(s) thereof will not be entitled to receive any consideration therefor. Prior to the Effective Time, (i) WPZ shall obtain the consent, in form and substance satisfactory to Merger Subsidiary, of the holders of the Options issued pursuant to the Directors Plan to the cancellation of such Options as provided in this Section 4.5 and (ii) the Committee shall take the actions and make the determinations necessary to cause each outstanding Option to terminate and be cancelled, in each case so as to give effect to the transactions described in this Section 4.5. The Other Options that are Out of the Money Options shall be, in accordance with the Board's resolution described in Section 3.6, Section 6.2 and in the preamble hereto, at and as of the Effective Time, inoperative, canceled and terminated such that they will no longer be outstanding and shall be of no further force and effect as a result of the Merger.

        Section 4.6. Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of WPZ Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the GCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, unless or until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Section 262 of the GCL. Such shares instead shall, from and after the Effective Time, represent only the right to receive payment of the appraised value of such shares of WPZ Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of WPZ Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, with respect to each such share, the Merger Consideration upon surrender, in the manner provided in Section 4.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of WPZ Common Stock.

        Section 4.7. Convertible Debentures. WPZ shall cause the $20,000,000 principal amount of 5% Convertible Debentures (the "Convertible Debentures") to be redeemed upon, and as a condition to Parent's and Merger Subsidiary's obligation to consummate, the Merger, at 109% of the principal amount thereof, plus accrued but unpaid interest, which redemption will be funded with the proceeds of the Parent's financing.

        Section 4.8. Class A Special Shares. WPZ shall cause ACG Exchange Company to redeem the Class A Special Shares in exchange for the Exchangeable Share Consideration upon, and as a condition to Parent's and Merger Subsidiary's obligation to consummate, the Merger.



                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                          PARENT AND MERGER SUBSIDIARY

        Parent and Merger Subsidiary represent and warrant to WPZ as follows:

        Section 5.1. Organization and Authority. Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

        Section 5.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary are within the corporate power of Parent and Merger Subsidiary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Subsidiary, and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate or shareholder proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Parent or Merger Subsidiary and (assuming the due authorization, execution and delivery hereof and thereof by Parent) constitute or will constitute valid and binding agreements of Parent and Merger Subsidiary, enforceable against them in accordance with their respective terms, expect as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

        Section 5.3. Consents and Approvals. No Violations. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, "Blue Sky" or takeover laws, and
(ii) the filing of the Certificate of Merger as required by the GCL, no filing or registration with, and no Permit, authorization, consent or approval of, any public body or Governmental Authority or other party that is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Subsidiary, or for the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement shall not have been obtained as of the Closing. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby by Parent and Merger Subsidiary will (i) conflict with or result in any breach of any provision of the Articles or Certificate of Incorporation or ByLaws of Parent or Merger Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets except, in the case of subsections

(ii) and (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on Parent and that will not prevent the consummation of the transactions contemplated hereby.

        Section 5.4. Information Supplied. None of the information relating to Parent and its affiliates supplied in writing by Parent specifically for inclusion in the Proxy Statement or in any other document to be filed in connection with the transactions contemplated by this Agreement will, at the respective time filed with the SEC or any Governmental Authority and in addition, in the case of the Proxy Statement at the date it or any amendment or supplement thereto is mailed, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, Parent should become aware of any event relating to Parent or any of its Subsidiaries that is required under applicable Law to be disclosed in an amendment or supplement to the Proxy Statement, Parent shall promptly so inform WPZ and will furnish to WPZ all information relating to such event that is required under applicable Law to be disclosed in an amendment or supplement to the Proxy Statement; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Merger Subsidiary with respect to information supplied by WPZ in writing expressly for inclusion in the Proxy Statement, or with respect to information derived from the WPZ SEC Reports which is included or incorporated by reference in the Proxy Statement.

        Section 5.5. Financial Capability. Parent and Merger Subsidiary have received and furnished to WPZ (i) a commitment letter to provide senior debt financing to Parent and Merger Subsidiary, from Canadian Imperial Bank of Commerce and First Union National Bank, (ii) a commitment letter with respect to the equity investment by Thomas H. Lee Company or one of its Affiliates, and
(iii) a commitment letter with respect to the equity investment of Continental Illinois Venture Corporation or one of its Affiliates (collectively, including any attachments thereto, referred to as the "Commitment Letters"). Assuming satisfaction of the terms and conditions set forth therein, the commitments set forth in the Commitment Letters, together with the funds available to Parent and Merger Subsidiary, are sufficient to consummate the Merger.

        Section 5.6. Fees and Expenses of Brokers and Others. Neither Parent nor any of its Affiliates (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF WPZ

        WPZ represents and warrants to Parent and Merger Subsidiary as follows:

        Section 6.1. Organization and Authority of the WPZ Companies. Each of the WPZ Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the WPZ Companies has full corporate power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the WPZ Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the WPZ Companies. Exhibit 6.1A constitutes a true and complete list of all of the Subsidiaries of WPZ. The copies of the Certificate of Incorporation and By-laws of WPZ which have been delivered to Parent are complete and correct and in full force and effect on the date hereof.

        Section 6.2.   Capitalization.

               (a) WPZ's authorized equity capitalization consists of One Hundred Eighty Million (180,000,000) shares of WPZ Common Stock, par value $.0001 per share, and Twenty Million (20,000,000) shares of WPZ Preferred Stock, par value $.0001 per share. As of the close of business on the date hereof and, other than changes to reflect exercise of Options, the exchange of Class A Special Shares of ACG Exchange Company outstanding as of the date hereof or conversion of the Convertible Debentures, immediately prior to the Effective Time, Forty-Four Million Four Hundred and Two Thousand Nine Hundred Forty-Three (44,402,943) shares of WPZ Common Stock; Two Million Six Hundred Twenty-Six Thousand Six Hundred and One (2,626,601) shares of WPZ Common Stock issuable upon the exchange of the Two Million Six Hundred Twenty- Six Thousand Six Hundred and One (2,626,601) Class A Special Shares of ACG Exchange Company (which constitute all of the issued and outstanding Class A Special Shares) and Three Million Eight Hundred Seventy-One Thousand Nine Hundred Eleven (3,871,911) shares of WPZ Common Stock issuable upon exercise of issued and outstanding Options (which constitute all of the issued and outstanding Options), and one
(1) share of WPZ Series B Preferred Stock1 were issued and outstanding. Such shares of WPZ Common Stock and WPZ Series B Preferred Stock constituted all of the issued and outstanding shares of capital stock of WPZ as of such date. All issued and outstanding shares of capital stock of WPZ have been and all Shares that may be issued pursuant to

---------------
1 The one (1) outstanding share of Series B Preferred Stock was issued by WPZ to the Montreal Trust Company of Canada, as trustee to the holders of the Special Class A Shares, in connection with WPZ's acquisition of the YPtel Corporation, pursuant to the terms of the Amended and Restated YPtel Agreement dated as of October 26, 1999, as set forth more fully in the Exchange and Voting Trust Agreement dated as of February 2, 2000. WPZ issued the share of Series B Preferred Stock in order to provide holders of ACG Exchange Company Class A Special Shares the right to vote their indirect holdings in WPZ. Once all of the Class A Special Shares of the ACG Exchange Company have been exchanged for WPZ Common Stock, the single outstanding share of WPZ Series B Preferred Stock shall be automatically redeemed by WPZ for $1.00.

the exercise of outstanding Options will be duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been (or will not be) issued in violation of any preemptive rights or in violation of any federal or state securities laws and are free of any rights of first refusal, first offer or similar rights or restrictions on transfer. WPZ has not, subsequent to December 31, 2000, issued any WPZ Preferred Stock or declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the WPZ Common Stock or WPZ Preferred Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. As of the date hereof, all outstanding shares of WPZ Common Stock are duly included for trading on the NYSE.

                   (b) All of the outstanding equity securities of WPZ's Subsidiaries are validly issued, fully paid and nonassessable. All of the outstanding equity securities of WPZ's Subsidiaries are owned by WPZ, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, other than immaterial liens, claims or encumbrances arising after the date of this Agreement which do not individually or in the aggregate diminish the value of such equity securities. Except as set forth on Exhibit 6.2 attached hereto, there are no outstanding securities, options, warrants, calls, subscriptions, rights, stock appreciation rights, phantom stock or performance awards, contracts or commitments of any character to which WPZ is a party or by which any WPZ Company is bound, granting to any third party the right to purchase or acquire any capital stock of, any partnership or membership interests in, or any bonds, debentures, notes or other indebtedness having general voting rights ("Voting Debt") with respect to, any of the WPZ Companies (or securities convertible into or exchangeable for such equity interests or rights) or obligating any WPZ Company to issue, transfer or sell or cause to be issued, transferred or sold such equity interests or rights, and there are no put rights, contracts or commitments of any character pursuant to which any of the WPZ Companies is bound to repurchase any shares of capital stock or partnership or membership interests or Voting Debt.

                   (c) The Board has taken action in the exercise of its discretion such that (i) as of the Effective Time and following consummation of the Merger, the holder of each Other Option that is an Out of the Money Option will be entitled to receive only the Merger Consideration allocated to the shares into which such Out of the Money Option is exercisable upon payment of the exercise price thereunder and to no other consideration, and (ii) each Other Option that is an Out of the Money Option therefore has no value and may and shall be canceled automatically as of the Effective Time and be deemed canceled, no longer outstanding and terminated without consideration.

          Section 6.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby are within the corporate power and authority of WPZ. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of WPZ and no other corporate or shareholder proceedings on the part of WPZ or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated herein or therein (other than, with respect to the Merger, the approval of the Merger and of this Agreement by a majority of the outstanding shares of WPZ Common Stock at the Special Meeting, unless the Merger is effected without a meeting of stockholders pursuant to Section 228 of the GCL). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by WPZ and (assuming the due authorization, execution and delivery hereof and thereof by WPZ) constitute or will constitute valid and binding agreements of WPZ, enforceable against WPZ in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          Section 6.4. Consents and Approvals; No Violations. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, and any applicable filings under state securities, "Blue Sky" or takeover laws,
(ii) the filing of the Certificate of Merger as required by the GCL and (iii) those required filings, registrations, consents, and approvals listed on Exhibit
6.4 attached hereto, no filing or registration with, and no Permit, authorization, consent or approval of, any public body or Governmental Authority or other third party is necessary or required in connection with the execution and delivery of this Agreement by WPZ or for the consummation by WPZ of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement or the other agreements contemplating hereby nor the consummation of the transactions contemplated hereby or thereby by WPZ or any of its Subsidiaries will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, Bylaws or other organizational documents of any of the WPZ Companies, (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any material diminution of any of the rights of the WPZ Companies with respect to, or result in the loss of any material benefit to or the creation of a lien, claim or other encumbrance on any of the properties or assets of any WPZ Company, pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract or other instrument or obligation to which any of the WPZ Companies is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the WPZ Companies or any of their properties or assets.

          Section 6.5. Reports. The WPZ SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the WPZ SEC Reports fairly presented in all material respects the consolidated financial position of the WPZ Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented in all material respects the consolidated results of operations and cash flows of the WPZ Companies for the respective fiscal periods or as of the respective dates set forth therein. The WPZ Fiscal Financial Statements present fairly in all material respects the consolidated financial position of WPZ and its Subsidiaries and their consolidated results of operations and changes in financial position and cash flows for the respective periods therein presented. Each of the financial statements (including the related notes and schedules) included in the WPZ SEC Reports and the WPZ Fiscal Financial Statements (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except for WPZ, none of the WPZ Companies is required to file any forms, reports or other documents with the SEC, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities laws. Since February 18, 1998, WPZ has timely filed all reports, registration statements, definitive proxy statements and other filings required to be filed by it with the SEC.

          Section 6.6.      Absence of Certain Events.

                   (a) Except as specifically disclosed in Exhibit 6.6 attached hereto, since December 31, 2000, none of the WPZ Companies has suffered any change that has had or will have a Material Adverse Effect on the WPZ Companies, taken as a whole, and there has been no event, circumstance or factor which could reasonably be expected to have a Material Adverse Effect on the WPZ Companies, taken as a whole.

                   (b) Except as specifically set forth in Exhibit 6.6 hereto, there has not been since December 31, 2000: (i) any entry into any binding agreement or understanding or any amendment of any binding agreement or understanding between any of the WPZ Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment or retention of any such director, officer or employee or any increase (or promise to make such an increase) in the compensation, severance or termination benefits payable or to become payable by any of the WPZ Companies (except for normal salary increases to employees other than officers and directors in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in compensation expense), or any adoption of or increase (or promise to make such an increase) in any bonus, insurance, pension or other benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee of any WPZ Company; (ii) any labor disputes (other than disputes with individual employees); (iii) any entry by any of the WPZ Companies into any material commitment, agreement, license or transaction, (including, without limitation, any borrowing, capital expenditure, sale or purchase of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of any of the WPZ Companies); (iv) any change in the accounting policies or practices of any of the WPZ Companies or revaluation of any assets of WPZ and its Subsidiaries in any material respect, including without limitation, writing down the value of inventory or writing off notes or accounts receivables except for amounts previously reserved to the extent reflected in the Latest Balance Sheet; (v) any damage, destruction or loss, whether covered by insurance or not, which has had or could reasonably be expected to have a Material Adverse Effect on the WPZ Companies; or (vi) any agreement to do any of the foregoing;

                   (c) Except as set forth in Exhibit 6.6 attached hereto, none of the WPZ Companies has since December 31, 2000: (i) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith; (ii) declared, set aside or paid any dividend or other distribution with respect to, or any direct or indirect redemption, purchase or other acquisition, of any WPZ Common Stock or WPZ Preferred Stock; (iii) made any cancellation or waiver of (A) any right material to the operation of the business of WPZ or its Subsidiaries or (B) any material debts or claims against any Affiliate of WPZ; (iv) agreed to (A) do any of the things described in the preceding clauses (i), (ii) and (iii) or (B) take, whether in writing or otherwise, any action which, if taken after the date of this Agreement, cause a breach of Section 7.1.

        Section 6.7. Litigation. Except as set forth in Exhibit 6.7 attached hereto, there is no action, suit, proceeding or, to the Knowledge of WPZ, investigation pending or, to the Knowledge of WPZ, threatened against any of the WPZ Companies at law or in equity, or before any federal, state, principal, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise (including, without limitation, any unfair labor practice, employment discrimination or employment wage and benefit claims) which, in the case of any of the foregoing, would be reasonably likely to result in liabilities in excess of $25,000 or which is otherwise material to the WPZ Companies. Neither WPZ nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect with respect to the WPZ Companies, taken as a whole.

        Section 6.8. Title to and Sufficiency of Assets. As of the date hereof, the WPZ Companies own, and as of the Effective Time the WPZ Companies will own, good and marketable title to all of their assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed on Exhibit 6.8 attached hereto and except for immaterial liens which do not individually or in the aggregate affect the use of or diminish the value of the assets. Except as disclosed on Exhibit 6.8, such assets (including Intellectual Property), together with all assets held or used by the WPZ Companies under leases, include all tangible and intangible assets, contracts and rights necessary or required for the operation of the businesses of the WPZ Companies in accordance with past practice. All machinery, equipment and other tangible assets currently being used by WPZ or its Subsidiaries which are owned or leased by WPZ or its Subsidiaries are, reasonably adequate and suitable for the uses to which they are currently being put.

        Section 6.9. Contracts. Prior to the date hereof, WPZ has made available to Parent true and correct copies of, and Exhibit 6.9 sets forth a complete and accurate list of, all of the following contracts or commitments of any kind to which any WPZ Company is a party or is bound: (i) any lease of any interest in any real property (collectively, the "Leases"); (ii) any lease of any personal property with aggregate annual rental payments in excess of $100,000; (iii) any agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $100,000 or a right of first refusal with respect thereto; (iv) any agreement relating to the borrowing or lending of money other than advances to employees to cover business expenses in the ordinary course of business; (v) any joint venture contract, partnership contract or similar contract evidencing an ownership interest or a participation in or sharing of profits, (vi) any guaranty, contribution agreement or other agreement that includes any material indemnification or contribution obligation;
(vii) any agreement (including any noncompetition agreement) limiting the ability of any WPZ Company to engage in any line of business or in business with any Person or restricting the geographical area in which any WPZ Company may engage in any business; (viii) any employment, consulting, management, severance or indemnification contract or agreement with annual obligations in excess of $100,000; (xiv) material contracts which are terminable or contracts with annual obligations in excess of $10,000 under which payments by any WPZ Company may be accelerated upon a change in control of WPZ and (xv) any other agreement which may involve the payment of an amount over its term in excess of $250,000 or which is material to any WPZ Company. None of the WPZ Companies is party to any contract or commitment of any character which could reasonably be expected to give rise to a Material Adverse Effect. The WPZ Companies have performed in all material respects and, to the Knowledge of WPZ, every other party has performed in all material respects, each term, covenant and condition of each of the Contracts that is to be performed by any of them at or before the date hereof. Except as set forth herein, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material default by any WPZ Company or, to the Knowledge of WPZ, by any other party under any of the Contracts and, to the Knowledge of WPZ, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of such Contracts.

        Section 6.10. Collective Bargaining Agreement. Except as described in
Exhibit 6.10 attached hereto, no WPZ Company has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and no WPZ Company has recognized any Labor Organization as the collective bargaining representative of any of its employees. Exhibit 6.10 sets forth a complete and accurate list of all collective bargaining agreements or contracts with any labor unions to which any WPZ Company is a party or is bound. WPZ has made available to Parent true and correct copies of each of the items listed on
Exhibit 6.10 and there have been no amendments or supplements issued with respect thereto.

        Section 6.11.  Employee Benefit Plans.

               (a) For purposes of this Section, the term "WPZ Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangement or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the WPZ Companies or Affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate or with respect to which any WPZ Company, any Affiliate or any other entity, that together with WPZ Company or any Affiliate is treated as a single employer under Section 414 of the Code, has any liability. None of the WPZ Benefit Plans is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA (a "WPZ ERISA Plan").

               (b) Except as set forth in Exhibit 6.11 hereto, no WPZ Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. All WPZ Benefit Plans are in compliance in all material respects with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws. No WPZ Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations). Except as set forth on Exhibit 6.11 hereto, no WPZ ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as set forth on
Exhibit 6.11, no WPZ Benefit Plan has any material unfunded liability.

               (c) Exhibit 6.11 hereto is a true and correct list of all WPZ Benefit Plans. WPZ has made available to Parent true and correct copies of each governing document the most recent summary plan description, IRS determination letter and Form 5500 annual report for each WPZ Benefit Plan (other than reports not yet due), together with the most recent actuarial report for any WPZ Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

        Section 6.12.  Tax Matters.

               Except as set forth on Exhibit 6.12:

                       (i) each of the WPZ Companies has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax returns is accurate and complete in all material respects;

                       (ii) each of the WPZ Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

                       (iii) each of the WPZ Companies is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws, and such records identify with specificity all accounts subject to withholding under the Code or under state, local or foreign laws;

                       (iv) there is not any amount of unpaid Taxes due and payable by any of the WPZ Companies or by any other Person that is or could become a lien on any asset of, or otherwise have a Material Adverse Effect on the WPZ Companies, either individually or as a whole;

                       (v) each of the WPZ Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due;

                       (vi) none of the WPZ Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the WPZ Companies by any Governmental Authority; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the WPZ Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the WPZ Companies; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 6.12 hereto is being contested in good faith through appropriate measures, and its status is accurately and completely described in
Exhibit 6.12 hereto;

                       (vii) the charges, accruals and reserves on the most recent audited consolidated balance sheet included in the WPZ Fiscal Financial Statements (the "Latest Balance Sheet") fully and properly reflects, as of the date thereof, the liabilities of WPZ and its Subsidiaries for all accrued Taxes and deferred liability for Taxes, and the charges, accruals and reserves on the Latest Balance Sheet for Taxes (excluding any liability for deferred taxes) as adjusted (in accordance with GAAP) on account of operations of the WPZ Companies occurring in the ordinary and usual course of business and consistent with past practice since the date of the Latest Balance Sheet through the Effective Time will be at least equal to the aggregate liability of the WPZ Companies for Taxes with respect to all periods (or portions thereof) ending on or prior to the Closing Date;

                       (viii) none of the WPZ Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or former Treasury Regulations Section 1.1502-14 or any excess loss account described in Treasury Regulations Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (D) any installment sale made in a taxable period (or portion thereof) ending on or prior to the Closing Date or (E) as a result of any prepaid amount received in any taxable period (or portion thereof) ending on or prior to the Closing Date;

                       (ix) none of the WPZ Companies has made any payments, nor is or will become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under
Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); and

                       (x) none of the WPZ Companies (A) has, since the date of acquisition by WPZ, been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was WPZ) or (B) has any liability for the Taxes of any Person (other than any of the WPZ Companies) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        Section 6.13. Real Property. Exhibit 6.13 sets forth the address and description of each parcel of real estate owned by any of the WPZ Companies ("Owned Real Property"). With respect to each parcel of Owned Real Property: (A) a WPZ Company has good and marketable fee simple title to such parcel, free and clear of all liens and encumbrances, except Permitted Encumbrances, (B) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel or any portion thereof or interest therein, and (C) no WPZ Company is a party to any agreement or option to purchase any real property or interest therein. The property identified in Exhibit 6.13, together with the Leases comprise all of the real property used by WPZ or any Subsidiary of WPZ in the operation of its business.

        Section 6.14.  Compliance with Law.

               (a) Each of the WPZ Companies has complied and is in compliance with and has not violated or conflicted with any Law, other than where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on the WPZ Companies, taken as a whole.

               (b) WPZ and its Subsidiaries hold all Permits that are required for the operation of the businesses of the WPZ Companies as now conducted, except where the failure to hold any such Permit would not have a Material Adverse Effect with respect to the WPZ Companies, taken as a whole, and there has not occurred any default under any such Permit, except to the extent that such default would not have a Material Adverse Effect with respect to the WPZ Companies, taken as a whole. No application, action or proceeding for the modification of any such Permits is pending or, to the Knowledge of WPZ, threatened that may result in the revocation, modification, nonrenewal or suspension of any Permits held by any WPZ Company. No outstanding notice of cancellation or


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



termination has been delivered to WPZ or its Subsidiaries in connection with any such material Permit nor, to the Knowledge of WPZ, has any such cancellation or termination been threatened.

        Section 6.15. Transactions With Affiliates. For purposes of this Section, the term "Affiliate" shall mean (a) any Person who, to the Knowledge of WPZ, is the beneficial owner of 5% or more of the voting securities of WPZ, (b) any director or officer of any of the WPZ Companies, (c) any Person that directly or indirectly controls, is controlled by or is under common control with any of the WPZ Companies (collectively, the "WPZ Affiliates"), and any Person that directly or indirectly controls, is controlled by or is under common control with any of the WPZ Affiliates; and (d) any member of the immediate family of any of the foregoing Persons. Except as set forth in Exhibit 6.15 attached hereto, since December 31, 2000, the WPZ Companies have not: (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to cash remuneration in amounts consistent with past practice for services rendered as a director, officer or employee of one or more of the WPZ Companies), or (c) borrowed any money from, or made or forgiven any loan or other advance to any Affiliate. Except as set forth in Exhibit 6.15 and except for cash remuneration in amounts consistent with past practice for services rendered and reimbursements of business expenses to employees and directors in the ordinary course of business (a) the Contracts do not include any obligation or commitment between any of the WPZ Companies and any Affiliate, (b) the assets of the WPZ Companies do not include any receivable or other obligation or commitment from an Affiliate to any of the WPZ Companies and (c) the liabilities of the WPZ Companies do not include any payable or other obligation or commitment from any of the WPZ Companies to any Affiliate. Except as set forth in Exhibit 6.15 hereto, no Affiliate of any of the WPZ Companies is a party to any contract with any customer or supplier of any WPZ Company that materially and adversely affects in any manner the business, financial condition or results of operation of any of the WPZ Companies.

        Section 6.16. Fees and Expenses of Brokers and Others. None of the WPZ Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that WPZ has engaged MSDW to represent it in connection with such transactions, and shall pay all of MSDW's fees and expenses in connection with such engagement. WPZ has heretofore furnished to Parent a complete and correct copy of all agreements between WPZ and MSDW pursuant to which such firm would be entitled to any payment in connection with this Agreement or any of the transactions contemplated hereby, and there have been no amendments to such agreements.

        Section 6.17. Absence of Undisclosed Liabilities; Guarantees. Except as set forth in Exhibit 6.17, none of the WPZ Companies has, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations or contingencies (a) to the extent reflected on or accrued or reserved against in the Latest Balance Sheet or in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the WPZ Companies, taken as a whole, or (c) incurred after the date of this Agreement, out of the ordinary course of business, but only to the extent that such liabilities, obligations or contingencies are approved by Parent pursuant to Section 7.1.

        Section 6.18. Environmental Matters. Each of the WPZ Companies have complied and is in compliance, in all material respects, with all environmental laws; the WPZ Companies have received no oral or written notice of any violation, in any material respect, of, or any material or potentially material liability (contingent or otherwise) or obligation under, any environmental laws; and no facts or circumstances with respect to the past or current operations or facilities of the WPZ Companies or any predecessor affiliate thereof (including without limitation any onsite or offsite disposal or release of, or contamination by, hazardous materials, substances or wastes) would give rise to any material or potentially material liability or obligation of the WPZ Companies under any environmental laws.

        Section 6.19. Information Supplied. None of the information relating to WPZ and its affiliates supplied in writing by WPZ specifically for inclusion, or to be incorporated by reference, in the Proxy Statement or in any other document to be filed in connection with the transactions contemplated by this Agreement with the SEC or any other Governmental Authority, including any exhibits or schedules thereto, will at the respective times filed with the SEC or other Governmental Authority and, in addition, in the case of the Proxy Statement at the date it or any amendment or supplement thereto is mailed to stockholders; and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, WPZ should become aware of any event relating to any WPZ Company that is required by applicable Law to be set forth in an amendment of, or supplement to, the Proxy Statement, WPZ shall promptly so inform Parent and Merger Subsidiary and shall promptly file or cause to be filed such amendment or supplement. The Proxy Statement will comply as to form in all material respects with the Exchange Act, and shall not, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement or representation hereby is made or shall be made by WPZ with respect to information supplied by Parent or Merger Subsidiary in writing expressly for inclusion in the Proxy Statement or in any other document to be filed in connection with the transactions contemplated by this Agreement.

        Section 6.20. Funded Debt. As of the date hereof and as of the Effective Time, except for the amounts of Funded Debt specifically enumerated on Exhibit 6.20, neither WPZ nor any of its Subsidiaries has any Funded Debt.

        Section 6.21. Relationships. To the Knowledge of WPZ, the relationships of the WPZ Companies with material suppliers, distributors, dealers, sales representatives, customers and others having business relationships with them are generally satisfactory, and there is no indication of any intention by any Person (or group of Persons) other than the WPZ Companies to terminate or modify the terms of any such relationships, except for any termination or modification which could not reasonably be expected to have a Materially Adverse Effect on the WPZ Companies. There has been no resignation or termination of employment of any officer or key employee of any WPZ Company and WPZ has no Knowledge of an impending or threatened resignation or termination of employment that could reasonably be expected to have a Material Adverse Effect on the WPZ Companies.

        Section 6.22.  Intellectual Property.

               (a) Exhibit 6.22(a) identifies and describes each item of material Intellectual Property owned by any WPZ Company, or used in the business of any WPZ Company, that: (i) is registered or the subject of an application for registration; (ii) is material to the business or prospects of any WPZ Company; or (iii) is a license or similar right granted by any WPZ Company or to any WPZ Company (excluding, however, licenses of shrink wrapped commercial software and licenses to customers of a WPZ Company made in the ordinary course of business and subject to terms and conditions that are consistent with such WPZ Company's past practices) (all of the foregoing, including licenses of shrink wrapped commercial software, collectively referred to as the "WPZ Intellectual Property").

               (b) Except as disclosed on Exhibit 6.22(b): (i) a WPZ Company owns or is authorized to use under a valid, enforceable and unexpired license each item of WPZ Intellectual Property; (ii) no proceedings have been instituted, are pending, or to the Knowledge of WPZ, are threatened, nor to the Knowledge of WPZ are there any valid basis for such proceedings, which (A) challenge the ownership, use or other rights of any WPZ Company with respect to the WPZ Intellectual Property, or (B) challenge the validity of any item of WPZ Intellectual Property; (iii) neither the ownership of a WPZ Company of any item of WPZ Intellectual Property nor its use thereof in connection with the assets and properties such WPZ Company violates any Laws; (iv) none of the WPZ Intellectual Property, or use thereof by any WPZ Company in connection with the assets and properties of such WPZ Company is subject to any outstanding order, decree, judgment, stipulation or any Lien; (v) to the Knowledge of WPZ, no third party has infringed upon, misappropriated, violated or otherwise come into conflict with any of the WPZ Intellectual Property; (vi) no software code that is subject to a GNU Public License or other similar open source licensing arrangement has been incorporated into any WPZ Company products; (vii) no WPZ Company has granted any exclusive license to any third parties with regard to any item of WPZ Intellectual Property; and (viii) each item of WPZ Intellectual Property shall be available to the Surviving

Corporation and its Subsidiaries on terms and conditions identical to the terms and conditions (if any) upon which such item was available to the WPZ Companies prior to the Effective Time.

               (c) Except as disclosed on Exhibit 6.22(c), no WPZ Company has received any notice that it has infringed, misappropriated or otherwise violated any Intellectual Property rights or other rights of any third parties and to the Knowledge of WPZ no infringement, misappropriation or violation will occur as a result of the continued operation of the WPZ Companies' respective businesses as currently conducted or as currently proposed to be conducted.

        Section 6.23. Publications in Process. The publications in process and the yellow pages directories in process of publication are suitable and usable in all materials respects in the ordinary course of business, and suitable and usable in all material respects for the due publication of WPZ's neighborhood telephone directories.

        Section 6.24. List of Publications. Exhibit 6.24 attached hereto contains a true and complete list of (a) each telephone directory published by WPZ and its Subsidiaries, (b) the two most recent dates on which each of such directories was published by WPZ and its Subsidiaries and (c) the approximate number of copies of each directory published on the most recent date listed. To the Knowledge of WPZ, the directories listed in Exhibit 6.24 generally contain substantially all of the addresses and phone numbers for the area of their respective publication (except for telephone numbers that are "unlisted" by agreement with the applicable local telephone exchange company) and were generally distributed to substantially all of the residences and business firms in its area.

        Section 6.25. Replacement of Phone Listings. WPZ does not have any Knowledge that any arrangements under which information is being supplied to WPZ and its Subsidiaries by any local telephone exchange company for listed telephone numbers and addresses of households in the geographical areas in which WPZ or any of its Subsidiaries publishes telephone directories will be canceled, terminated or revoked.

        Section 6.26. Accounts Receivables. All of the notes and accounts receivable as reflected on the Latest Balance Sheet and any additional notes and accounts receivable recorded in the books and records of WPZ thereafter are, and as of the Closing Date will be, receivables that arose in the ordinary course of business and to the knowledge of WPZ, subject to no valid counterclaims or setoffs (except as reserved against in the Latest Balance Sheet, or in a subsequent balance sheet, to the extent they are recorded after the Latest Balance Sheet date).

                                   ARTICLE VII
                                    COVENANTS



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




        Section 7.1.   Conduct of the Business of WPZ.

               (a) Except as set forth in Exhibit 7.1A attached hereto, during the period from the date of this Agreement to the Effective Time, WPZ shall, and shall cause each of its Subsidiaries and Partnerships to, conduct their respective operations in the ordinary and usual course of business and consistent with past practice, and to use their respective reasonable commercial efforts to preserve intact their respective business organizations, to use reasonable commercial efforts to maintain all material assets in good repair and condition (except for ordinary wear and tear) and all insurance and intellectual property necessary to the conduct of their businesses as currently conducted, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them. Without limiting the generality of the foregoing, prior to the Effective Time, neither WPZ nor any of WPZ's Subsidiaries or Partnerships will, without the prior written consent of Parent:

                       (i)    amend its Articles or Certificate of
Incorporation, Bylaws, or other organizational documents;

                       (ii) authorize for issuance or issue, sell, pledge or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to
Exhibit 6.2 to this Agreement;

                       (iii) split, combine or reclassify any shares of its capital stock or other securities, as applicable, or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other securities, as applicable, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries and Partnerships or permit or cause any adjustment to the exercise or conversion price of any of the Options;

                       (iv) (A) incur or assume any Funded Debt not currently outstanding, except for borrowings in the ordinary course of business under revolving credit agreements in effect on the date hereof and ordinary course accruals of unpaid interest under the Credit Agreement and the Convertible Debentures, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person or permit the renewal or extension of any contract or other obligation that is the subject of a guarantee or similar obligation, other than for intercompany obligations or in connection with the endorsement of checks for deposit in the ordinary course of business,
(C) make any loans, advances or capital contributions to, or investments in, any other Person other than advances in the ordinary course of business in respect of business expenses of employees, and other than intercompany advances, (D) enter into any Contract other than those disclosed on Schedule 6.9 or alter, amend, modify or exercise any option under any Contract or exercise any option under any supply or requirements agreement or (E) authorize any capital expenditures other than capital expenditures pursuant to Contracts entered into prior to the date hereof, and capital expenditures reflected in the capital budget for WPZ, a copy of which will be provided to Parent prior to the Closing Date, not in excess of $300,000 in the aggregate.

                       (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee (except for normal increases in salary to employees (other than officers and directors) in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in compensation expense);

                       (vi) acquire, sell, lease or dispose of any material assets outside the ordinary course of business or acquire (whether by merger, consolidation or acquisition of stock or assets) any Person or business or division thereof;

                       (vii) change any accounting policies or practices or manage its working capital other than in the ordinary course of business in a manner consistent with past practices (without limiting the generality of the foregoing, neither WPZ nor any of WPZ's Subsidiaries or Partnerships will accelerate collection of receivables, delay the payment of payables or otherwise defer expenses or accelerate invoices, in either case as compared with WPZ's past practice);

                       (viii) settle or compromise any material federal, state, local or foreign income Tax liability;

                       (ix) except for the payment of professional fees, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of current or contractual liabilities in the ordinary course of business;

                       (x) amend or waive any of its rights under the Amendment Agreement;

                       (xi) hold any meeting of its stockholders except to the extent required by the request of the stockholders entitled to call a meeting under WPZ's Bylaws or the GCL or as contemplated by Section 3.5;

                       (xii) take any action that would result in a material violation of Law or cause a material breach of any material Contract or other commitment to which any WPZ Company is party;

                       (xiii) undertake any office closing or employee layoffs that could implicate the WARN Act;

                       (xiv) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied as of the Closing Date; or

                       (xv) agree in writing or otherwise to take any of the foregoing actions.

               (b) Parent hereby designates the two officers of Parent identified on Exhibit 7.1B attached hereto, or such other officers as Parent may designate from time to time upon written notice to WPZ ("Parent's Representatives"), to be responsible for determining whether consent to any action prohibited by Section 7.1(a) shall be given by Parent. WPZ hereby designates the two officers of WPZ identified on Exhibit 7.1B attached hereto, or such other officers as WPZ may designate upon written notice to Parent ("WPZ's Representatives"), to contact Parent's Representatives with any requests for consent to any action prohibited by Section 7.1(a).

        Section 7.2.   No Solicitation.

               (a) WPZ agrees that it shall not, after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage submission of proposals, offers or expressions of interest from any Person relating to any acquisition or purchase of all or a substantial portion of the assets of or any equity interest in (including by way of a tender offer), any WPZ Company or any investment in or merger, consolidation, recapitalization, share exchange, business combination or other similar transaction involving any WPZ Company (any of the foregoing proposals, offers or expressions of interest being referred to herein as an "Acquisition Proposal") or (ii) participate in any negotiations or discussions regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal or make any public announcement of any Acquisition Proposal or intention with respect thereto other than the transaction contemplated by this Agreement; provided, however, that prior to adoption of this Agreement by the Stockholders of WPZ at the Special Meeting, WPZ may participate in negotiations or discussions with, and provide nonpublic information to, any Person concerning an Acquisition Proposal submitted in writing by such Person to the Board of Directors of WPZ after the date of this Agreement if (A) such Acquisition Proposal was not solicited, initiated or encouraged in violation of this Agreement, (B) the Board of Directors of WPZ reasonably determines that such Acquisition Proposal is likely to result in a Superior Proposal, (C) the Board of Directors of WPZ has made a Fiduciary Determination to participate in negotiations or discussions with or provide nonpublic information to such Person, (D) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, WPZ received from such Person an executed confidentiality agreement with terms materially no less favorable to WPZ than those contained in the Confidentiality Agreement and (E) WPZ has complied with the terms of Section 7.2(b).

                 (b) WPZ shall notify Parent as promptly as practicable (and in any event within 48 hours) if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the Person making such Acquisition Proposal and the terms and conditions of such

Acquisition Proposal, and shall keep Parent promptly advised of all developments relating to such Acquisition Proposal. Without limiting the foregoing, at least two business days prior to participating in negotiations or discussions with or providing nonpublic information to any Person making such Acquisition Proposal, the Board of Directors of WPZ shall notify Merger Subsidiary of its intention to so negotiate, engage in discussions or provide information, and, thereafter the Board of Directors of WPZ shall negotiate in good faith with Merger Subsidiary with respect to any revised proposal to acquire the Shares that Merger Subsidiary may make as a counteroffer to such Acquisition Proposal. Upon receipt of any such counter offer, WPZ shall have the right, notwithstanding the provisions of Section 7.2(a), to notify the Person making such Acquisition Proposal of any counter offer that Merger Subsidiary may make prior to taking action in respect of such counter offer.

               (c) WPZ shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Subsidiary) conducted heretofore with respect to any Acquisition Proposal.

        Section 7.3.   Access to Information; Confidentiality Agreement.

               (a) Between the date of this Agreement and the Effective Time, WPZ will give Parent and its authorized representatives access during normal business hours to all offices and other facilities, personnel, accountants and to all books and records of the WPZ Companies, will permit Parent to make such inspections and to engage in such monitoring as it may reasonably request and will cause its officers and those of its Subsidiaries and Partnerships to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time be requested by Parent. Subject to Section 7.6 hereof, all such information shall be kept confidential by Parent in accordance with the Confidentiality Agreement, except that Parent may disclose any information as it may determine is necessary or prudent in connection with its financing.

               (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.


        Section 7.4. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel (which in the case of WPZ shall be a Fiduciary Determination), each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement, including, in the case of Parent and Merger Subsidiary, exercising all reasonable commercial efforts to satisfy the financing condition set forth in Section 8.3(e). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. WPZ and Parent will execute any additional instruments necessary to consummate the transactions contemplated hereby.

        Section 7.5. Consents. WPZ and Parent each will use its reasonable commercial efforts to obtain consents of all third parties and governmental authorities necessary for such party to consummate the transactions contemplated by this Agreement.

        Section 7.6. Public Announcements. The parties hereto have agreed upon the text of their respective press releases announcing, among other things, the execution of this Agreement, which press releases shall be disseminated promptly following the execution hereof. WPZ and Parent will consult with each other before issuing any additional press releases or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

        Section 7.7.   Indemnification; Insurance.

               (a) From and after the consummation of the Merger and for six years thereafter, the Surviving Corporation shall cause WPZ and its wholly-owned Subsidiaries to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors and officers of WPZ and such Subsidiaries (collectively, the "Indemnified Parties") on terms no less favorable than those provided in the certificates of incorporation and bylaws of such entities on the date of this Agreement with respect to matters occurring prior to the Effective Time, subject to any limitations provided by applicable Law; provided that, as a condition to any advancement or reimbursement of expenses hereunder or thereunder, the Indemnified Party shall agree in writing to promptly repay to the Surviving Corporation the amount of any such advance or reimbursement if it shall be judicially determined by judgment or order of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation in connection with such matter. To the extent consistent with the foregoing, the Surviving Corporation shall cause each of WPZ and its Subsidiaries (or any of their successors) to perform all of their respective obligations under those Indemnification Agreements listed on Exhibit
7.7 attached hereto. Parent acknowledges that all directors, officers and employees of Subsidiaries of WPZ that are not wholly-owned Subsidiaries who are also directors, officers or employees of WPZ are serving in their capacities at such Subsidiaries at the direction and request of WPZ.

               (b) The Surviving Corporation shall cause to be maintained in effect from the consummation of the Merger and for six years thereafter the current policies (other than the excess liability policy procured in March 2001) for directors' and officers' liability insurance maintained by WPZ for the benefit of the Indemnified Parties (copies of which have been provided to Parent and have not been subsequently modified or amended) for those Indemnified Parties that are currently covered by such policies, including coverage with respect to claims arising from facts or events that occurred at or prior to the consummation of the Merger (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less advantageous), with respect to matters occurring prior to the Effective Time, to the extent such insurance is available to Parent in the market; provided that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by WPZ as of the date hereof for such insurance, then the Surviving Corporation shall provide a policy with the best coverage as shall then be available at 200% of such rate.

               (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 7.7.

               (d) The obligations of WPZ and Parent under this Section 7.7 shall not be terminated, modified or assigned in such a manner so as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 7.7).

        Section 7.8. Notification of Certain Matters. WPZ shall give prompt notice to Parent, and (in the case of clauses (a), (d) and (e) of this Section
7.8 only) Parent and Merger Subsidiary shall give prompt notice to WPZ, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty of such party contained in this Agreement or the other agreements contemplated hereby to be untrue at any time from the date of this Agreement to the Closing Date, (b) any Material Adverse Effect with respect to the WPZ Companies, taken as a whole, or any event, change, occurrence, effect, fact, condition, development or circumstance or series of events, changes, occurrences, effects, facts, conditions, developments or circumstances that could reasonably be expected to result in a Material Adverse Effect with respect to the WPZ Companies, taken as a whole, (c) any material claims, actions, proceedings, litigation or governmental investigations commenced or, to its Knowledge, threatened, involving or affecting WPZ or any of its Subsidiaries or any of their material property or assets or the transactions contemplated hereby which is likely to have a Material Adverse Effect on the WPZ Companies, taken as a whole, (d) any failure of WPZ or Parent or of any officer, director, employee or agent thereof to comply in all material respects with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder or (e) any written notice which Parent has received from its bank financing sources to the effect that the condition set forth in Section 8.3(e) will not to be satisfied. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of WPZ and Parent shall give prompt notice to the other party of any notice or other communication from any third party or Governmental Authority alleging that the consent of such third party or Governmental Authority is or may be required in connection with the transactions contemplated by this Agreement.

        Section 7.9. Resignations. Prior to the Effective Time, WPZ shall request and obtain written resignations of all of the directors and officers of the WPZ Companies effective as of the Effective Time.

        Section 7.10. Financial Statements. During the period prior to the Closing Date, WPZ shall provide Parent and Merger Subsidiary as promptly as practicable (i) (and in any event within twenty (20) days following the end of such month) with a copy of an unaudited consolidated balance sheet for each of the months ended prior to the Closing Date (commencing with the month ended March 31, 2001), and the related consolidated statements of earnings, stockholders' equity and cash flows for the month then ended, and (ii) (and in any event within thirty (30) days following the end of such month) with a copy of the unaudited consolidated balance sheet of WPZ and its Subsidiaries as of March 30, 2001 and June 30, 2001, in each case for the three month period then ended, together with the related consolidated statements of earnings, stockholders' equity and cash flows for such three month period.



                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

        Section 8.1. Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at the Effective Time of the following conditions precedent:

               (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of Shares (and any other security holders entitled to vote thereon) as required under the GCL;

               (b) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any Governmental Authority which prohibits the consummation of the Merger or is reasonably likely to cause any of the transactions contemplated hereby to be rescinded; and

               (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, all applicable requirements of the Exchange Act shall have been satisfied and any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made.

        Section 8.2. Conditions Precedent to Obligations of WPZ. The obligations of WPZ to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions precedent:

               (a) the representations and warranties of Parent and Merger Subsidiary contained herein, ignoring for purposes of satisfying this condition any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct when made and at and as of the Closing with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a specified earlier date, in which event such representations and warranties must be true and correct as of such specified date), except where the failure to be so true and correct is not individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the WPZ Companies, taken as a whole, or the ability of WPZ or Parent to consummate the Merger; and

               (b) Parent and Merger Subsidiary shall have performed all obligations and complied with all covenants necessary to be performed or complied with by them on or before the consummation of the Merger.

        Section 8.3. Conditions Precedent to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions precedent:

               (a) the representations and warranties of WPZ contained herein, ignoring for purposes of considering satisfaction of this condition any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct when made and at and as of the Closing with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a specified earlier date, in which event such representations and warranties must be true and correct as of such specified date), except where the failure to be so true and correct is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the WPZ Companies, taken as a whole, Parent, or their respective abilities to consummate the Merger; and

               (b) each of the representations and warranties of WPZ contained in Sections 6.2, 6.15, 6.16 and 6.20 shall be true and correct when made and at and as of the Closing with the same force and effect as if those representations and warranties had been made at and as of such time.

               (c) WPZ shall have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the consummation of the Merger.

               (d) Since December 31, 2000, there shall have been no Material Adverse Effect with respect to the WPZ Companies, taken as a whole, or any event, change, occurrence, effect, fact circumstance or condition which could reasonably be expected to have a Material Adverse Effect with respect to the WPZ Companies, taken as a whole.

               (e) Parent and Merger Subsidiary shall have obtained the financing proceeds contemplated by the Commitment Letters on the terms and conditions set forth in the Commitment Letters and the term sheets and schedules attached thereto or if such financing cannot be effected without modification of the terms and conditions, on terms which are not materially less favorable to Parent and Merger Subsidiary.

               (f) WPZ shall have received a payoff letter from Bank of America, N.A., in the form annexed as Exhibit 8.3(n) hereto, and shall have received releases of all liens, claims, encumbrances or security interests with respect to any Funded Debt being repaid or refinanced on or prior to the Effective Time; (it being understood that all indebtedness under that certain Amended and Restated Loan Agreement dated as of March 30, 2000, by and among WPZ, those certain financial institutions whose names appear on the signature page thereof and Bank of America, N.A., as Administrative Agent (the "Credit Agreement") will be repaid with the proceeds of Parent's financing in connection with the Closing).

               (g)     [INTENTIONALLY LEFT BLANK].

               (h) Parent and Merger Subsidiary shall have received from Swidler Berlin Shereff Friedman, LLP, counsel for the WPZ Companies, an opinion with respect to the matters set forth in Exhibit 8.3(h) attached hereto, which shall be addressed to Parent and Merger Subsidiary, dated as of the Closing Date.

               (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) materially restricts, prevents or prohibits consummation of the Merger or results in the obligation to pay damages as a result of or in connection with the transactions contemplated by this Agreement in amounts that could have a Material Adverse Effect on Parent, (ii) prohibits or limits materially the ownership or operation by Parent, Merger Subsidiary or any of their Subsidiaries of all or any material portion of the business or assets of WPZ and its Subsidiaries taken as a whole or compels Parent, Merger Subsidiary, or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of WPZ or any of its Subsidiaries, (iii) imposes material limitations on the ability of Parent, Merger Subsidiary or any other Subsidiary of Parent to acquire or hold, or to exercise effectively full rights of ownership of, any Shares, or (iv) requires divestitures by Parent, Merger Subsidiary or any other affiliate of Parent of any Shares.

               (j) WPZ shall not have received notice that Dissenting Shareholders hold more than 15% of each class of capital stock entitled to approve the Merger.

               (k) Parent and Merger Subsidiary shall have received a certificate, substantially in the form of Exhibit 8.3(k) attached hereto, of an officer of WPZ, dated the Closing Date, certifying as to the satisfaction of the conditions specified in Sections 8.3(a)-(d), (f), (i), (j), (l) and (n).

               (l) WPZ Expenses for which WPZ is liable shall not exceed $4,500,000 in the aggregate.

               (m) WPZ shall have delivered copies of the resolutions adopted by WPZ's Board of Directors as required by Sections 3.6 and 4.5, along with a certification of an officer of WPZ that such resolutions are true, correct and complete and are in full force and effect as of the Closing.

               (n) All of the following shall have occurred:

                       (i) the Convertible Debentures shall have been redeemed, effective as of the Closing, for an amount of cash equal to 109% of the principal amount thereof plus accrued but unpaid interest, which redemption shall be funded out of the proceeds of the Parent's financing;

                       (ii) the Other Options issued with respect to the Debentures (or one or more affidavits of loss) shall have been surrendered to WPZ for cancellation and canceled without additional consideration;

                       (iii) WPZ shall have obtained a full and unconditional and enforceable release covering any and all Claims (as defined in Section 12 of the Amendment Agreement) that exist or that in the future may exist, including without limitation, with respect to the Convertible Debentures, the Other Options issued with respect to the Debentures, that certain Amendment Agreement dated as of April 26, 2001 by and among WPZ, Halifax Fund, L.P., Elliott Associates, L.P., and Elliott International, L.P. (the "Amendment Agreement") or the Transaction Documents (subject to the exceptions set forth in Sections 12(a)(z) and 12(c) of the Amendment Agreement);

                       (iv) the holders of the Convertible Debentures shall have received an opinion from an independent counsel or a payoff letter from WPZ's senior lender, in either case satisfying the requirements of Section 1(b)(iii) of the Amendment Agreement;

                       (v)    either (x) the Claim Conditions (as defined in
Section 12 of the Amendment Agreement) shall not have been satisfied at any time on or before the Redemption Closing (as defined in Section 1(j) of the Amendment Agreement) or (y) the Claim Conditions are satisfied, but no litigation shall have been commenced (other than litigation that has been finally settled in a manner acceptable to Parent and dismissed by stipulation or otherwise with prejudice) prior to the Redemption Closing thereof and no notice is given of any Claims (as defined in Section 12 of the Amendment Agreement) pursuant to the terms of Section 12(a) (subject to the exceptions set forth in Sections 12(a)(z) and 12(c) of the Amendment Agreement); and

                       (vi) there shall have been no reset of the conversion price of the Convertible Debentures to a price below $3.875.

                                   ARTICLE IX
                         TERMINATION; AMENDMENT; WAIVER

        Section 9.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the respective shareholders of Parent and Merger Subsidiary, but prior to the Effective Time:

               (a) by mutual written consent of Parent and WPZ;

               (b) by Parent or WPZ, if the Effective Time shall not have occurred on or before August 21, 2001 (the "Termination Date");

               (c) by either Parent or WPZ, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 8.2(a) and 8.2(b) (in the case of a breach by Parent) or Sections 8.3(a) through (d), (f), (i), (j), (l),
(m) and (n) (in the case of a breach by WPZ), and in any such case such breach or failure of condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach;

               (d) by (i) Parent, upon the occurrence of an event, condition or circumstance that does not constitute a breach of a representation, warranty, covenant or obligation contained in this Agreement but results in any condition set forth in Section 8.1(c) or 8.3 being incapable of being satisfied, or (ii) WPZ, upon the occurrence of an event, condition or circumstance that does not constitute a breach of a representation, warranty, covenant or obligation contained in this Agreement but results in any condition set forth in Section
8.2 being incapable of being satisfied or the inability of Parent to satisfy the condition set forth in Section 8.3(e). Parent shall have thirty (30) days to cure such condition under Section 8.3(e), but only to the extent such condition is capable of being cured;

               (e) by Parent, if the Board of Directors of WPZ should fail to make a Company Recommendation to vote in favor of the approval of the Merger and this Agreement, or such Company Recommendation shall have been made and subsequently withdrawn, modified or amended in any manner adverse to Parent (it being understood that taking no position or remaining neutral (a "Neutral Statement") with respect to, or making a recommendation in favor of a tender or exchange offer from a third party, in a filing made pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall constitute an adverse modification of the Company Recommendation of the Merger);

               (f) by Parent, if (i) any other entity, Person or group consummates a tender offer pursuant to which such Person, entity or group becomes the beneficial owner of 50% or more of the then outstanding shares of WPZ Common Stock, or (ii) the Special Meeting has not been convened prior to the day before the Termination Date and the failure to convene the Special Meeting was not the fault of Parent;

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




               (g) by Parent or WPZ, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (h) by Parent or WPZ, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption of this Agreement by the WPZ stockholders at the Special Meeting or any adjournment or postponement thereof; or

               (i) by WPZ two business days after giving the Parent written notice that a Fiduciary Determination has been made to terminate this Agreement so that WPZ may enter into an agreement with respect to a Superior Proposal, if but only if (i) WPZ complies with the requirements of Section 9.3 and Section 10.9, and (ii) WPZ has not theretofore entered into any agreement with the Person making such Superior Proposal other than the confidentiality agreement contemplated by Section 7.2(a).

The party desiring to terminate this Agreement pursuant to clause (b) through
(i) of this Section 9.1 shall give written notice to the other party in accordance with Section 10.3, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything to the contrary herein, the right to terminate this Agreement under Sections 9.1(b), (c), (d) or (h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the condition to be satisfied.

        Section 9.2. Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party or its directors, officers or shareholders, except as provided under the provisions of this Section 9.2, Section 9.3 and Article X; provided that nothing contained in this Section 9.2 shall relieve any party from any liability to the other party for any intentional breach of this Agreement prior to or as of the date of such termination.

        Section 9.3.   Termination Fees.

               (a) If this Agreement shall have been terminated pursuant to
Section 9.1(e), Section 9.1(f)(i), or Section 9.1(i) then WPZ shall promptly, but in no event later than two business days after the termination of this Agreement (or in the event of a termination pursuant to Section 9.1(i), on the date of termination), pay Parent an amount equal to $9,200,000 (the "Break-up Fee") plus all Expenses pursuant to Section 10.9(c), subject to the limitation on amount set forth therein. Payment of any amounts pursuant to this Section 9.3(a) shall be made as directed by Parent, by wire transfer in immediately available funds promptly, but in no event later than two business days following such termination (provided that in the event of a termination pursuant to Section 9.1(i), such payment shall be made on the date of termination).

               (b) If this Agreement shall have been terminated pursuant to
Section 9.1(c) or Section 9.1(f)(ii) or Section 9.1(h), WPZ shall (i) promptly, but in no event later than two business days after the termination of this Agreement, pay the Expenses pursuant to Section 10.9 subject to the applicable limitations or amounts set forth therein as directed by Parent, by wire transfer in immediately available funds, except that WPZ shall not be required to pay Expenses in the event of termination of this Agreement pursuant to Section 9.1(c) that arises solely from a failure of Section 4.7 or 8.3(n), and (ii) if within six (6) months following the date of such termination, (A) WPZ enters into a written agreement (other than a confidentiality agreement) with respect to a merger, consolidation, business combination or other similar transaction involving WPZ or a substantial portion of its assets (an "Alternative Acquisition"), or (B) any third party (other than an Affiliate of Parent or Merger Subsidiary) acquires 50% or more of the then outstanding Shares from WPZ or pursuant to a tender offer made to all shareholders (a "Stock Purchase") then WPZ shall, upon the closing of such Alternative Acquisition or Stock Purchase, pay Parent the Break-up Fee and all Expenses not previously paid or reimbursed by Parent, as directed by Parent, by wire transfer in immediately available funds.

               (c) The payment of any Break-up Fee and/or Expenses pursuant to Sections 9.3 or 10.9 shall be compensation for the loss suffered by Parent as the result of the failure of the Merger to be consummated.

        Section 9.4. Amendment. Subject to applicable law, this Agreement may be amended by action taken by the parties hereto at any time before or after approval of the Merger by the stockholders of WPZ. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.5. Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Subsidiary on the one hand, and WPZ on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                                  MISCELLANEOUS

        Section 10.1. Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

        Section 10.2. Entire Agreement; Assignment. This Agreement and other agreements or letters signed as of the date hereof (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.3(b) hereof, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Parent or Merger Subsidiary may assign its rights hereunder to any Person controlled by or under common control with the Parent provided, however, that no such assignment shall relieve Parent of its liabilities under this Agreement.

        Section 10.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being entrusted to an overnight courier for delivery or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

               if to WorldPages.com, Inc.:

                       WorldPages.com, Inc.
                       6801 Gaylord Parkway
                       Suite 300
                       Frisco, Texas 75034
                       Attention:     Michael Pruss
                                      George Anderson
                       Fax:  (972) 731-6699

               with a copy to:

                       Swidler Berlin Shereff Friedman, LLP
                       The Chrysler Building
                       405 Lexington Avenue
                       New York, New York 10174
                       Attention:     Richard A. Goldberg, Esq.
                       Fax:  (212) 891-9598

               if to either Parent or Merger Subsidiary:

                       c/o TransWestern Publishing Company, L.L.C.
                       8344 Clairemont Mesa Blvd.
                       San Diego, California 92111
                       Attention:     Laurence H. Bloch
                                      Ricardo Puente

                       Fax:  (858) 292-4125

              with a copy to:

                       Thomas H. Lee Company
                       75 State Street
                       Boston, Massachusetts 02109
                       Attention:     C. Hunter Boll
                                      Scott A. Schoen
                       Fax:  (617) 227-3514

                       Kirkland & Ellis
                       200 East Randolph Drive
                       Chicago, Illinois 60601
                       Attention:     William S. Kirsch, P.C.
                       Fax:  (312) 861-2200

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        Section 10.4. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

        Section 10.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 10.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each entity that is a party hereto, and nothing in this Agreement; express or implied, is intended to or shall confer upon any Person not a party hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in
Section 7.8.

        Section 10.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 10.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 10.9. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if (a) this Agreement is terminated pursuant to Section 9.1(c) as a result of an intentional breach by WPZ, then all Expenses not to exceed $5,500,000 in the aggregate shall be promptly paid in cash by WPZ upon delivery of invoices with respect thereto by Parent; (b) this Agreement is terminated pursuant to Section 9.1(f)(ii) or 9.1(h) then 50% of all Expenses not to exceed $1,750,000 in the aggregate shall be promptly paid in cash by WPZ upon delivery of invoices with respect thereto; or (c) Parent is entitled to the Break-up Fee pursuant to Section 9.3, then all Expenses not to exceed $5,500,000 in the aggregate shall be promptly paid in cash by WPZ upon delivery of invoices with respect thereto by Parent.

        Section 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and Year first above written.



                                         TRANSWESTERN PUBLISHING COMPANY LLC



                                         By: /s/ Ricardo Puente
                                            -----------------------------------
                                            Name: Ricardo Puente
                                            Title: CEO
                                         WORLDPAGES MERGER SUBSIDIARY, INC.



                                         By: /s/ Ricardo Puente
                                            -----------------------------------
                                            Name: Ricardo Puente
                                            Title: CEO
                                         WORLDPAGES.COM, INC.



                                         By: /s/ Michael A. Pruss
                                            -----------------------------------
                                            Name: Michael A. Pruss
                                            Title: CFO, Vice President
                                                   and Secretary

                                   APPENDIX C


MORGAN STANLEY DEAN WITTER
                                                                   CHASE TOWER
                                                          600 TRAWS. SUnE 3700
                                                          HOUSTON, TEXAS 77002
                                                                (713) 512-4400


                                                                April 24, 2001

Board of Directors
WorldPages.com, Inc.
6801 Gaylord Parkway, Suite 300
Frisco, Texas 75034

Members of the Board:

We understand that WorldPages.com, Inc. ("WorldPages" or the "Company"), WorldPages Merger Subsidiary, Inc. ("Merger Subsidiary") and TransWestem Publishing Company LLC ("TransWestern") propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated April 24, 2001 (the "Merger Agreement"), which provides for, among other things, the merger of Merger Subsidiary with and into WorldPages with WorldPages becoming a wholly-owned subsidiary of TransWestern (the "Merger"). Pursuant to the Merger, each share of common stock, par value $0.0001 per share, of WorldPages ("Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger other than shares held in treasury or held by TransWestem or Merger Subsidiary or as to which dissenters' rights have been perfected, will be converted into the right to receive cash consideration of $3.00 (the "Purchase Price"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Purchase Price to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other business and financial information of WorldPages;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning WorldPages prepared by the management of WorldPages;

         (iii) reviewed certain financial forecasts prepared by the management of WorldPages;

         (iv) discussed the past and current operations and financial condition and the prospects of WorldPages with senior executives of WorldPages;

         (v) reviewed the reported prices and trading activity for the Common Stock;

         (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publiclytraded companies and their securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii) participated in discussions and negotiations among representatives of WorldPages, TransWestern and certain other parties and their financial and legal advisors;

         (ix)     reviewed the Merger Agreement and certain related documents;

         (x) reviewed certain documents and discussed certain matters with respect to certain claims of holders of WorldPages' convertible securities (the "Claim") with senior executives of WorldPages and WorldPages' legal counsel; and

         (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by WorldPages for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of WorldPages. We have also assumed that the Claim has been resolved by agreement among the parties involved in accordance with the terms disclosed to us by senior executives of WorldPages. We have not made any independent valuation or appraisal of the assets or liabilities of WorldPages, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of WorldPages in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of WorldPages only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger.

We are expressing no opinion herein as to the price at which Common Stock will trade at any time. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Purchase Price to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                            Very truly yours,

                                            MORGAN STANLEY & CO. INCORPORATED

                                            By: /s/  John C. Shepherd
                                                ------------------------------
                                                John C. Shepherd
                                                Principal

                                   APPENDIX D

                           SECTION 262 OF THE DELAWARE
                             GENERAL CORPORATION LAW

         APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           (a) Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           (b) Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           (c) Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           (d) Any combination of the shares of stock,
                  depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                           (c) Any corporation may provide in its certificate of
                  incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                           (d) Appraisal rights shall be perfected as follows:
                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                           (e) Within 120 days after the effective date of the
                  merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                           (f) Upon the filing of any such petition by a
                  stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                           (g) At the hearing on such petition, the Court shall
                  determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

                           (h) After determining the stockholders entitled to an
                  appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this page 61
                  section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                           (i) the Court shall direct the payment of the fair
                  value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                           (j) The costs of the proceeding may be determined by
                  the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

                           (k) From and after the effective date of the merger
                  or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                          (l) The shares of the surviving or resulting
                  corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. `98. Eff. 7-1-98.)

                                                                         page 62